    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                            STAR GAS PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      5984                 06-1437793
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
      JURISDICTION            CLASSIFICATION CODE)     IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

          2187 ATLANTIC STREET                   JOSEPH P. CAVANAUGH, PRESIDENT
            P.O. BOX 120011                           STAR GAS CORPORATION
    STAMFORD, CONNECTICUT 06912-0011                  2187 ATLANTIC STREET
             (203) 328-7300                             P.O. BOX 120011
    (ADDRESS, INCLUDING ZIP CODE, AND           STAMFORD, CONNECTICUT 06912-0011
TELEPHONE NUMBER, INCLUDING AREA CODE, OF               (203) 328-7300
REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES) (NAME, ADDRESS, INCLUDING ZIP CODE,AND
                                                  TELEPHONE NUMBER, INCLUDING
                                                         AREA CODE, OF
                                                       AGENT FOR SERVICE)

                                   COPIES TO:
 ANDREWS & KURTH L.L.P.     PHILLIPS NIZER BENJAMIN      LATHAM & WATKINS
    805 THIRD AVENUE           KRIM & BALLON LLP         885 THIRD AVENUE
NEW YORK, NEW YORK 10022       666 FIFTH AVENUE,        NEW YORK, NEW YORK
     (212) 850-2800               28TH FLOOR                10022-4802
     ATTN: MICHAEL          NEW YORK, NEW YORK 10103      (212) 906-1200
   ROSENWASSER, ESQ.            (212) 977-9700            ATTN: ROBERT A.
                            ATTN: ALAN SHAPIRO, ESQ.       ZUCCARO, ESQ.



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [_]     .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]     .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                              PROPOSED
                                AMOUNT        MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE AGGREGATE OFFERING    AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER UNIT(2)      PRICE(1)(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common Units represent-
 ing
 limited partner inter-
 ests.................         7,820,000      $19.375        $151,512,500        $42,121
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Includes Common Units which may be purchased by the underwriters pursuant to an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS   SUBJECT TO COMPLETION, DATED DECEMBER 3, 1998

                             6,800,000 COMMON UNITS

                            STAR GAS PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS

                                  -----------
  We are offering Common Units representing limited partner interests through this prospectus. This offering of Common Units is made in connection with and conditioned upon our acquisition of Petroleum Heat and Power Co., Inc., referred to in this prospectus as "Petro." We are the eighth largest retail distributor of propane and, upon our acquisition of Petro, will be the largest retail distributor of home heating oil in the United States.

  We intend, to the extent we have sufficient cash available from operations, to distribute to each holder of Common Units a distribution of at least $0.575 per Common Unit per quarter, which is the Minimum Quarterly Distribution, or $2.30 per Common Unit on a yearly basis. Our general partner has broad discretion in making cash disbursements and establishing reserves. During the subordination period, which generally will not end prior to July 1, 2002, we will make that Minimum Quarterly Distribution to holders of Common Units before any distributions will be made on our subordinated partnership interests.

  The Common Units are listed on the New York Stock Exchange under the symbol "SGU." The last reported sale price of Common Units on the NYSE on December 2, 1998 was $19.00 per Common Unit.

  YOU SHOULD READ "RISK FACTORS" BEGINNING ON PAGE 33 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS RELATING TO AN INVESTMENT IN THE COMMON UNITS. THESE RISKS INCLUDE:

  . Propane and home heating oil sales are affected by weather patterns, product prices and competition, including competition from other energy sources.

                             (Additional risk factors are summarized on page 2.)

                                  -----------
  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Per Common Unit Total
Public Offering Price....................................       $          $
Underwriting Discounts and Commissions...................       $          $
Proceeds to Partnership..................................       $          $

  The underwriters may also purchase up to an additional 1,020,000 Common Units on the same terms set forth above within 30 days from the date of this prospectus to cover over-allotments, if any. The underwriters are offering the Common Units subject to various conditions and may reject all or part of any order.
                                  -----------
PAINEWEBBER INCORPORATED
       CIBC OPPENHEIMER
              DONALDSON, LUFKIN & JENRETTE
                     A.G. EDWARDS & SONS, INC.
                             LEHMAN BROTHERS
                                     PRUDENTIAL SECURITIES INCORPORATED
                                            DAIN RAUSCHER WESSELS
                                            a division of Dain Rauscher
                                            Incorporated
                                  -----------
                   THE DATE OF THIS PROSPECTUS IS      , 1999

  . Cash distributions are not guaranteed and will depend on our future operating performance.

  . Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses) and the success of our acquisition of Petro will depend upon our ability to, among other things, continue to: (1) make acquisitions of home heating oil businesses at attractive prices; (2) reduce the home heating oil customer attrition rate; and (3) improve the per gallon margin on the distribution of home heating oil.

  . Because the propane and home heating oil industries are both mature, acquisitions are our principal means of growth. There can be no assurance that we will continue to identify attractive acquisition candidates or that we will be able to make acquisitions on economically acceptable terms.

  . We will be significantly leveraged with indebtedness that is substantial in relation to our partners' equity.

  . Conflicts of interest may arise between (1) our general partner and its affiliates and (2) the holders of Common Units.

  . The federal income tax benefits of your investment in Common Units largely depends on our classification as a partnership for that purpose.

                           FORWARD-LOOKING STATEMENTS

  Many of the statements contained in this prospectus, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations and statements made under "Cash Available for Distribution" are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as "anticipate," "continue," "expect," "may," "will," "estimate," "believe" or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

  .  the effect of weather conditions on our financial performance;

  .  our ability to obtain new customers and retain existing customers;

  .  the price and supply of propane and home heating oil;

  . our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

  .  the effect of national and regional economic conditions;

  .  the condition of the capital markets in the U.S.; and

  . the political and economic stability of the oil producing regions of the world.

  When considering forward-looking statements, you should keep in mind the risk factors referred to in this prospectus. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

  You should consider the above information when reading any forward-looking statement in:

  .  this prospectus; or

  .  documents incorporated by reference in this prospectus.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS............   3
GUIDE TO READING THIS PROSPECTUS......   6
PROSPECTUS SUMMARY....................   7
  The Business........................   7
  Summary Selected Historical
   Financial and Operating Data--
   Propane Operations.................  15
  Summary Selected Historical
   Financial and Operating Data--Home
   Heating Oil Operations.............  16
  Summary Selected Unaudited Pro Forma
   Condensed Consolidated Financial
   Information........................  18
  The Offering........................  19
  Risk Factors........................  24
  Cash Available for Distribution.....  29
  Summary of Tax Considerations.......  30
RISK FACTORS..........................  33
  Risks Inherent in Our Businesses....  33
  Risks Arising Out of the
   Transaction........................  37
  Risks Inherent in an Investment in
   the Partnership....................  38
  Conflicts of Interest and Fiduciary
   Responsibility.....................  40
  Tax Risks to Common Unitholders.....  41
THE TRANSACTION.......................  45
  Outstanding Partnership Units.......  46
USES OF FUNDS FROM THIS OFFERING AND
 THE DEBT OFFERING....................  47
CAPITALIZATION........................  48
PARTNERSHIP STRUCTURE AND MANAGEMENT
 FOLLOWING THE TRANSACTION............  49
PRICE RANGE OF COMMON UNITS AND
 DISTRIBUTIONS........................  52
CASH DISTRIBUTION POLICY..............  53
  General.............................  53
  Quarterly Distributions of Available
   Cash...............................  53
  Distributions of Available Cash from
   Operating Surplus During the
   Subordination Period...............  54
  Distributions of Available Cash from
   Operating Surplus After the
   Subordination Period...............  55
  Incentive Distributions During the
   Subordination Period...............  55

  Incentive Distributions After the
   Subordination Period..............  56
  Distributions from Capital
   Surplus...........................  56
  Limitation on Distributions on
   Subordinated Interests............  57
  Adjustment of Minimum Quarterly
   Distribution and Target
   Distribution Levels...............  58
  Issuance of Additional Senior
   Subordinated Units................  58
  Distributions of Cash upon
   Liquidation During the
   Subordination Period..............  59
  Distributions of Cash upon
   Liquidation After the
   Subordination Period..............  61
  Cash Available for Distribution....  62
BUSINESS.............................  63
  General............................  63
  Industry Characteristics...........  63
  Competitive Strengths..............  64
  Business Strategy..................  65
  Propane............................  65
  Home Heating Oil...................  69
  Other..............................  73
MANAGEMENT...........................  76
  Partnership Management.............  76
  Reimbursement of Expenses of the
   General Partner...................  79
BENEFICIAL OWNERSHIP OF PRINCIPAL
 UNITHOLDERS AND MANAGEMENT..........  80
CONFLICTS OF INTEREST AND FIDUCIARY
 RESPONSIBILITY......................  81
  Conflicts of Interest..............  81
  Fiduciary Duties of the General
   Partner...........................  83
DESCRIPTION OF THE COMMON UNITS......  85
  The Units..........................  85
  Transfer Agent and Registrar.......  85
  Transfer of Units..................  85
THE PARTNERSHIP AGREEMENT............  87
  Organization and Duration..........  87
  Purpose............................  87
  Power of Attorney..................  87
  Restrictions on Authority of the
   General Partner with Respect to
   Extraordinary Transactions; Lack
   of Dissenters' Rights.............  88

  Withdrawal or Removal of the General
   Partner; Approval of Successor
   General Partner....................  88
  Transfer of General Partner
   Interest...........................  89
  Reimbursement for Services..........  89
  Status as Limited Partner or
   Assignee...........................  90
  Non-citizen Assignees; Redemption...  90
  Issuance of Additional Securities...  90
  Limited Call Right..................  91
  Amendment of Partnership Agreement..  91
  Meetings; Voting....................  93
  Indemnification.....................  94
  Limited Liability...................  94
  Books and Reports...................  95
  Right to Inspect Partnership Books
   and Records........................  96
  Termination and Dissolution.........  96
  Liquidation and Distribution of
   Proceeds...........................  96
  Registration Rights.................  96
  DESCRIPTION OF CERTAIN
   INDEBTEDNESS.......................  97
  Senior Subordinated Notes Due 2009..  97
  Existing Indebtedness...............  97
  UNITS ELIGIBLE FOR FUTURE SALE...... 100
  CERTAIN FEDERAL INCOME TAX
   CONSIDERATIONS..................... 102
  Legal Opinions and Advice........... 102
  Partnership Status.................. 103
  Tax Treatment of Unitholders........ 104
  Tax-Exempt Organizations and Certain
   Other Investors.................... 108



   Tax Treatment of Operations.......  109
   Administrative Matters............  111
 Disposition of Units................  113
 State and Local Tax Considerations..  116
 INVESTMENT IN THE PARTNERSHIP BY
  EMPLOYEE BENEFIT PLANS AND
  INDIVIDUAL RETIREMENT ACCOUNTS.....  118
 UNDERWRITING........................  119
 VALIDITY OF COMMON UNITS............  120
 EXPERTS.............................  120
 WHERE YOU CAN FIND MORE
  INFORMATION........................  121
 INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE.......................  121
 UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL
  INFORMATION........................  122
   Pro Forma Condensed Consolidated
    Balance Sheet (Unaudited)........  123
   Pro Forma Condensed Consolidated
    Statement of Operations
    (Unaudited)......................  124
 STATEMENT OF OPERATIONS.............  125
 ANNEX A--APPLICATION FOR TRANSFER OF
  COMMON UNITS.......................  A-1
 ANNEX B--GLOSSARY OF TERMS..........  B-1
 ANNEX C--PARTNERSHIP AGREEMENT......  C-1
 ANNEX D--PRO FORMA AVAILABLE CASH
  FROM OPERATING SURPLUS.............  D-1

                        GUIDE TO READING THIS PROSPECTUS

  The following should help you understand some of the conventions and defined terms used in this prospectus:

 .  Throughout this prospectus, we refer to ourselves, Star Gas Partners, L.P., as "we," "us" or "the Partnership." Generally we refer to ourselves as "we" or "us" when discussing operations (such as "We are the eighth largest retail distributor of propane............''), and as ""the Partnership'' when discussing our entity or its structure (such as ""The Partnership conducts its operations through the Operating Partnership...'').

 . When we refer to a fiscal year, we are referring to the Partnership's fiscal year that ends September 30. Historically, Petro has operated on a calendar year basis.

 .  Except as the context otherwise requires, references to:

     (1) the "Transaction" refer to our proposed acquisition of Petro and certain related transactions including this offering;

     (2) our operations prior to the consummation of the Transaction include the operations of Star Gas Propane, L.P., referred to in this prospectus as the "Operating Partnership" and its subsidiary); and

     (3) our operations from the time of consummation of the Transaction include all of the operations cited above together with Petro's home heating oil operations.

 . This prospectus generally treats Petro's home heating oil operations as if they had historically been owned and operated by the Partnership. Prior to the Transaction, the home heating oil business and operations referred to in this prospectus were owned and operated by Petro which was the parent of our general partner. Following the Transaction, the home heating oil business and operations will be operated by Petro (which will then be our wholly-owned subsidiary), Petro's immediate parent corporation, Petro Holdings, Inc., referred to in this prospectus as "Petro Holdings," and Petro's wholly-owned subsidiaries.

 .  As part of the Transaction, we will have a new general partner, Star Gas
   LLC. References to the "General Partner" generally refer to Star Gas LLC unless the context refers to the period prior to the Transaction, in which case we are referring to Star Gas Corporation.

 . For ease of reference, a Glossary of certain terms used in this prospectus is included as Annex B to this prospectus. Capitalized terms not otherwise defined herein have the meanings given in the Glossary.

 . Unless otherwise specified, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                               PROSPECTUS SUMMARY

  This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, financial statements, annexes and all information incorporated by reference.

                                  THE BUSINESS

GENERAL

  We are the eighth largest retail distributor of propane and, upon our acquisition of Petro, will be the largest retail distributor of home heating oil in the United States. Our propane operations serve approximately 166,000 customers in the Midwest and Northeast regions, and the home heating oil operations the Partnership is acquiring serve approximately 340,000 customers in the Northeast and Mid-Atlantic regions. On a pro forma basis for the twelve months ended September 30, 1998, giving effect to the Transaction and the acquisitions made in fiscal 1998, we had $568.8 million in revenues and $50.9 million in EBITDA, which is defined later in this prospectus, on propane sales volume of 103.4 million gallons and home heating oil sales volume of 354.1 million gallons. If certain non-recurring restructuring, corporate identity and Transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $55.2 million.

 Propane Operations

  We are the eighth largest retail propane distributor in the United States. We are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  For the fiscal year ended September 30, 1998, on a pro forma basis giving effect to acquisitions in fiscal 1998, our propane operations had EBITDA of $20.2 million on sales of $116.1 million. Approximately 80% of these sales (by volume of gallons sold) were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are the largest retail home heating oil distributor in the United States and a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of request. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operation into three profit centers which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce operating costs, improve customer service and establish a brand image among heating oil consumers.

  For the twelve months ended September 30, 1998, our home heating oil operations had total sales of $452.8 million and EBITDA of $30.7 million. If certain non-recurring restructuring, corporate identity and

Transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $34.9 million. For the twelve months ended September 30, 1998, approximately 83% of our total sales were from sales of home heating oil, approximately 13% were from the installation and repair of heating equipment and approximately 4% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers. Our home heating oil business' sales volume, cash flow and EBITDA have increased significantly since 1979, when current management assumed control, primarily due to the acquisition of 188 home heating oil businesses over the period.

INDUSTRY CHARACTERISTICS

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually, accounting for approximately 4% of household energy consumption in the United States, according to the Energy Information Administration. Similarly, according to the Energy Information Administration, the domestic retail market for home heating oil is approximately 7.4 billion gallons annually and the Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States. In 1997, approximately 6.9 million or 36% of all homes in the Northeast were heated by oil.

  Generally, home heating oil and propane distribution profitability is unaffected by the changes in wholesale heating oil and propane prices since prices charged to customers are adjusted to reflect underlying wholesale costs. However, during periods of sharp price fluctuations in supply costs, distributors may be unable or unwilling to pass entire cost increases or decreases through to customers. In such cases, significant increases or decreases in per gallon margins may result. In addition, the timing of cost pass-throughs can significantly affect margins.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and the Partnership and Petro have been active consolidators in their respective markets.

COMPETITIVE STRENGTHS

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 . High Percentage of Sales to Stable, Higher Margin Residential
   Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than our other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit.

 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail home heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In our New York and
   Mid-Atlantic regions, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are utilizing communication and computer technology that is generally not used by our competitors, which has allowed us to realize operating efficiencies.

BUSINESS STRATEGY

  Our primary objective is to increase cash flow on a per Unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the Transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings at both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.

  There can be no assurance that we will be able to implement the above strategies.

THE TRANSACTION

  The Partnership will acquire Petro as part of a four-part transaction, referred to in this prospectus as the "Transaction." Each part of the Transaction is meant to be consummated at the same time. The four principal parts of the Transaction are described below.

 . Acquisition of Petro. Petro will become a wholly-owned, indirect subsidiary of the Partnership through (1) a merger of one of the Partnership's wholly-owned subsidiaries into Petro and (2) an exchange by affiliates of Petro of their Petro Common Stock for Senior Subordinated Units, Junior Subordinated Units and General Partner Units.

 . Financings and Refinancings. We are offering Common Units representing limited partner interests. Separately, senior subordinated notes, referred to in this prospectus as the "Notes," are being offered by Petro pursuant to a transaction referred to in this prospectus as the "Debt Offering." The Partnership, along with Petro Holdings, will guarantee the Notes. The Partnership will use the proceeds from these offerings to redeem or restructure certain public and private debt and preferred stock of Petro.

 . New General Partner. As a result of the Transaction, Star Gas Corporation will become a subsidiary of the Partnership. We will be substituting a new general partner, Star Gas LLC, for Star Gas Corporation. This substitution is necessary because a general partner cannot be a subsidiary of a limited partnership of which it is a general partner.

 . Amendment of Partnership Agreement. We will be amending our partnership agreement in effect prior to the Transaction. The amendment will, among other things, facilitate the consummation of the Transaction and increase our minimum quarterly distribution (the "Minimum Quarterly Distribution") from $0.55 to $0.575 per Common Unit per quarter.

OUTSTANDING PARTNERSHIP UNITS

  The following table sets forth the approximate number of Units outstanding before and after completion of the Transaction:

                                       BEFORE TRANSACTION    AFTER TRANSACTION
                                      -------------------- ---------------------
                                       NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
                                      --------- ---------- ---------- ----------
COMMON UNITS
  Existing Common Units.............  3,858,999    60.5%    3,858,999    26.8%
  Issued to Petro Junior Preferred
   Stockholders.....................        --      --        102,773     0.7
  Issued in this offering(a)........        --      --      6,800,000    47.3
                                      ---------   -----    ----------   -----
    Subtotal........................  3,858,999    60.5    10,761,772    74.8
SUBORDINATED UNITS
  Existing Subordinated Units.......  2,396,078    37.5           --      --
  Senior Subordinated Units.........        --      --      2,767,058    19.2
  Junior Subordinated Units.........        --      --        568,478     4.0
                                      ---------   -----    ----------   -----
    Subtotal........................  2,396,078    37.5     3,335,536    23.2
GENERAL PARTNER INTERESTS/UNITS(B)..    127,655     2.0       287,700     2.0
                                      ---------   -----    ----------   -----
    Total...........................  6,382,732   100.0%   14,385,008   100.0%
                                      =========   =====    ==========   =====

--------
(a) Estimate based on an assumed offering price of $20.00 per Common Unit. The exact number of Common Units to be issued in this offering will increase or decrease inversely in relation to the public offering price of the Common Units.
(b) Stated in equivalent Units before the Transaction and includes the General Partner's interest in the Operating Partnership.

USES OF FUNDS FROM THIS OFFERING AND THE DEBT OFFERING

  The uses of funds from this offering and the Debt Offering are currently anticipated to be as follows:

                                                                (IN THOUSANDS)
SOURCES
This offering, net(a)..........................................    $128,300
Debt Offering, net(b)..........................................     115,400
                                                                   --------
                                                                   $243,700
                                                                   ========
USES
Redeem Petro 12 1/4% Senior Subordinated Debentures due
 2005(c)(d)....................................................    $ 84,094
Redeem Petro 10 1/8% Senior Subordinated Notes due 2003(d).....      50,000
Redeem Petro 9 3/8% Senior Subordinated Debentures due
 2006(d).......................................................      75,000
Redeem Petro Public Preferred Stock............................      27,600
Repurchase Petro 1989 Preferred Stock..........................       4,167
Transaction fees and expenses(e)(f)............................       2,839
                                                                   --------
                                                                   $243,700
                                                                   ========

--------
(a) Assumes the sale of 6.8 million Common Units at $20.00 per Common Unit, net of underwriting discounts and commissions and expenses. The exact number of Common Units to be issued in this offering will increase or decrease inversely in relation to the public offering price of the Common Units.
(b) Net of underwriting discounts and commissions and expenses.
(c) Includes prepayment premium of $2.8 million.
(d) The amounts set forth across from the Petro 12 1/4% Senior Subordinated Debentures, the Petro 10 1/8% Senior Subordinated Notes, and the Petro 9 3/8% Senior Subordinated Debentures (1) include the principal amount of subordinated debt that was not exchanged in Petro's October 1998 exchange offer pursuant to which this senior subordinated debt was issued and (2) assume that Petro will redeem or otherwise repurchase 100% of these securities. Upon consummation of the Transaction, Petro has the right to redeem up to an aggregate of 98.5% of the principal amount of these securities. We intend to purchase the remaining securities on comparable terms.
(e) Does not include reserves for dissenters' rights which may be exercised by former Petro stockholders.
(f) Petro will pay an additional $3.2 million of expenses from its existing cash balances.

  The estimated sources and uses of funds may change, depending on market conditions, the Partnership's and Petro's operations and other factors.

CAPITALIZATION

  The following table shows the Partnership's historical capitalization as of September 30, 1998 (1) actual, (2) as adjusted to give pro forma effect to the acquisition of Petro and (3) as further adjusted to give pro forma effect to the closing of this offering and the Debt Offering and our application of the net proceeds therefrom as described in "Uses of Funds From this Offering and the Debt Offering." You should read this table together with the historical and pro forma financial statements and notes included and incorporated by reference in this prospectus.

                                                    SEPTEMBER 30, 1998
                                             ----------------------------------
                                                        PRO FORMA    ADJUSTED
                                              ACTUAL   COMBINED(A) PRO FORMA(A)
                                             --------  ----------- ------------
                                                      (IN THOUSANDS)
Cash........................................ $  1,115   $ 19,782     $ 16,550
                                             ========   ========     ========
Debt:
  Operating Partnership First Mortgage
   Notes.................................... $ 96,000   $ 96,000     $ 96,000
  Operating Partnership Acquisition
   Facility.................................    8,308      8,308        8,308
  The Notes.................................      --         --       120,000
  Petro Public Debt(b)......................      --     209,094          --
  Petro Private Debt(c).....................      --      76,056       81,686
                                             --------   --------     --------
    Total Long-Term debt....................  104,308    389,458      305,994
                                             --------   --------     --------
Redeemable Preferred Stock:
  Petro Public Preferred Stock..............      --      27,600          --
Partners' capital:
  Common Unitholders........................   58,686     60,741      189,041
  Existing Subordinated Unitholders.........   (1,446)       --           --
  Senior Subordinated Unitholders...........      --      19,253       19,253
  Junior Subordinated Unitholders...........      --       3,291        3,291
  General Partner...........................      107      1,666        1,666
                                             --------   --------     --------
    Total partners' capital.................   57,347     84,951      213,251
                                             --------   --------     --------
    Total capitalization.................... $161,655   $502,009     $519,245
                                             ========   ========     ========

--------
(a) See "Unaudited Pro Forma Condensed Consolidated Financial Information of Star Gas Partners, L.P.," for a discussion of the pro forma adjustments. The foregoing table does not include $4.2 million of the current portion of Petro's 1989 Preferred Stock, which will be paid with the proceeds of this offering. See "Uses of Funds From this offering and the Debt Offering."
(b) The Petro Public Debt consists of $84.1 million of 12 1/4% Senior Subordinated Debentures due 2005, $50.0 million of 10 1/8% Senior Subordinated Notes due 2003 and $75.0 million of 9 3/8% Senior Subordinated Debentures due 2006. The amounts set forth (1) include the principal amount of subordinated debt that was not exchanged in Petro's October 1998 exchange offer pursuant to which this senior subordinated debt was issued and (2) assume that Petro will redeem or otherwise repurchase 100% of these securities. Upon consummation of the Transaction, Petro has the right to redeem up to an aggregate of 98.5% of the principal amount of these securities. We intend to purchase the remaining securities on comparable terms.
(c) The Petro Private Debt consists of $63.1 million of 9% Senior Notes due 2002, $4.3 million of 10 1/4% Subordinated and Senior Notes due 2001 and $14.3 million of notes payable in connection with the purchase of fuel oil dealers maturing at various dates through 2004. See "Description of Certain Indebtedness--Existing Indebtedness--Other Petro Debt."

PARTNERSHIP STRUCTURE AND MANAGEMENT FOLLOWING THE TRANSACTION

  Our propane operations are conducted through the Operating Partnership and its wholly-owned corporate subsidiaries. In addition, substantially all of our propane operations' consolidated assets and liabilities are accounted for by the Operating Partnership in which the Partnership owns a 99.99% limited partnership interest and the General Partner owns a 0.01% general partner interest. The General Partner directs and manages all activities of the Partnership and the Operating Partnership and is reimbursed on a monthly basis for all related direct and indirect expenses it incurs on their behalf. Our home heating oil operations will be conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon completion of the Transaction, Star Gas LLC will become our general partner and the general partner of the Operating Partnership. All of the membership interests in Star Gas LLC will be owned by certain of our current affiliates. Some of the officers of Star Gas Corporation and Petro before the Transaction will become officers of Star Gas LLC following the Transaction.

  The ability of the Partnership to make distributions is restricted by various debt instruments of the Operating Partnership and Petro. See "Description of Certain Indebtedness."

  Star Gas Partners, L.P.'s principal executive offices are located at 2187 Atlantic Street, Stamford, CT 06902. Our telephone number is (203) 328-7300.

  The chart below illustrates the organization and ownership of the Partnership, the Operating Partnership and its subsidiaries and Star Gas LLC immediately following the Transaction, assuming an offering price of $20.00 per Common Unit. The percentages reflected in the following chart represent the approximate ownership interests in each of the Partnership and the Operating Partnership, individually, and not on an aggregate basis.

                    [IMMEDIATELY FOLLOWING THE TRANSACTION]


                              [ CHART TO APPEAR ]

  SUMMARY SELECTED HISTORICAL FINANCIAL AND OPERATING DATA--PROPANE OPERATIONS

  The following table sets forth summary selected historical financial and operating data for the Partnership. The summary selected historical financial data as of and for each of the fiscal years in the three year period ended September 30, 1998 are derived from our audited consolidated financial statements. This data should be read in conjunction with our consolidated financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and accompanying notes contained in our 1998 Annual Report on Form 10-K which is incorporated in this prospectus by reference. See "Incorporation of Certain Documents by Reference." These historical results of operations are not necessarily indicative of future results.

                                            YEAR ENDED SEPTEMBER 30,
                                     -----------------------------------------
                                       1996(A)           1997         1998
                                     --------------  ------------ ------------
                                      (IN THOUSANDS, EXCEPT PER UNIT DATA)
STATEMENT OF OPERATIONS DATA
  Sales............................. $    119,634    $    135,159 $    111,685
  Gross profit......................       61,077          62,948       62,187
  Depreciation and amortization.....        9,808          10,405       11,638
  Operating income..................        9,802           9,003        6,997
  Interest expense, net.............        7,124           6,966        7,927
  Net income (loss).................        2,593           2,012         (955)
  Basic and diluted net income
   (loss) per Unit(b)...............         0.11(c)         0.37        (0.16)
  Cash distribution declared per
   Unit.............................         1.17(c)         2.20         2.20
BALANCE SHEET DATA (END OF PERIOD)
  Current assets.................... $     17,842    $     14,165 $     17,947
  Total assets......................      156,913         147,469      179,607
  Long-term debt....................       85,000          85,000      104,308
  Partners' capital.................       61,398          51,578       57,347
OPERATING DATA
  EBITDA(d)......................... $     19,870    $     19,703 $     18,906
  Retail propane gallons............       96,294          94,893       98,870
  Total capital expenditures(e)..... $      5,332    $      5,279 $      5,015

--------
(a) Reflects the results of operations of our predecessor for the period October 1, 1995 through December 20, 1995 and our results from December 20, 1995 through September 30, 1996. Operating results for the year ended September 30, 1996 were combined to facilitate an analysis of the fundamental operating data. For the actual results from December 20, 1995 through September 30, 1996, see Item 14, page F-4 of our 1998 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference."
(b) Net income (loss) per Unit is computed by dividing the limited partners' interest in net income (loss) by the limited partners' weighted average number of Units outstanding.
(c) Represents net income per Unit and cash distributions paid per Unit for the period December 20, 1995 through September 30, 1996.
(d) "EBITDA" is defined as operating income plus depreciation, amortization and other non-cash charges less net gain (loss) on sale of businesses and equipment. EBITDA should not be considered an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating our ability to make the Minimum Quarterly Distribution. For a discussion of the cash flows provided by (used in) our operating, investing and financing activities, see the statements of cash flows in our consolidated financial statements incorporated by reference in this prospectus. The definition of "EBITDA" set forth above may be different from the definition of "EBITDA" used by other companies.
(e) Includes net maintenance capital expenditures for fiscal 1996 of $2.3 million, for fiscal 1997 of $3.1 million and for fiscal 1998 of $2.6 million.

           SUMMARY SELECTED HISTORICAL FINANCIAL AND OPERATING DATA--
                          HOME HEATING OIL OPERATIONS

  The following table sets forth summary selected historical financial and operating data for Petro. The summary selected historical financial data as of and for the years ended December 31, 1996 and 1997 are derived from Petro's audited consolidated financial statements. The data should be read in conjunction with Petro's consolidated financial statements and accompanying notes incorporated by reference from the Partnership's Current Report on Form 8-K dated November 20, 1998. Since the Partnership's initial public offering in December 1995, the Partnership has been accounted for under the equity method of accounting in Petro's financial statements. The historical financial data as of and for the nine months ended September 30, 1997 and 1998 are derived from Petro's unaudited consolidated financial statements but have been prepared on the same basis as Petro's audited consolidated financial statements. In the opinion of management, the unaudited financial data contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial condition and results of operations for such periods. These historical results of operations are not necessarily indicative of future results.

                                                             NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   ------------------------  ------------------
                                      1996         1997        1997      1998
                                   -----------  -----------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Net sales......................  $   608,161  $   548,141  $386,855  $291,479
  Gross profit...................      180,773      168,393   115,586    99,971
  Operating expenses.............      138,703      132,383    96,292    81,758
  Restructuring, corporate
   identity, pension curtailment
   and Transaction expenses......        4,366        7,640     5,142     1,716
  Depreciation, amortization and
   other non-cash costs(a).......       30,818       30,311    22,664    21,708
  Operating income (loss)........        6,886       (1,941)   (8,512)   (5,211)
  Interest expense, net..........       32,412       31,668    23,777    22,912
  Other income, net..............        1,842       11,445        65       127
  Share of income (loss) of Star
   Gas Partners, L.P.............        2,283         (235)   (1,808)   (1,890)
  Income (loss) before
   extraordinary item............      (21,901)     (22,899)  (34,382)  (30,211)
  Net income (loss)..............      (28,315)     (22,899)  (34,382)  (30,211)
Basic and Diluted earnings
 (losses) per common share(b)
  Class A and Class C Common
   Stock.........................  $     (1.20) $     (1.06) $  (1.47) $  (1.29)
Cash dividends declared per
 common share(b)
  Class A and Class C Common
   Stock.........................  $      0.60  $      0.30  $   0.23  $    --
Weighted average number of common
 shares outstanding
  Basic(b)
  Class A Common Stock...........       22,983       23,441    23,339    23,960
  Class C Common Stock...........        2,598        2,598     2,598     2,598
  Diluted(b)
  Class A Common Stock...........                              23,339    23,960
  Class C Common Stock...........                               2,598     2,598

                             YEAR ENDED                NINE MONTHS ENDED
                            DECEMBER 31,                 SEPTEMBER 30,
                         ----------------------       ----------------------
                           1996         1997            1997         1998
                         ---------    ---------       ---------    ---------
                                     (IN THOUSANDS)
BALANCE SHEET DATA (END
 OF PERIOD)
  Current assets........ $ 130,010    $ 105,124       $ 105,124    $  82,712
  Total assets..........   275,025      247,846         223,918      198,678
  Long-term debt........   291,337      288,957         288,774      278,864
  Redeemable preferred
   stock
   (long-term portion)..     8,333       32,489          34,167       28,555
  Stockholders'
   (deficiency).........  (145,733)    (177,033)       (189,361)    (209,618)
OPERATING DATA
  EBITDA(c)............. $  37,704(d) $  28,370(d)(e) $  14,152(d) $  16,497(d)(f)
  Heating oil gallons...   456,141      410,291         282,806      226,579(f)

--------
(a)  Other non-cash costs include provision for supplemental benefits.
(b) At December 31, 1996 and 1997 there were approximately 12,000 and 11,000 shares of Class B Common Stock outstanding, respectively. At September 30, 1997 and 1998 there were 11,000 shares of Class B Common Stock outstanding for both periods. For all periods presented, shares of Class B Common Stock did not receive an allocation of earnings or dividends.
(c) "EBITDA" is defined as operating income before depreciation, amortization, non-cash charges relating to the grant of stock options to Petro executives, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, if any. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or availability to service debt obligations), but provides additional information for evaluating Petro's financial performance. The definition of "EBITDA" set forth above may be different from that used by other companies. In addition, in the nine months ended September 30, 1998, Petro recorded $1.0 million related to Transaction expenses.
(d) In 1996, Petro undertook a significant operating restructuring and corporate identity program to improve its efficiency and ultimately reduce operating costs. For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, Petro recorded expenditures for these programs of $4.4 million, $7.6 million, $5.1 million and $1.7 million, respectively.
(e) The decline in overall levels of EBITDA for the year ended December 31, 1997, as compared to the year ended December 31, 1996 was primarily due to warmer weather experienced in 1997.
(f) For the nine months ended September 30, 1998, home heating oil volume declined by 19.9% as compared to the nine months ended September 30, 1997 primarily due to abnormally warm temperatures. While volume declined 19.9%, EBITDA increased 16.6% over the prior period due to a reduction in operating costs largely attributable to the completion of our restructuring and cost reduction programs.

     SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                  INFORMATION

  The following table sets forth summary selected unaudited pro forma condensed consolidated financial and operating data for the Partnership. The data as of and for the twelve months ended September 30, 1998 give effect to, among other things, the Transaction, as if the Transaction had taken place on October 1, 1997, in the case of the pro forma condensed consolidated statement of operations, or on September 30, 1998 in the case of the pro forma condensed consolidated balance sheet. The pro forma amounts included below are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and certain assumptions. This information is based on and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Partnership and Petro and accompanying notes included in the documents described under "Incorporation of Certain Documents by Reference" and the unaudited pro forma condensed consolidated financial information of the Partnership and Petro and accompanying discussion and notes set forth under "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus. The unaudited pro forma consolidated amounts below are not necessarily indicative of what the financial condition or the results of operations of the Partnership and Petro, on a consolidated basis, would have been had the Transaction been consummated on the dates set forth above. The unaudited pro forma amounts do not necessarily indicate our future financial condition or the Partnership's future results of operations after the Transaction.

                                                             TWELVE MONTHS ENDED
                                                             SEPTEMBER 30, 1998
                                                             -------------------
                                                               (IN THOUSANDS,
                                                               EXCEPT PER UNIT
                                                                    DATA)
STATEMENT OF OPERATIONS DATA
  Sales.....................................................      $568,836
  Gross profit..............................................       217,379
  Depreciation and amortization.............................        38,070
  Operating income..........................................        23,702
  Interest expense, net.....................................        26,859
  Net income (loss).........................................        (3,657)
  Net income (loss) per Unit(a).............................      $  (0.25)
BALANCE SHEET DATA (END OF PERIOD)
  Current assets............................................      $ 97,427
  Total assets..............................................       679,960
  Long-term debt............................................       305,994
  Total partners' capital...................................       213,251
OPERATING DATA
  EBITDA(b)(c)..............................................      $ 50,945
  Retail propane gallons....................................       103,417
  Heating oil gallons.......................................       354,064

--------
(a) Net income (loss) per Unit is computed by dividing the limited partners' interest in net income (loss) by the limited partners' weighted average number of Units outstanding.
(b) "EBITDA" is defined as operating income plus depreciation and amortization, less net gain (loss) on sale of businesses and equipment and provision for supplemental benefits. EBITDA should not be considered an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating our ability to make the Minimum Quarterly Distribution. For a discussion of the cash flows provided by (used in) the Partnership's operating, investing and financing activities, see the statements of cash flows in the consolidated financial statements of the Partnership incorporated by reference in this prospectus. The definition of "EBITDA" set forth above is different from the definition of "EBITDA" used by other companies.
(c) EBITDA has been reduced by $4.2 million in expenses associated with Petro's restructuring and corporate identity program and expenses relating to the Transaction. The restructuring program included reductions in both corporate and field personnel, the consolidation of employee benefit plans and the rationalization of branch facilities.

                                  THE OFFERING

Securities Offered by
 the Partnership........  6,800,000 Common Units, excluding up to 1,020,000
                          Common Units issuable upon exercise of the over-allotment option described in "Underwriting"(assuming an offering price of $20.00 per Common Unit).

Units to be Outstanding
 After this Offering....  10,761,772 Common Units (assuming an offering price of $20.00 per Common Unit), 2,767,058 Senior
                          Subordinated Units, 568,478 Junior Subordinated Units and 287,700 General Partner Units.

Distributions of          . ""Available Cash" for any quarter will consist
 Available Cash.........    generally of all cash on hand at the end of such
                            quarter, as adjusted for reserves. The definition of Available Cash is set forth in the Glossary.

                          . Available Cash will generally be distributed
                            approximately 45 days after each March 31, June 30, September 30 and December 31 to Unitholders of record on the applicable record date subject to the limitations discussed below.

                          . Available Cash will first be distributed to Common
                            Unitholders, then, subject to certain limitations discussed below, to Senior Subordinated Unitholders, and then proportionately to Junior Subordinated Unitholders and General Partner Unitholders, until the Minimum Quarterly Distribution has been paid. After the Minimum Quarterly Distribution has been paid, Available Cash will generally be distributed proportionately to all Unitholders, except that if Available Cash exceeds specified Target Distribution Levels above the Minimum Quarterly Distribution, the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will receive, in the aggregate, a percentage of such excess distributions that will increase to up to 49.0% of distributions in excess of the highest Target Distribution Level.

                          . While the General Partner has broad discretion in
                            making cash disbursements and establishing reserves, the Partnership Agreement provides that the aggregate amount of distributions that may be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units during the quarters ending June 30, 1999 and September 30, 1999 will depend on whether the combined results with Petro exceed certain financial benchmarks.

                          . The Partnership Agreement further provides that,
                            beginning with the distribution for the quarter ending on December 31, 1999, the aggregate distributions to be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will be limited to the total Operating Surplus generated by us since October 1, 1999.

Distributions to          . We intend, to the extent there is sufficient
Unitholders.............    Available Cash from Operating Surplus, to
                            distribute to each holder of Units at least the Minimum Quarterly Distribution of $0.575 per Unit
                            ($2.30 per Unit on a yearly basis).

                          . With respect to each quarter during the
                            Subordination Period, which will generally not end earlier than July 1, 2002: (1) the Common Units will have the right to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distribution is made on the Senior Subordinated Units, the Junior Subordinated Units and the General Partner Units; and (2) the Senior Subordinated Units will have the right to receive the Minimum Quarterly Distribution before any distribution is made on the Junior Subordinated Units and the General Partner Units.

                          . Senior Subordinated Units, Junior Subordinated
                            Units and General Partner Units will not accrue distribution arrearages. Upon the expiration of the Subordination Period, Common Units will no longer accrue distribution arrearages.

                          . Cash distributions with respect to the quarter
                            ending March 31, 1999 will be paid to the Common Unitholders, including those issued in this offering, on or about May 15, 1999 to the holders of record on or about May 3, 1999 in the same amount per Common Unit, regardless of how many days such Common Units have been outstanding.

                          . If we meet certain tests set forth in the
                            Partnership Agreement, the first distribution permitted to be paid to the holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units may be paid with respect to the quarter ending June 30, 1999 and will be paid on or about August 14, 1999 to the holders of record on or about August 3, 1999. Such distribution, if paid, will include also a pro rata distribution for the period between the completion of the Transaction and March 31, 1999. See "Cash Distribution Policy."

Subordination Period....  . The Subordination Period will generally end the first day of any quarter beginning on or after July 1, 2002 provided that certain financial tests have been satisfied.

                          . Generally, the financial tests will be satisfied
                            when:

                             (1) distributions of Available Cash from
                                 Operating Surplus on all outstanding Units equals or exceeds the sum of the Minimum Quarterly Distribution on all outstanding Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date;

                             (2) the Adjusted Operating Surplus generated
                                 during each of the three immediately
                                 preceding non-overlapping four-quarter
                                 periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all Units that were outstanding during such periods on a fully diluted basis; and

                             (3) there are no arrearages in payment of the
                                 Minimum Quarterly Distribution on the Common
                                 Units.

                          . Upon expiration of the Subordination Period, all
                            Senior Subordinated Units and Junior Subordinated Units will convert into Class B Common Units on a one-for-one basis and each Common Unit will be redesignated as a Class A Common Unit.

                          . The principal differences between the Class A
                            Common Units and Class B Common Units are that the Class B Common Units will have the right to receive incentive distributions and the right to receive additional Class B Common Units if our home heating oil operations meet certain financial goals.

                          . In addition, if the General Partner is removed as
                            the general partner of the Partnership other than for Cause (with certain exceptions), the Subordination Period will end. See "--Removal and Withdrawal of the General Partner."

Incentive                 If quarterly distributions of Available Cash from
Distributions...........  Operating Surplus exceed the Target Distribution
                          Levels, the Senior Subordinated Units, Junior
                          Subordinated Units and General Partner Units will receive up to 49% of distributions of Available Cash in excess of such Target Distribution Levels. The
                          Class B Common Units into which the Senior
                          Subordinated Units and Junior Subordinated Units convert at the end of the Subordination Period will have rights to receive Incentive Distributions, as defined below.

                          The following table illustrates the percentage of Available Cash from Operating Surplus distributed proportionately to all Unitholders ("Base Distributions") and the percentage of Available Cash distributed to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units only ("Incentive Distributions") at the Target Distribution Levels. The percentages set forth in the table below are based on the number of Units outstanding immediately after the completion of the Transaction.

                                                                     PERCENTAGE OF AVAILABLE CASH DISTRIBUTED
                                                                          AS INCENTIVE DISTRIBUTIONS TO
                                      PERCENTAGE OF  PERCENTAGE OF           THE SPECIFIED UNIT CLASS
                          QUARTERLY   AVAILABLE CASH AVAILABLE CASH ------------------------------------------------------
                         DISTRIBUTION DISTRIBUTED AS DISTRIBUTED AS    SENIOR              JUNIOR
                          AMOUNT PER       BASE        INCENTIVE    SUBORDINATED        SUBORDINATED           GENERAL
                         COMMON UNIT  DISTRIBUTIONS  DISTRIBUTIONS      UNITS               UNITS           PARTNER UNITS
                         ------------ -------------- -------------- --------------      -------------       --------------
Minimum Quarterly
 Distribution...........    $0.575        100.0%           --                      --                 --                   --
First Target
 Distribution...........     0.604        100.0            --                      --                 --                   --
Second Target
 Distribution...........     0.711         86.7           13.3%                   10.2%               2.1%                 1.0%
Third Target
 Distribution...........     0.926         76.5           23.5                    17.9                3.7                  1.9
Thereafter..............       --          51.0           49.0                    37.4                7.7                  3.9

                          The percentage allocation of Incentive Distributions among Senior Subordinated Units, Junior Subordinated Units and General Partner Units, will change in the future if there are additional non proportional issuances of such Units.

Adjustment of Minimum
 Quarterly Distribution
 and Target
 Distribution Levels....
                          The Minimum Quarterly Distribution and the Target Distribution Levels are subject to downward adjustments in the event that Unitholders receive distributions of Available Cash from Capital Surplus (which generally includes cash from transactions such as borrowings (other than working capital borrowings), refinancings, sales of securities or sales or other dispositions of assets constituting a return of capital under the Partnership Agreement, as distinguished from cash from Partnership operations), or in the event legislation is enacted or existing law is modified or interpreted in a manner that causes us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal, state or local income tax purposes. If the Unitholders receive a full return of capital as a result of distributions of Available Cash from Capital Surplus, the Incentive Distributions payable on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will increase to 49% of all amounts distributed thereafter. See "Cash Distribution Policy--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Partnership's Ability
 to Issue Additional      The Partnership Agreement authorizes the General
 Units..................  Partner to cause us to issue an unlimited number of additional Units of limited partner interests for such consideration and on such terms as shall be established by the General Partner, in its sole discretion without the approval of the Unitholders.
                          However, prior to the end of the Subordination
                          Period, we may not issue equity securities ranking senior to the Common Units or more than 2,500,000 additional Common Units (excluding (1) Common Units issued in this offering, (2) Class B Common Units issued upon conversion of Senior Subordinated Units and Junior Subordinated Units as described in this prospectus and (3) Common Units issued in connection with certain capital improvements, acquisitions or to repay certain indebtedness), or an equivalent number of securities ranking on a parity with the Common
                          Units without the approval of the holders of at least a majority of the outstanding Common Units, excluding
                          Common Units owned by the General Partner and its affiliates. See "Risk Factors--Risks Arising Out of the Transaction--There is Potential Significant
                          Dilution of the Interests of Common Unitholders" and "The Partnership Agreement--Issuance of Additional
                          Securities."

Limited Call Right......  If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner may purchase all of the remaining limited partner interests of such class that it does not already own at specified prices. In certain instances, if we acquire in a twelve month period, 66 2/3% or more of the total Class B Common Units, we may purchase all of the remaining Class B Common Units during the following twelve-month period at specified prices. See "The Partnership Agreement-- Limited Call Right."

Limited Voting Rights...  Unitholders have only limited voting rights on matters affecting our business. See "The Partnership Agreement--Meetings; Voting."

Removal and Withdrawal
 of the General           The General Partner may be removed upon the approval
 Partner................  of the holders of at least 66 2/3% of the outstanding
                          Units, excluding those Units held by the General
                          Partner and its affiliates. A meeting of Unitholders may be called only by the General Partner or by the holders of 20% or more of the outstanding Units of the class or classes for which a meeting is proposed.
                          The General Partner has agreed not to voluntarily withdraw as our general partner and general partner of the Operating Partnership prior to December 31, 2005, subject to limited exceptions, without obtaining the approval of at least a Unit Majority and furnishing an Opinion of Counsel. A change in the General Partner will constitute a change of control and may result in default under certain Debt
                          Instruments. See "Risk Factors--Risks Inherent in Our
                          Business--We Have Debt With Change of Control
                          Provisions," "The Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner," and "--Meetings; Voting."

Liquidation               If we liquidate during the Subordination Period under
 Preference.............  certain circumstances holders of outstanding Common
                          Units will be entitled to receive more per Unit in liquidating distributions than holders of outstanding
                          Senior Subordinated Units, Junior Subordinated Units and General Partner Units. The per Unit difference will be dependent upon the amount of gain or loss recognized by us in liquidating our assets. Following conversion of the Senior Subordinated Units and Junior Subordinated Units into Class B Common Units, all Units will be treated the same upon liquidation of the Partnership to the extent possible depending on the amount of gain or loss recognized by us in liquidating our assets. See "Cash Distribution
                          Policy--Distributions of Cash Upon Liquidation During the Subordination Period" and "--Distributions of Cash After the Subordination Period."

Use of Proceeds.........  We estimate that the net proceeds we will receive from the sale of the Common Units offered through this prospectus will be $128.3 million after deducting estimated underwriting discounts and commissions and the estimated expenses of this offering. All of the net proceeds of this offering, together with the $115.4 million of net proceeds from the Debt Offering, will be used: (1) to redeem $236.7 million of Petro's Public Debt and Petro's Public Preferred Stock; (2) to repurchase Petro's 1989 Preferred Stock; and (3) to pay for a portion of the expenses of the Transaction.

Conditions to this        The offering is conditioned upon, among other things,
 Offering...............  the acquisition of Petro by the Partnership.

NYSE Trading Symbol.....  SGU.

                                  RISK FACTORS

  Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we will be subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider the following factors in evaluating an investment in the Common Units. As stated under "Forward Looking Statements," many statements included in this prospectus, including, without limitation, statements regarding our business strategy, the plans and objectives of management for future operations and the statements under "Cash Distribution Policy," are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are discussed below, under "Risk Factors" and elsewhere in this prospectus.

 Risks Inherent in Our Propane and Home Heating Oil Businesses

 . Weather. Weather conditions have a significant impact on the demand for both propane and home heating oil because our customers depend on these products principally for heating purposes. During the peak heating season of October through March, sales of propane represent approximately 70% to 75% of our annual retail propane volume and sales of home heating oil represent approximately 75% to 80% of our annual home heating oil volume. Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volumes we sell and the gross profit realized on those sales and, consequently, our results of operations. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we sell propane and home heating oil. We believe that the overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected due to this abnormally warm weather. We cannot predict if or when a similar weather phenomenon will affect the markets we serve.

 . Customer Attrition in Our Home Heating Oil Business. The net attrition of our existing home heating oil customers has been between approximately 5% to 6% per year over the past five years, excluding additional customers obtained through acquisitions. Customer losses are the result of various factors, including customer relocation, price, natural gas conversions and credit problems. We cannot assure you that we will be able to maintain or reduce our customer net attrition rate in the future.

 . Prices of Wholesale Products. The retail propane and home heating oil industries are "margin-based" businesses in which gross profits depend on the excess of retail sales prices over wholesale prices. Consequently, our profitability is sensitive to changes in wholesale prices of propane and heating oil caused by changes in supply or other market conditions. Many of these factors are beyond our control and thus, when there are increases in the wholesale costs of propane and heating oil, we may not be able to pass on these increases to our customers through retail sales prices. In addition, the timing of cost pass-throughs can significantly affect margins. Wholesale price increases could reduce our gross profits and could, if continuing over an extended period of time, reduce demand by encouraging conservation or conversion to alternative energy sources.

 . Acquisitions. A significant portion of our growth in the past decade has come from acquiring businesses. Our growth strategy continues to be focused on the acquisition of complementary businesses. This is due in part to the mature nature of the propane and home heating oil industries, with total demand expected to remain relatively flat or to decline slightly. We cannot assure you that we will be able to identify attractive acquisition candidates (whether in the home heating oil or propane sector) in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business have intensified and become more costly. Any acquisition may involve potential risks, including:

    .  an increase in our indebtedness;

    .  the inability to integrate the operations of the acquired business;

    .  diversion of management's attention from other business concerns; and

    .  excess customer loss or loss of key employees from the acquired business.

 . Significant Leverage. We have indebtedness that is substantial in relation to our partners' capital. Assuming we had completed the Transaction on September 30, 1998, our total consolidated indebtedness would have been $306.0 million, which as a percentage of our total book capitalization, would have been 58.9%. Principal and interest payable on our indebtedness will reduce cash available to make distributions on the Common Units. Under certain circumstances, the terms of our consolidated indebtedness will limit our ability to distribute cash to Common Unitholders and to borrow additional funds.

 . Home Heating Oil's History of Losses. Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses) and the success of our acquisition of Petro will depend upon our ability to, among other things, continue to: (1) make acquisitions of home heating oil businesses at attractive prices, (2) reduce the home heating oil customer attrition rate and (3) improve the margin on the distribution of home heating oil on a per gallon basis. We cannot assure you that we will be able to generate a profit from the home heating oil operations or that those operations will not have a material adverse effect on our consolidated financial performance.

 . Competition for Customers. Our profitability is affected by the competition for retail customers in the propane and home heating oil industry. Some of our competitors and potential competitors are larger or have greater financial resources than we do, which may provide those competitors with certain advantages. Competition with other companies in the retail propane and home heating oil industries is based primarily on customer service and price. As a result of common industry practices that tend to build customer loyalty, particularly in the propane business, it may be difficult for us to acquire new retail customers. In addition, our products compete with other sources of energy (such as natural gas) and other purchase methods (such as buying cooperatives) and we cannot assure you that our existing customers will continue to use our products.

 . Casualty Risk. Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing customers with combustible liquids such as propane and home heating oil. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverage and deductibles as we believe are reasonable. However, there can be no assurance that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 . Alternative Energy Sources. Propane and home heating oil compete with other sources of energy, some of which can be less costly for equivalent energy value. We compete for customers against suppliers of natural gas. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in those areas where natural gas is readily available. To a lesser extent, our propane business also competes for customers against suppliers of electricity and fuel oil. We could face additional price competition from alternative heating sources such as electricity and natural gas as a result of deregulation in those industries. Over the past five years, conversions by our customers from heating oil to other sources, primarily natural gas, have averaged approximately 1% per year of the homes we serve. This conversion trend is not entirely within our control and may worsen. We cannot predict the effect that the development of alternative energy sources might have on our operations.

 . Reliance on Suppliers. Historically, we have purchased significant percentages of propane and home heating oil from a limited number of suppliers of propane and heating oil (74% of fiscal 1998 propane purchases from 10 suppliers and 70% of fiscal 1998 home heating oil purchases from 11 suppliers). In addition, in the past, a substantial portion of propane purchased has originated from storage facilities in Mont Belvieu, Texas and has been shipped to us through a major common carrier pipeline. While substantially all of our home heating oil supply in recent years has been from North American sources, there can be no assurance that disruptions in the supply of crude oil from foreign sources would not adversely affect our home heating oil business. We believe that alternate sources of propane and home heating oil are readily available in the event that we are unable to purchase propane or home heating oil from such large suppliers or there are significant interruptions in service in storage facilities in Mont Belvieu, Texas, the common carrier pipeline or foreign sources. Nonetheless, we recognize that we may depend on these suppliers. Accordingly, a failure to obtain alternate sources of supply at competitive prices and on a timely basis could have a material adverse effect on our operations.

 . Change of Control. Certain of our debt instruments contain provisions relating to change of control. Upon the occurrence of certain kinds of change of control, we may be required to purchase our outstanding debt. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases of our debt or that restrictions in our debt instruments will not permit such repurchases. In some cases, lenders would have the right to foreclose on our assets if we failed to purchase debt upon a change of control. In addition, the indenture governing the Notes contains provisions relating to a change of control of the Partnership or General Partner. Furthermore, there is no restriction on the ability of the General Partner to enter into a transaction that would trigger the change of control provisions.

Risks Arising out of the Transaction

 . Conflicts of Interest in Structuring the Transaction. Petro and Star Gas Corporation developed and structured the Transaction. Star Gas Corporation is a wholly-owned subsidiary of Petro. Petro currently owns all the Subordinated Units of the Partnership, and all but two of the directors of the Star Gas Corporation Board of Directors (the "Star Gas Corporation Board") are also directors or officers of Petro. As a result, members of the Petro Board of Directors (the "Petro Board") and Petro's representatives on the Star Gas Corporation Board have interests that are different from, and in conflict with, the interests of the Common Unitholders.

 . Shift of Primary Business to Home Heating Oil. The Transaction includes our acquisition of a business that is substantially larger than our propane business in terms of assets, liabilities and revenues. As a result of the Transaction, our primary business will shift from the retail distribution of propane to the retail distribution of home heating oil. The home heating oil business has a number of risks and is highly competitive.

 . Taxes Payable by Petro Will Reduce Distributions. We expect the Transaction to result in nominal taxes to Petro although our determination could be subject to challenge by the Internal Revenue Service (the "IRS"). A successful challenge would reduce the amount of cash we have available for distribution. We believe that Petro and its corporate affiliates (the "Corporate Group") will not pay significant federal income tax for several years immediately following the Transaction; however, over time we expect that the amount of federal income taxes paid by the Corporate Group will increase, also reducing the amount of cash that we can distribute to Common Unitholders. If the IRS successfully challenges the deduction by the Corporate Group of depreciation or interest on certain debt, the Corporate Group's tax liability will increase and our ability to distribute cash to Common Unitholders will be adversely affected.

    Although we believe that the Corporate Group will not pay significant federal income tax for several years, we expect the Corporate Group will generate earnings and profits during that time such that a portion of the distributions from the Corporate Group to us out of earnings and profits will be taxable dividend or interest income to the Unitholders that cannot be offset by losses generated by our propane activities.

Risks Inherent in an Investment in the Partnership

 . Cash Distributions. Cash distributions are not guaranteed and may fluctuate based upon our performance. The General Partner may establish reserves that reduce the amount of Available Cash. Because our business is seasonal, the General Partner anticipates that it will make additions to reserves during certain of our fiscal quarters (those covering the colder periods) in order to fund operating expenses, interest payments and cash distributions to partners with respect to other fiscal quarters (those covering the warmer periods). Cash distributions are dependent primarily on cash flow, including cash from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits. Certain covenants in the debt indenture governing the Notes and other debt agreements may restrict distributions by the Operating Partnership and the Partnership. As a result of these and other factors, we cannot give any assurance regarding the actual levels of cash distributions.

 . Removal of General Partner. The Partnership Agreement contains certain provisions that may discourage a person or group from attempting to remove the General Partner as general partner or otherwise change our management. The Partnership Agreement provides that in certain circumstances if the General Partner is removed other than for Cause, the Subordination Period will end, all arrearages on the Common Units will terminate and all outstanding Senior Subordinated Units and Junior Subordinated Units will convert into Common Units. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

 . Limited Rights of Limited Partners. We are managed and operated by the General Partner, and holders of Common Units have no right to participate in our management and operation. Common Unitholders have no right to elect the General Partner on an annual or other continuing basis, and have only limited voting rights on matters affecting our business.

 . Dilution. Under the terms of the Partnership Agreement, subject to certain limitations, we may issue additional Common Units and other interests, the effect of which may be to (1) dilute the value of the interests of the then-existing holders of Common Units in our net assets, (2) dilute the interests of holders of Common Units in our distributions, (3) reduce the support provided by the subordination feature and (4) make it more difficult for a person or group to remove the General Partner as our general partner or otherwise change our management.

 . Limited Call Right. If at any time (1) not more than 20% of the outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, or (2) we acquire in a twelve month period, 66 2/3% or more of the total Class B Common Units, the General Partner, in case of (1) above, or we, in the case of (2) above, may purchase all of the remaining limited partner interests of such class at specified prices. See "The Partnership Agreement--Limited Call Right."

 .  Reimbursements to General Partner Will Have Priority Over
    Distributions. Prior to making any distributions on the Units, we will reimburse the General Partner and its affiliates, including officers and directors of the General Partner, for all expenses incurred by the General Partner and its affiliates on our behalf, which expenses will be determined by the General Partner in its sole discretion. In addition, the General Partner and its affiliates may provide services to us for which we will be charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect our ability to make distributions.


 . Liability of Limited Partners. Under certain circumstances, holders of Common Units, Senior Subordinated Units and Junior Subordinated Units could lose their limited liability and could become liable for amounts we improperly distribute to them. See "The Partnership Agreement--Limited Liability."

Conflicts of Interest and Fiduciary Responsibility


 . Borrowings. The Partnership Agreement provides that any of our borrowings will not constitute a breach of any duty owed by the General Partner, including borrowings that have the purpose or effect of enabling the General Partner to receive Incentive Distributions or hasten the conversion of the Senior and Junior Subordinated Units into Common Units.

 . Competition with the General Partner. The Partnership Agreement permits the General Partner's affiliates to compete with us under certain circumstances and to a limited extent. We cannot give any assurance that there will not be competition between us and the General Partner's affiliates.

Tax Considerations

 . Classification as a Partnership. Your federal income tax benefits from investing in us depend, in large part, on our classification as a partnership for federal income tax purposes. Based on certain representations by the General Partner, Andrews & Kurth L.L.P., special counsel to the General Partner and us, is of the opinion that we have been and will continue to be classified as a partnership for federal income tax purposes.

 . No Ruling from the IRS. We have not requested any rulings from the IRS on our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other matter affecting us.

 . Income Taxes. As a Unitholder, you will be required to pay income taxes on your allocable share of our income including interest and dividend income, whether or not you receive a cash distribution from us.

 . Tax-Exempt Entities. An investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, much of the taxable income derived by most organizations exempt from federal income tax (including Individual Retirement Accounts and other retirement plans) from the ownership of a Unit will be taxable to such a Unitholder because it is unrelated business taxable income.

 . Passive Losses. In the case of taxpayers subject to the passive loss rules (generally individuals and closely held corporations), any losses generated by us can only be used to offset income generated by us in the future, and cannot be used to offset income from other activities, including passive activities or investments and any dividend income from the Corporate Group or interest income we generate. Passive losses which are not deductible because they exceed your share of our income may be deducted in full when you dispose of your entire investment in us in a fully taxable transaction to an unrelated party.

  See "Risk Factors," "Conflicts of Interest and Fiduciary Responsibility," "Description of the Common Units," "The Partnership Agreement" and "Certain Federal Income Tax Considerations" for a more detailed description of these and other risk factors that should be considered in evaluating an investment in the Common Units.

                        CASH AVAILABLE FOR DISTRIBUTION

  We believe that we will generate sufficient Available Cash from Operating Surplus for the first full four quarter period following the completion of the Transaction to cover the Minimum Quarterly Distribution for such four quarter period on all then outstanding Units. Our belief is based on a number of assumptions, including the assumptions that normal weather conditions will prevail in our operating areas, that our operating margins will remain constant and that market and overall economic conditions will not change substantially. Although we believe our assumptions are within a range of reasonableness, most of the assumptions are not within our control and cannot be predicted with any degree of certainty. For example, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of our assumptions may prove to be inaccurate. As a result, our Operating Surplus could deviate materially from that currently expected. See "Risk Factors."

  The amount of Available Cash constituting Operating Surplus needed to pay the Minimum Quarterly Distribution for the four quarter period following the completion of the Transaction on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units to be outstanding immediately after the completion of the Transaction is $33.1 million ($24.7 million for the Common Units, $6.4 million for the Senior Subordinated Units, $1.3 million for the Junior Subordinated Units and $0.7 million for the General Partner Units). The amount of pro forma Available Cash constituting Operating Surplus generated during the twelve months ended September 30, 1998 would have been $18.7 million; if certain non-recurring restructuring, corporate identity and Transaction expenses were not subtracted from this calculation, pro forma Available Cash constituting Operating Surplus for the same period would have been $22.9 million. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we conduct our propane operations and our home heating oil operations. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA were adversely affected during fiscal 1998 due to this abnormally warm weather. In addition, the pro forma results for such period also do not reflect certain cost savings that Petro implemented in fiscal 1998. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Information."

  We are required by some of our debt agreements to establish reserves for the future payment of principal and interest on certain of our indebtedness. There are other provisions in such agreements and the indenture governing the Notes that will, under certain circumstances, restrict our ability to make distributions to our Unitholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Certain Indebtedness" incorporated in this prospectus by reference in our 1998 Annual Report on Form 10-K. The indenture relating to the Notes issued by Petro has provisions that will, under certain circumstances, similarly restrict our ability to make distributions to Unitholders.

                         SUMMARY OF TAX CONSIDERATIONS

  The tax consequences of an investment in us will depend in part on your own tax circumstances. You should consult your own tax advisor about the federal, state and local tax consequences of an investment in Common Units.

  The following is a brief summary of the material expected tax consequences of owning and disposing of Common Units. The following discussion, insofar as it relates to federal income tax laws, is based in part upon the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and us, described in "Certain Federal Income Tax Considerations." This summary is qualified by the discussion in "Certain Federal Income Tax Considerations," particularly the qualifications on the opinions of counsel described there.

 Partnership Status

  In the opinion of counsel, based on certain assumptions and representations, we have been and will continue to be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units (and other Units) will be considered our partners. Accordingly, we will pay no federal income taxes, and a Common Unitholder (and other Unitholders) will be required to report in his federal income tax return his share of our income, gains, losses and deductions. In general, cash distributions to a Common Unitholder will be taxable only if, and to the extent that, they exceed his tax basis in his Common Units.

 Partnership Allocations and Distributions

  In general, our annual income and loss will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in us, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of our taxable income for each of our taxable years ending with or within the taxable year of the Unitholder, even if cash distributions are not made to him. As a consequence, a Unitholder's share of our taxable income (and possibly the income tax payable by him with respect to that income) may exceed the cash distributed to him.

 Ratio of Taxable Income to Distributions

  We estimate that if you purchase Common Units in this offering and hold them through December 31, 2001, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period which is less than 20% of the cash distributed for that period. We further estimate that for taxable years beginning after December 31, 2001, the taxable income allocable to a Unitholder will constitute a significantly higher percentage of cash distributed to him. These estimates are based upon the assumption that gross income from operations, including dividend and interest income from the Corporate Group, will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, these estimates are based on current tax law and certain tax reporting positions that we have adopted or intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the Common Units. See "Certain Federal Income Tax Considerations--Tax Treatment of Unitholders--Ratio of Taxable Income to Distributions."

 Basis of Common Units

  A Unitholder's initial tax basis in his Unit will be the amount paid for that Unit. A Unitholder's basis is generally increased by his share of our income and decreased by his share of our losses and distributions.

 Passive Loss Limitations on Deductibility of Partnership Losses

  In the case of taxpayers subject to the passive loss limitations (generally, individuals and closely held corporations), our losses will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments and dividend income and interest from the Corporate Group. Any losses unused by virtue of these rules can be deducted when a Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party.

 Ownership of Common Units by Tax-Exempt Organizations and Certain Other
Investors

  An investment in Units by tax-exempt organizations (including IRAs and other retirement plans), regulated investment companies and foreign persons raises issues unique to them. Much of the income derived by a Unitholder which is a tax-exempt organization will be taxable to it because it is unrelated business taxable income; no significant amount of our gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company, at least in the first few years; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be subject to withholding on his distributions and will be required to file federal income tax returns and to pay tax on his share of our taxable income. See "Certain Federal Income Tax Considerations--Tax-exempt Organizations and Certain Other Investors."

 Tax Shelter Registration

  The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to this requirement on the basis that we are not a tax shelter. Nevertheless, we are registered as a tax shelter with the IRS and the IRS has issued the following tax shelter registration number to us: 96026000016. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Certain Federal Income Tax Considerations--Administrative Matters--Registration as a Tax Shelter."

 Disposition of Common Units

  A Unitholder who sells his Common Units will recognize gain or loss equal to the difference between the amount realized and his adjusted basis in such Common Units. Thus, our distributions to a Unitholder in excess of his share of our income will, in effect, become taxable income if he sells his Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

 Section 754 Election

  We have made the election provided for by Section 754 of the Code, which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each of our assets.

 Other Tax Considerations

  In addition to federal income taxes, a Unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides and in which we do business or own property. A Unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with these requirements. We anticipate that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's tax applies only to interest and dividend income. Some of them may require us to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of that state. Withholding, which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve him from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts we have distributed. Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

  It is your responsibility to investigate the legal and tax consequences, under the laws of pertinent states and localities, of your investment in us. Accordingly, you should consult, and must depend upon, your own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required. Counsel has not rendered an opinion on the state and local tax consequences of an investment in the Partnership.

                                  RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership is subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following risk factors in evaluating an investment in the Common Units.

RISKS INHERENT IN OUR BUSINESSES

 Weather Conditions Affect the Demand for Propane and Home Heating Oil

  Weather conditions have a significant impact on the demand for both propane and home heating oil because our customers depend on these products principally for heating purposes. During the peak heating season of October through March, sales of propane represent approximately 70% to 75% of our annual retail propane volume and sales of home heating oil represent approximately 75% to 80% of our annual home heating oil volume. Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volumes we sell and the gross profit realized on those sales and, consequently, our results of operations. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we sell propane and home heating oil. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected during fiscal 1998 primarily due to this abnormally warm weather. We cannot predict if or when a similar weather phenomenon will affect the markets we serve. Weather variations also affect demand for propane from agricultural customers, as dry weather during the harvest season reduces demand for propane used in crop drying. There can be no assurance that average temperatures in future years will not be above historical averages.

 Our Home Heating Oil Business Has Significant Customer Attrition

  The net attrition of our existing home heating oil customers has been between approximately 5% to 6% per year over the past five years. This rate represents our annual gross customer loss rate of approximately 15% to 16%, offset by customer gains of approximately 10% per year, excluding additional customers gained through acquisitions. Customer losses are the result of various factors, including customer relocation, price, natural gas conversions and credit problems. Customer gains are a result of our marketing and service programs and other incentives. We cannot assure you that we will be able to maintain or reduce our customer net attrition rate in the future.

 We Are Subject to Pricing and Inventory Risk for Both Propane and Home Heating Oil

  The retail propane and home heating oil industries are "margin-based" businesses in which gross profits depend on the excess of retail sales prices over supply costs. Consequently, our profitability is sensitive to changes in wholesale prices of propane and heating oil caused by changes in supply or other market conditions. Many of these factors are beyond our control and thus, when there are increases in the wholesale costs of propane and heating oil, we may not be able to pass on these increases to our customers through retail sales prices. In addition, the timing of cost pass-throughs can significantly affect margins. Wholesale price increases could reduce our gross profits and could, if continuing over an extended period of time, reduce demand by encouraging conservation or conversion to alternative energy sources.

  Approximately 25% of our heating oil volume is sold to individual customers under agreements that fix in advance the maximum sales price of oil over a period of up to 12 months. The maximum price at which oil is sold to these "capped-price" customers generally is renegotiated in April of each year in light of then current market conditions. We currently enter into forward purchase contracts for most of the oil we sell to "capped-price" customers. This practice permits us to purchase oil at a fixed price in advance of our obligations to supply such oil. If events occur after a "capped-price" is negotiated that increase the cost of oil above the amount anticipated, margins for the "capped-price" customers whose oil was not purchased under forward contracts would be lower than expected, while margins for those customers whose oil was purchased under forward contracts would be unaffected. Conversely, if, during this period, the cost of oil decreased below the amount anticipated, margins for the "capped-price" customers whose oil was purchased under forward contracts could be lower than expected, while margins for those customers whose oil was not purchased under forward contracts would be unaffected or higher than expected. In the past few years, the percentage of our home heating oil customers with "capped-price" arrangements has increased, and the gross profit margin of oil sold to these customers has been lower than that of oil sold to our other retail customers, thereby negatively affecting our operating results. There can be no assurance that this trend will not continue in the future, and thereby continue to negatively affect our financial performance.

  Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. We purchase propane from a variety of suppliers under supply contracts and on the spot market. The major portion of propane purchased by us (approximately 95% in fiscal 1998) is produced domestically. To the extent that we purchase propane from Canadian sources (approximately 5% in fiscal 1998), our propane business will be subject to risks of disruption in foreign supply. We attempt to minimize inventory risks by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, we have on occasion purchased, and may purchase in the future, large volumes of propane at relatively attractive prices for storage in our 21 million gallon Indiana underground storage facility for future resale. Because of the potential volatility of propane prices, the market price for propane could fall below the price at which we purchased propane held in inventory, thereby adversely affecting gross margin or sales or rendering sales from such inventory unprofitable. We may from time to time engage in transactions, such as options or fixed price contracts to purchase propane, to hedge product costs in an attempt to reduce cost volatility.

 Our Ability to Grow Depends Upon Acquisitions

  A significant portion of our growth in the past decade has come from acquired businesses. Our growth strategy continues to be focused on the acquisition of complementary businesses. This is in part due to the mature nature of the propane and home heating oil industries, with total demand expected to remain relatively flat or to decline slightly. We cannot assure you that we will be able to identify attractive acquisition candidates (whether in the home heating oil or propane sector) in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business have intensified and become more costly. Factors that may adversely affect our propane and home heating oil operating and financial results, such as warm weather patterns, may limit our access to capital and adversely affect our ability to make acquisitions. Any acquisition may involve potential risks, including:

  . an increase in our indebtedness;

  . the inability to integrate the operations of the acquired business;

  . diversion of management's attention from other business concerns; and

  . excess customer loss or loss of key employees from the acquired business.

  In addition, acquisitions may be dilutive to earnings and distributions to the Unitholders and any additional debt incurred to finance acquisitions may affect our ability to make distributions to the Unitholders.

 Our Indebtedness May Affect Operations and Limit Our Ability to Make Distributions

  We have indebtedness that is substantial in relation to our partners' capital. Assuming we had completed the Transaction on September 30, 1998, our total consolidated indebtedness would have been $306.0 million, which as a percentage of our total book capitalization, would have been 58.9%. Principal and interest payable on our indebtedness will reduce cash available to make distributions on the Common Units. Under certain circumstances, the terms of our consolidated indebtedness, including the Notes, will limit our ability to distribute cash to Common Unitholders and to borrow additional funds. The limitations and restrictions in new debt we issue may be more restrictive than those in our current indebtedness. Certain of our indebtedness is secured by liens on substantially all of the assets of the Operating Partnership. In the case of our continuing default under such indebtedness, the lenders could enforce their liens against the assets of the Operating Partnership. Any such foreclosure or action by the Operating Partnership to stay such foreclosure by seeking to reorganize under the Federal Bankruptcy Code would have a material adverse effect on us and the Common Unitholders.

 Home Heating Oil's History of Net Losses

  Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses) and the success of our acquisition of Petro will depend upon our ability to, among other things, continue to: (1) make acquisitions of home heating businesses at attractive prices, (2) reduce the home heating oil customer attrition rate and (3) improve the margin on the distribution of home heating oil on a per gallon basis. We cannot assure you that we will be able to generate a profit from the home heating oil operations or that those operations will not have a material adverse effect on our consolidated financial performance.

 Our Business Is Highly Competitive

  Our profitability is affected by the competition for retail customers in the propane and home heating oil industries. Some of our competitors and potential competitors are larger or have greater financial resources than we do, which may provide those competitors with certain advantages. Competition with other companies in the retail propane and home heating oil industries is based primarily on customer service and price.

  Competition within the propane distribution industry stems primarily from three types of participants: larger, multistate marketers; smaller, local independent marketers; and farm cooperatives. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with five or more marketers or distributors. Each branch location operates in its own competitive environment, as retail marketers are typically located in close proximity to their customers to lower the cost of providing service. The principal factors influencing competition with other retail marketers are price, reliability and quality of service, responsiveness to customer needs and safety concerns. We cannot assure you that we will be able to compete successfully on the basis of these factors in the future.

  As a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience to customers of switching tanks (which is required when changing suppliers) and suppliers and the lack of meaningful growth in the industry, our propane business experiences difficulty in acquiring new retail customers (other than through acquisitions).

  Similar to the propane business, our home heating oil business is highly competitive. Our home heating oil business competes with heating oil distributors offering a broad range of services and prices, from full service distributors, like us, to those offering delivery only. Long-standing customer relationships are typical in the industry. In addition, in certain instances, homeowners have formed buying cooperatives that seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain. As a result of the factors noted above, among others, it may be difficult for us to compete successfully for new home heating oil customers.

 We Are Subject to Operating and Litigation Risks That May Not Be Covered by Insurance

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing customers with combustible liquids such as propane and home heating oil. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable. However, there can be no assurance that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 We Are Subject to Competition From Alternative Energy Sources

  Propane is sold in competition with other sources of energy, some of which at times are less costly for equivalent energy value. Propane competes for customers against suppliers of natural gas. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in those areas where natural gas is readily available. The expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in areas that previously depended upon propane. To a lesser extent, our propane business also competes for customers against suppliers of electricity and fuel oil. We cannot predict the effect that the development of alternative energy sources might have on our operations. See "Business--Propane--Competition" and "Business--Home Heating Oil--Competition."

  Our home heating oil operations also compete for retail customers with suppliers of alternative energy products, principally natural gas. We could face additional price competition from alternative heating sources such as electricity and natural gas as a result of deregulation in those industries. Over the past five years, conversions by our customers from heating oil to other sources, primarily natural gas, have averaged approximately 1% per year of the homes we serve. This conversion trend is not entirely within our control, and may worsen.

 We Are Dependent on Principal Suppliers

  During fiscal year 1998, 28% of our volume of propane purchases in the Midwest was purchased on the spot market from various Mont Belvieu, Texas sources, 27% was purchased from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC and 23% was purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Although we believe that alternative sources of propane are readily available, in the event that we were unable to purchase propane from any of these sources, the failure to obtain alternate sources of supply at competitive prices and on a timely basis could have a material adverse effect on our propane operations. Substantially all of our propane supply for our Northeast retail operations is purchased under annual or longer term supply contracts. Historically, a substantial portion of the propane purchased has originated from storage facilities in Mont Belvieu, Texas and has been shipped to us through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on our propane business.

  Similarly, our home heating oil business has market price based contracts for substantially all its petroleum requirements with 11 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been our suppliers for over 10 years. For the twelve months ended September 30, 1998, our principal suppliers were: Amerada Hess Corporation; Citgo Petroleum Corp.; Coastal New York; George E. Warren Corp.; Global Petroleum Corp.; Koch Refining Company, L.P.; Louis Dreyfus Energy Corp.; Mieco, Inc.; Mobil Oil Corporation; Sprague Energy; Sun Oil Company and Tosco Refining Co. While substantially all of our home heating oil supply in recent years has been from North American sources, there can be no assurance that disruptions in the supply of crude oil from foreign sources would not adversely affect our home heating oil business.

 We Have Debt with Change of Control Provisions

  Certain of our debt instruments contain provisions relating to a change of control. In particular, the Notes, the First Mortgage Notes and the Bank Credit Facilities require the General Partner to serve as our general partner and to maintain with its affiliates ownership of a minimum number of Units. If such change of control provisions are triggered, (1) under the Bank Credit Facilities and the Notes, all outstanding indebtedness may become due and (2) under the First Mortgage Notes, the indebtedness will be re-rated by a rating agency and such outstanding indebtedness may become due. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases of our debt or that restrictions in our other debt instruments will not permit such repurchases. In some cases, lenders would have the right to foreclose on our assets if we failed to purchase debt upon a change of control. Furthermore, there is no restriction on the ability of the General Partner to enter into a transaction that would trigger the change of control provisions.

 Inflation Increases Our Costs

  Inflation increases our operating and administrative costs. We will attempt to limit the effects of inflation on our results of operations through cost control efforts, productivity improvement and increases in per gallon gross profit margins, but we may not be successful.

 Our Home Heating Oil Business Is Subject to Governmental Regulation and Could Have Significant Costs with Respect to Environmental and Other Regulatory Matters

  Our home heating oil business is subject to federal and state laws and regulations related to a wide range of environmental and other regulatory matters. Our home heating oil business has implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. There can be no assurance, however, that we will not be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact our home heating oil operations, including underground storage and transportation of home heating oil. In addition, the environmental risks inherently associated with our home heating oil operations, such as the risks of accidental releases or spills, are greater than those associated with our propane operations. There can be no assurance that material costs and liabilities will not be incurred, including those relating to claims for damages to property and persons.

RISKS ARISING OUT OF THE TRANSACTION

 Conflicts of Interest in Structuring the Transaction

  Petro and Star Gas Corporation developed and structured the Transaction. Star Gas Corporation is a wholly-owned subsidiary of Petro. Petro currently owns all the existing Subordinated Units of the Partnership, and all of the directors of Star Gas Corporation, other than the two members of the Special Committee, are also directors or officers of Petro. As a result of this and other factors, members of the Petro Board and Petro's representatives on the Star Gas Corporation Board have interests that are different from, and in conflict with, the interests of the Common Unitholders. The Star Gas Corporation Board appointed the two members of the Special Committee to negotiate the acquisition of Petro on behalf of the Common Unitholders. Each member of the Special Committee has received an additional fee of $40,000 for serving on the Special Committee. See "Conflicts of Interest and Fiduciary Responsibility."

 Investment in Our Home Heating Oil Business Will Substantially Change Our Business

  The Transaction includes the acquisition by the Partnership of Petro's home heating oil business that is substantially larger than the Partnership's propane business in terms of assets, liabilities and revenues. As a result of the Transaction, our primary business will shift from the retail distribution of propane to the retail distribution of home heating oil. The home heating oil business has a number of risks and is highly competitive. See "Risks Inherent in Our Business."

 No Assurance That the Transaction Will Result in Increased Distributions Per Common Unit

  We structured the Transaction based on our belief that it would increase the cash available to be distributed per Common Unit. This belief is based, in part, on our expectation that we will be able to (1) effect a significant and successful program of acquiring home heating oil distributors at attractive prices and (2) complete the restructuring program in the home heating oil operations, which is designed to reduce customer losses and improve operating margins. Our home heating oil business is not currently negotiating any potential acquisitions and is not a party to any binding acquisition agreements. See "--Our Ability to Grow Depends on Acquisitions." Moreover, there can be no assurance that our home heating oil operation's implementation of the restructuring program will reduce customer losses and improve operating margins.

 There Is Potential Significant Dilution of the Interests of Common Unitholders

  Under the Partnership Agreement, during the Subordination Period, the Partnership can issue 2,500,000 additional Common Units or units on a parity with the Common Units without obtaining any Unitholder approval, which may have the following effects:

  . dilution of the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership;

  . dilution of the interests of holders of Common Units in distributions by the Partnership; and

  . reduction of the support provided by the subordination feature of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. In addition, holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

  Prior to the Transaction, the existing Subordinated Units represent a 37.5% limited partner interests in the Partnership. After the Transaction, the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will represent only a 25.2% limited partner interest. Therefore, the amount of support provided by these Units for the payment of the Minimum Quarterly Distribution on the Common Units will decline.

 Taxes Payable by Petro Will Reduce Distributions

  We expect the Transaction to result in nominal taxes to Petro although our determination could be subject to challenge by the IRS. A successful challenge would reduce the amount of cash we have available for distribution by us. We believe that the Corporate Group will not pay significant federal income tax for the several years immediately following the Transaction; however, over time we expect that the amount of federal income taxes paid by the Corporate Group will increase, also reducing the amount of cash that we can distribute to Common Unitholders. If the IRS successfully challenges the deduction by the Corporate Group of depreciation or interest on certain debt, the Corporate Group's tax liability will increase and our ability to distribute cash to Common Unitholders will be adversely affected.

  Although we believe that the Corporate Group will not pay significant federal income tax for several years, we expect the Corporate Group to generate earnings and profits during that time such that a portion of the distributions from the Corporate Group to us out of earnings and profits will be taxable dividend or interest income to the Unitholders that cannot be offset by losses generated by our propane activities.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

 Cash Distributions Are Not Guaranteed and May Fluctuate With Our Performance

  Although we distribute all of our Available Cash, we can give no assurances regarding the amounts of Available Cash that we will generate. The actual amounts of Available Cash will depend upon numerous factors, including profitability of operations, required principal and interest payments on our debt, the cost of acquisitions (including related debt service payments), our issuance of debt and equity securities, fluctuations in working capital, capital expenditures, limitations imposed by our debt agreements, adjustments in reserves, prevailing economic conditions and financial, business and other factors, some of which may be beyond the control of the General Partner. Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits.

  The Partnership Agreement gives the General Partner discretion in establishing reserves for the proper conduct of our business that will affect the amount of Available Cash. Because our business is seasonal, the General Partner expects that it will make additions to reserves during certain of our fiscal quarters (i.e., those covering the colder periods) in order to fund operating expenses and distributions to partners with respect to other fiscal quarters (i.e., those covering the warmer periods). Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits. In addition, we are required to make reserves for the future payment of principal and interest on our First Mortgage Notes and in certain instances for the future payment of principal and interest under our Bank Credit Facilities and other indebtedness. The Notes and the guarantee by the Partnership issued pursuant to the Debt Offering will restrict distributions to Common Unitholders under certain circumstances including failure to meet a cash flow to fixed charges coverage test. As a result of these and other factors, we can give no assurance regarding the actual levels of our cash distributions, and our ability to distribute cash may be limited during the existence of any events of default under any of our debt instruments.

 It May Be Difficult to Remove the General Partner

  The Partnership Agreement contains certain provisions that may discourage a person or group from attempting to remove the General Partner as general partner or otherwise change our management. The Partnership Agreement provides that if the General Partner is removed other than for Cause, except in certain circumstances the Subordination Period will end, all arrearages on the Common Units will terminate and all outstanding Senior Subordinated Units and Junior Subordinated Units will convert into Common Units. See "The Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner." The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

 Holders of Common Units Have Limited Voting Rights; We Are Managed and Operated by the General Partner

  We are managed and operated by the General Partner. Unlike the holders of common stock in a corporation, holders of our outstanding common units have only limited voting rights on matters affecting our business. Holders of Common Units have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 66 2/3% of the Common Units, excluding those held by the General Partner and its affiliates. As a result, holders of Common Units have limited influence on matters affecting our operation and third parties may find it difficult to attempt to gain control or influence our activities. See "The Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner."

 The General Partner Will Have a Limited Call Right with Respect to the Common Units and Other Units

  If at any time not more than 20% of the then issued and outstanding Units of limited partner interests of any class is held by persons other than the General Partner and its affiliates, the General Partner will have the right to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. The General Partner may assign such rights to any of its affiliates or to us. As a consequence, a holder of Units may be required to sell such Units at an undesirable time or at an undesirable price. Also, upon expiration of the Subordination Period, if we acquire more the 66 2/3% of the Class B Common Units in a twelve-month period, then we will have a call right that is similar to that of the General Partner described above.

 Reimbursements to General Partner Will Have Priority Over Distributions

  Prior to making any distributions on the Units, we will reimburse the General Partner and its affiliates, including officers and directors of the General Partner, for all expenses incurred by the General Partner and its affiliates on our behalf, which expenses will be determined by the General Partner in its sole discretion. In addition, the General Partner and its affiliates may provide services to us for which we will be charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect our ability to make distributions.

 Unitholders May Not Have Limited Liability in Certain Circumstances

  A number of states have not clearly established limitations on the liability of holders of Common Units for the obligations of a limited partnership. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the holders of Common Units as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of our business, then a holder of Common Units could be held liable under certain circumstances for our obligations to the same extent as the General Partner. See "The Partnership Agreement--Limited Liability" for a discussion of the limitations on liability and the implications thereof to a holder of Common Units.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

  Conflicts of interest have arisen and could arise in the future as a result of the relationships between the General Partner and its affiliates, on the one hand, and the Partnership or any of our partners, on the other. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to the members of the General Partner. At the same time, the General Partner, as general partner, has fiduciary duties to manage us in a manner beneficial to us and our Unitholders. The duties of the General Partner, to us, therefore, may come into conflict with the duties of the directors and officers of the General Partner to its members.

  Conflicts of interest might arise in the following situations, among others:

    (1) Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the General Partner could enable the General Partner to receive Incentive Distributions or accelerate the expiration of the Subordination Period or the conversion of Senior Subordinated Units and the Junior Subordinated Units into Class B Common Units.

    (2) Whenever possible, the General Partner intends to limit its liability under contractual arrangements to all or particular assets of the Partnership, and thus avoid recourse against the General Partner or its assets.

    (3) Any agreements between us and the General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from us, the right to enforce the obligations of the General Partner and those affiliates in our favor. Therefore, the General Partner, in its capacity as our general partner, will be primarily responsible for enforcing such obligations.

    (4) Under the Partnership Agreement, the General Partner or its affiliates can be reimbursed for any services rendered on terms that are fair and reasonable to us and can enter into additional contractual arrangements with any of those entities on our behalf. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and the General Partner and its affiliates, on the other, are the result of arm's-length negotiations.

    (5) The General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to us.

    (6) Under the Partnership Agreement subject to certain restrictions, it will not constitute a breach of the General Partner's fiduciary duties to us or the Unitholders for the General Partner's affiliates to engage in activities of the type conducted by the Partnership, even if in direct competition with us. The General Partner and its affiliates have no obligation to present business opportunities to us.

  Except for Irik P. Sevin, who is subject to an agreement limiting his ability to compete with our propane and home heating oil operations, there are no restrictions on the ability of any affiliates of the General Partner to engage in the sale of propane or to trade or store propane. The General Partner has advised us that its affiliates currently have no plans to acquire any propane business, or engage in the sale of propane in competition with the Partnership.

  Unless provided for otherwise by a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards. Under these standards, a limited partnership owes its limited partners the highest duties of good faith, fairness and loyalty and a general partner cannot take any action or engage in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the General Partner to resolve conflicts of interest between itself or its affiliates on the one hand, and the Partnership or the Unitholders on the other, and to consider, in resolving such conflicts of interest, actions of the General Partner and its affiliates that might otherwise be prohibited, including those described in paragraphs (1) to (6) above. Furthermore, the Partnership Agreement provides that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to us or the Unitholders if the resolution of such conflict is fair and reasonable to us. The latitude given in the Partnership Agreement to the General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty. The General Partner believes, however, that such latitude is necessary and appropriate to enable it to serve as our general partner without undue risk of liability.

  The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any actual omissions if the General Partner and other persons acted in good faith. In addition, we are required to indemnify the General Partner, its affiliates and their respective officers, directors, employees and agents, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

  The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the General Partner has not obtained a legal opinion covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner that would be in effect under common law were it not for the Partnership Agreement.

TAX RISKS TO COMMON UNITHOLDERS

 Taxes Payable by Our Home Heating Oil Business

  We expect the Transaction to result in only nominal taxes to Petro although that could be subject to challenge by the IRS. A successful challenge would reduce the cash available for distribution by us. We believe that the Corporate Group will not pay significant federal income tax for several years immediately following the Transaction; however, over time we expect that the amount of federal income taxes paid by the Corporate

Group will increase thus reducing the amount of cash that we can distribute to Unitholders. If the IRS successfully challenges the deduction by the Corporate Group of depreciation or interest on certain debt, the Corporate Group's tax liability will increase and our ability to distribute cash to Unitholders will be adversely affected.

  Although we believe that the Corporate Group will not pay significant federal income tax for several years, we expect the Corporate Group to generate earnings and profits during that time such that distributions from the Corporate Group to us will be taxable dividend income to the Unitholders. Dividend income cannot be offset by losses generated by our propane activities.

  For a general discussion of the expected federal income tax consequences of owning and disposing of Units, see "Certain Federal Income Tax Considerations."

 Tax Treatment Is Dependent on Partnership Status

  The availability to a Unitholder of the federal income tax benefits of an investment in the Common Units depend, in large part, on our classification as a partnership for federal income tax purposes (unless the context requires otherwise, references in this subdivision to "us" are references to both the Partnership and the Operating Partnership). Based on certain representations by the General Partner, counsel is of the opinion that, under current law, we have been and will continue to be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS. One of the representations of the General Partner on which the opinion of counsel is based is that at least 90% of our gross income for each taxable year has been and will be income which counsel has opined is "qualifying income" within the meaning of Section 7704 of the Code. Whether we will continue to be classified as a partnership in part depends, in part on our ability to meet this qualifying income test in the future. See "Certain Federal Income Tax Considerations--Partnership Status."

  If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, distributions would generally be taxed to the Unitholders as corporate distributions, and no income, gain, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to the Unitholders would be substantially reduced. Our treatment as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders and this would likely result in a substantial reduction in the value of the Units. See "Certain Federal Income Tax Considerations--Partnership Status."

  There can be no assurance that the law will not be changed so as to cause us to be treated as an entity taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the subordination of distributions on Subordinated Units will be subject to change, including a decrease in the amount of the Minimum Quarterly Distribution (and Target Distribution Levels) to reflect the impact of such law on us. See "Cash Distribution Policy--Quarterly Distributions of Available Cash" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 No IRS Ruling with Respect to Tax Consequences Leaves Uncertainty

  We have not requested any rulings from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Code, or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from counsel's conclusions. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of those conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market value of the Units.

In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner.

 There Are Limits on Deductibility of Losses

  In the case of taxpayers subject to the passive loss rules, any losses generated by us will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments and any dividend income from the Corporate Group or interest income we generated. Unused losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. A Unitholder's share of our net passive income may be offset by his unused losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. Other limitations also apply. See "Certain Federal Income Tax Considerations--Tax Treatment of Unitholders--Limitations on Deductibility of Partnership Losses."

 Risk of Tax Liability Exceeding Cash Distribution; Portfolio Income

  A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his share of our income, even if he receives no cash distributions from us. No assurance can be given that a Unitholder will receive from us cash distributions equal to his allocable share of our taxable income or even the tax liability to him resulting from that income. Further, a Unitholder may incur a tax liability in excess of the amount of cash received upon the sale of his Units. See "Certain Federal Income Tax Considerations--Tax Treatment of Unitholders" and "--Disposition of Units."

  We expect that the Corporate Group will not pay significant federal income tax for some period of time, and we expect the Corporate Group to generate earnings and profits during that time such that a portion of the distribution from the Corporate Group to us will result in taxable dividend income to the Unitholders. Any dividend income from the Corporate Group cannot be offset by past or future losses generated by our propane activities.

 Bunching of Income

  Each Unitholder will be required to include in income his share of our income, gain, loss and deduction for our fiscal year ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of Units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "Certain Federal Income Tax Considerations-- Disposition of Units--Allocations Between Transferors and Transferees."

 Ownership of Units Raises Issues for Tax-Exempt Organizations and Certain Other Investors

  Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of the taxable income derived by a Unitholder that is an organization exempt from federal income tax (including IRAs and other retirement plans) is expected in the first few years to be taxable to such a Unitholder because it is unrelated business taxable income. See "Certain Federal Income Tax Considerations--Tax-exempt Organizations and Certain Other Investors."

 Tax Shelter Registration Could Increase Risk of Potential IRS Audit

  We are registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued to us the following tax shelter registration number:
96026000016. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. No assurance can be given that we will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profit interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to us. Each Unitholder would bear the cost of any expenses incurred in connection with such an examination of his personal tax return.

 There Is a Possibility of Loss of Tax Benefits Relating to Non-uniformity of Units and Nonconforming Depreciation Conventions

  Because we cannot match transferors and transferees of Units and because of other reasons, we have adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Units and could have a negative impact on the value of the Units. See "Certain Federal Income Tax Considerations--Tax Treatment of Operations--Uniformity of Units."

 There Are State, Local and Other Tax Considerations

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We anticipate that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia, each of which currently imposes a personal income tax; however, New Hampshire's tax applies only to interest and dividend income. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us. See "Certain Federal Income Tax Considerations--State and Local Tax Considerations."

 Tax Gain or Loss on Disposition of Units Could Be Different than Expected

  A Unitholder who sells Units will recognize gain or loss equal to the difference between the amount realized and his adjusted tax basis in those Units. See "Certain Federal Income Tax Considerations--Tax Treatment of Unitholders--Treatment of Partnership Distributions." Thus, prior distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in the Unit will, in effect, become taxable income if that Unit is sold at a price greater than the Unitholder's tax basis in that Unit, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions we use, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

 Reporting of Partnership Tax Information Is Complicated and Subject to Audits

  We will furnish each holder of Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, we will use the various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                                THE TRANSACTION

  The Partnership will acquire Petro through a four part transaction. Each part of the Transaction is meant to close at the same time. The four principal parts of the Transaction are described below.

 Acquisition of Petro

  On October 22, 1998, Petro, the Partnership, the Operating Partnership and a wholly-owned subsidiary of the Operating Partnership, executed a merger agreement (the "Merger Agreement"). Under the Merger Agreement, upon the completion of the Transaction, the subsidiary will be merged with and into Petro, with Petro surviving the merger as a wholly-owned, indirect subsidiary of the Operating Partnership. As a result of the merger, each outstanding share of Class A Common Stock, par value $.10 per share, of Petro and Class C Common Stock, par value $.10 per share of Petro (together, "Petro Common Stock") (other than shares which have been exchanged pursuant to the Exchange or as to which dissenters' rights have been perfected) will be converted into .13064 Senior Subordinated Units; each outstanding share of junior convertible preferred stock of Petro (the "Junior Preferred Stock") will be converted into
 .13064 Common Units; and each outstanding share of Series C exchangeable preferred stock due 2009 of Petro (the "Public Preferred Stock") will be converted into the right to receive $23 in cash per share plus accrued and unpaid dividends.

  There are 11,228 shares of Class B Common Stock, par value $.10 per share (the "Class B Shares") of Petro currently outstanding, representing less than
 .01% of the issued and outstanding shares of Petro Common Stock, which will remain outstanding following the completion of the Transaction.

  The "Exchange" will occur immediately prior to the merger and is comprised of the following elements.

    (a) Certain holders of Petro Common Stock consisting of Irik P. Sevin, Audrey L. Sevin, Hanseatic Corp. and Hanseatic Americas LDC (the "LLC Owners"), will form Star Gas LLC, to which they will contribute a portion of their shares of Petro Common Stock in exchange for all of the limited liability company interests in Star Gas LLC. Star Gas LLC will contribute those shares to the Partnership in exchange for General Partner Units. In addition, the LLC Owners will contribute their remaining shares of Petro Common Stock to the Partnership in exchange for Junior Subordinated Units.

    (b) Certain other common stockholders who are affiliates of Petro will contribute shares of Petro Common Stock to the Partnership in exchange for Senior Subordinated Units.

 Financings and Refinancings

  An integral element of the Transaction is the refinancing of Petro's outstanding debt and preferred stock to substantially reduce Petro's ongoing borrowing costs. This refinancing will be accomplished through several related transactions, which will close at the same time as the closing of the Transaction.

  To accomplish this refinancing, we are offering Common Units and Petro is offering the Notes. We are offering for sale to the public 6.8 million Common Units in this offering, the net proceeds of which are estimated to be $128.3 million. Petro will sell to the public $120.0 million of the Notes, the net proceeds of which are estimated to be $115.4 million. The Partnership and Petro Holdings, Inc., a Minnesota corporation that is the direct parent of Petro and a wholly-owned, indirect subsidiary of the Partnership, will guarantee the Notes.

  All of the net proceeds of this offering, together with the $115.4 million of net proceeds from the Debt Offering will be used:

  . to redeem Petro's 12 1/4% Senior Subordinated Debentures due 2005, Petro's 10 1/8% Senior Subordinated Notes due 2003, Petro's 9 3/8% Senior Subordinated Debentures due 2006 and the Public Preferred Stock;

  .  to repurchase Petro's 1989 Preferred Stock; and

  .  to pay for a portion of the expenses of the Transaction.

  See "Uses of Funds From this Offering and the Debt Offering."

 New General Partner

  Since Star Gas Corporation is a wholly-owned subsidiary of Petro and will be acquired as our subsidiary in the Transaction, it will no longer be able to serve as our general partner. Our new general partner will be Star Gas LLC, which will be owned by the LLC Owners. Star Gas LLC's business activities will be limited to those related to being our general partner. Star Gas LLC is not expected to have a significant net worth except for its interest in the Partnership.

 Amendment of Partnership Agreement

  In order to consummate the Transaction, certain amendments must be made to the Partnership Agreement and Operating Partnership Agreement in effect prior to the Transaction. The amendment will, among other matters, increase the Minimum Quarterly Distribution from $0.55 to $0.575 per Unit. See "The Partnership Agreement."

OUTSTANDING PARTNERSHIP UNITS

  The following table sets forth the approximate number of Units outstanding before and after completion of the Transaction:

                                       BEFORE TRANSACTION    AFTER TRANSACTION
                                      -------------------- ---------------------
                                       NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
                                      --------- ---------- ---------- ----------
COMMON UNITS
  Existing Common Units.............  3,858,999    60.5%    3,858,999    26.8%
  Issued to Petro Junior Preferred
   Stockholders.....................        --      --        102,773     0.7
  Issued in this offering(a)........        --      --      6,800,000    47.3
                                      ---------   -----    ----------   -----
    Subtotal........................  3,858,999    60.5    10,761,772    74.8
SUBORDINATED UNITS
  Existing Subordinated Units.......  2,396,078    37.5           --      --
  Senior Subordinated Units.........        --      --      2,767,058    19.2
  Junior Subordinated Units.........        --      --        568,478     4.0
                                      ---------   -----    ----------   -----
    Subtotal........................  2,396,078    37.5     3,335,536    23.2
GENERAL PARTNER INTERESTS/UNITS(B)..    127,655     2.0       287,700     2.0
                                      ---------   -----    ----------   -----
    Total...........................  6,382,732   100.0%   14,385,008   100.0%
                                      =========   =====    ==========   =====

--------
(a) Estimated based on an assumed offering price of $20.00 per Unit. The exact number of Common Units to be issued in this offering will increase or decrease inversely in relation to the public offering price of the Common Units.
(b) Stated in equivalent units before the Transaction and include the General Partner's interest in the Operating Partnership.

             USES OF FUNDS FROM THIS OFFERING AND THE DEBT OFFERING

  The uses of funds from this offering and the Debt Offering are currently anticipated to be as follows:

                                                                 (IN THOUSANDS)
   SOURCES
   This offering, net(a).......................................     $128,300
   Debt Offering, net(b).......................................      115,400
                                                                    --------
                                                                    $243,700
                                                                    ========
   USES
   Redeem Petro 12 1/4% Senior Subordinated Debentures due
    2005(c)(d).................................................     $ 84,094
   Redeem Petro 10 1/8% Senior Subordinated Notes due 2003(d)..       50,000
   Redeem Petro 9 3/8% Senior Subordinated Debentures due
    2006(d)....................................................       75,000
   Redeem Petro Public Preferred Stock.........................       27,600
   Repurchase Petro 1989 Preferred Stock.......................        4,167
   Transaction fees and expenses(e)(f).........................        2,839
                                                                    --------
                                                                    $243,700
                                                                    ========

--------
(a) Assumes the sale of 6.8 million Common Units at $20.00 per Common Unit, net of underwriting discounts and commissions and expenses. The exact number of Common Units to be issued in this offering will increase or decrease inversely in relation to the public offering price of the Common Units.
(b) Net of underwriting discounts and commissions and expenses.
(c) Includes prepayment premium of $2.8 million.
(d) The amounts set forth across from the Petro 12 1/4% Senior Subordinated Debentures, the Petro 10 1/8% Senior Subordinated Notes, and the Petro 9 3/8% Senior Subordinated Debentures (1) include the principal amount of subordinated debt that was not exchanged in Petro's October 1998 exchange offer pursuant to which this senior subordinated debt was issued and (2) assume that Petro will redeem or otherwise repurchase 100% of these securities. Upon consummation of the Transaction, Petro has the right to redeem up to an aggregate of 98.5% of the principal amount of these securities. We intend to purchase the remaining securities on comparable terms.
(e) This does not include reserves for dissenters' rights which may be exercised by former Petro stockholders.
(f) Petro will pay an additional $3.2 million of expenses from its existing cash balances.

  These estimated sources and uses of funds may change, depending on market conditions, the Partnership's and Petro's operations and other factors.

                                 CAPITALIZATION

  The following table shows the Partnership's historical capitalization as of September 30, 1998, (1) actual (2) as adjusted to give pro forma effect to the acquisition of Petro and (3) as further adjusted to give pro forma effect to the closing of this offering and the Debt Offering and our application of the net proceeds therefrom as described in "Uses of Funds From this Offering and the Debt Offering." You should read this table in conjunction with the historical and pro forma financial statements and notes included and incorporated by reference elsewhere in this prospectus.

                                                    SEPTEMBER 30, 1998
                                             ----------------------------------
                                                        PRO FORMA  ADJUSTED PRO
                                              ACTUAL   COMBINED(A)   FORMA(A)
                                             --------  ----------- ------------
                                                      (IN THOUSANDS)
Cash........................................ $  1,115   $ 19,782     $ 16,550
                                             ========   ========     ========
Debt:
  Operating Partnership First Mortgage
   Notes.................................... $ 96,000   $ 96,000     $ 96,000
  Operating Partnership Acquisition
   Facility.................................    8,308      8,308        8,308
  The Notes.................................      --         --       120,000
  Petro Public Debt(b)......................      --     209,094          --
  Petro Private Debt(c).....................      --      76,056       81,686
                                             --------   --------     --------
    Total Long-Term Debt....................  104,308    389,458      305,994
                                             --------   --------     --------
Redeemable Preferred Stock:
  Petro Public Preferred Stock..............      --      27,600          --
Partners' capital:
  Common Unitholders........................   58,686     60,741      189,041
  Existing Subordinated Unitholders.........   (1,446)       --           --
  Senior Subordinated Unitholders...........      --      19,253       19,253
  Junior Subordinated Unitholders...........      --       3,291        3,291
  General Partner...........................      107      1,666        1,666
                                             --------   --------     --------
    Total partners' capital.................   57,347     84,951      213,251
                                             --------   --------     --------
    Total capitalization.................... $161,655   $502,009     $519,245
                                             ========   ========     ========

--------
(a) See the "Unaudited Pro Forma Condensed Consolidated Financial Information of Star Gas Partners, L.P.," for a discussion of the pro forma adjustments. The foregoing table does not include $4.2 million of the current portion of Petro's 1989 Preferred Stock, which will be paid with the proceeds of this offering. See "Uses of Funds From this offering and the Debt Offering."
(b) The Petro Public Debt consists of $84.1 million of 12 1/4% Senior Subordinated Debentures due 2005, $50.0 million of 10 1/8% Senior Subordinated Notes due 2003 and $75.0 million of 9 3/8% Senior Subordinated Debentures due 2006. The amounts set forth (1) include the principal amount of subordinated debt that was not exchanged in Petro's October 1998 exchange offer pursuant to which this senior subordinated debt was issued and (2) assume that Petro will redeem or otherwise repurchase 100% of these securities. Upon consummation of the Transaction, Petro has the right to redeem up to an aggregate of 98.5% of the principal amount of these securities. We intend to purchase the remaining securities on comparable terms.
(c) The Petro Private Debt consists of $63.1 million of 9% Senior Notes due 2002, $4.3 million of 10 1/4% Subordinated and Senior Notes due 2001 and $14.3 million of notes payable in connection with the purchase of fuel oil dealers maturing at various dates through 2004. See "Description of Certain Indebtedness--Existing Indebtedness--Other Petro Debt."

                      PARTNERSHIP STRUCTURE AND MANAGEMENT
                           FOLLOWING THE TRANSACTION

  Following the Transaction, our propane operations will be conducted through the Operating Partnership and its wholly-owned corporate subsidiaries. Our home heating oil operations will be conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon the completion of the Transaction, Star Gas LLC will become our general partner and the general partner of the Operating Partnership. All of the membership interests in Star Gas LLC will be owned by Irik P. Sevin, Audrey L. Sevin, and two entities affiliated with Wolfgang Traber. Some of the current officers of Star Gas Corporation and Petro before the Transaction will become officers of Star Gas LLC following the Transaction.

  Upon the completion of the Transaction, the officers and employees of Star Gas Corporation will become officers and employees of the Operating Partnership. In addition, upon the completion of the Transaction, the officers and employees of Petro will continue to be officers and employees of Petro.

  The ability of the Partnership to make distributions is restricted by various debt instruments at the Operating Partnership and Petro. See "Description of Certain Indebtedness."

  The first chart below illustrates the organization and ownership of the Partnership, the Operating Partnership and its subsidiaries and Star Gas Corporation prior to the Transaction. The second chart illustrates the organization and ownership of the Partnership, the Operating Partnership and its subsidiaries and Star Gas LLC immediately following the Transaction (without giving any effect to the issuance of any additional Senior Subordinated Units). The percentages reflected in the following chart represent the approximate ownership interests in each of the Partnership and the Operating Partnership, individually, and not on an aggregate basis.

                          [PRIOR TO THE TRANSACTION]


                               [CHART TO APPEAR]

                    [IMMEDIATELY FOLLOWING THE TRANSACTION]


                       [CHART OF OPERATING PARTNERSHIP]

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

  The Common Units are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "SGU." The Common Units began trading on December 20, 1995 on the Nasdaq National Market System under the symbol "SGASZ," at an initial public offering price of $20.00 per Common Unit. The following table sets forth the closing high and low sales prices for the Common Units on the Nasdaq National Market System through May 28, 1998, and thereafter, on the NYSE and the cash distribution declared per Common Unit for the periods indicated.

                     COMMON UNIT CLOSING SALES PRICE RANGE

                                FISCAL 1999                      FISCAL 1998                FISCAL 1997
                         -------------------------------- -------------------------- --------------------------
                                                 CASH                       CASH                       CASH
FISCAL QUARTER ENDED      HIGH      LOW      DISTRIBUTION  HIGH   LOW   DISTRIBUTION  HIGH   LOW   DISTRIBUTION
--------------------     ------    ------    ------------ ------ ------ ------------ ------ ------ ------------
December 31,............ $21.75(a) $18.13(a)    $0.55     $23.38 $20.50    $0.55     $23.88 $21.75    $0.55
March 31,...............    --        --          --       24.75  21.38     0.55      24.63  20.75     0.55
June 30,................    --        --          --       23.00  20.50     0.55      21.88  19.00     0.55
September 30,...........    --        --          --       21.00  18.13     0.55      23.50  21.00     0.55

--------
(a) From October 1, 1998 through December 2, 1998.

  As a result of the Transaction, the Minimum Quarterly Distribution will be increased from $0.550 to $0.575 per Unit (or from $2.20 to $2.30 per Unit on an annualized basis). The first distribution on the Common Units offered hereby is expected to be paid on or about May 15, 1999 to holders of record as of May 3, 1999 and will relate to the full first quarter of 1999.

  The last reported sale price of Common Units on the NYSE on December 2, 1998 was $19.00 per Common Unit.

  As of December 2, there were approximately 175 holders of record of the Partnership's Common Units.

  In addition, as a result of the Transaction, the Senior Subordinated Units
will be listed on the NYSE under the symbol "   ."

                            CASH DISTRIBUTION POLICY

GENERAL

  In general, we distribute to our partners on a quarterly basis all of our Available Cash in the manner described in this prospectus. "Available Cash" is defined in the Glossary and generally means, with respect to any of our fiscal quarters, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Partnership's business, (2) comply with applicable law or any of our debt instruments or other agreements or (3) in certain circumstances provide funds for distributions to the Common Unitholders and the Senior Subordinated Unitholders during the next four quarters. The General Partner may not establish cash reserves for distributions to the Senior Subordinated Units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent us from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four quarters. The restrictions, discussed below, on distributions on Senior Subordinated Units, Junior Subordinated Units and General Partner Units could result in cash that would otherwise be Available Cash being reserved for other purposes.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed among different classes of Units. See "--Quarterly Distributions of Available Cash."

  Operating Surplus as currently defined generally refers to (1) the cash balance of the Partnership on the date we commenced operations, plus approximately $16 million plus all of our cash receipts (excluding cash receipts from Capital Surplus), less (2) all of our operating expenses (including expenses of the General Partner incurred on our behalf), debt service payments, maintenance capital expenditures and reserves established for our future operations; provided, however, that Operating Surplus is calculated without any reduction for costs or expenses incurred in connection with the Transaction.

  Capital Surplus will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed from Operating Surplus or Capital Surplus, all Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since our commencement equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed in respect of each Initial Common Unit in an aggregate amount per Unit equal to $22.00 per Common Unit (the "Initial Unit Price"), the distinction between Operating Surplus and Capital Surplus will cease, and all distributions will be treated as if from Operating Surplus. The General Partner does not expect that there will be significant distributions from Capital Surplus.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  We will make distributions to our partners with respect to each of its fiscal quarters prior to liquidation in an amount equal to all of our Available Cash for such quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. The first distribution on the Common Units, including those issued in this offering, subsequent to the completion of the Transaction will be paid with respect to the quarter ending March 31, 1999 on or about May 14, 1999 to holders of record on or about May 3, 1999 in the same amount per Common Unit regardless of how many days such Common Units have been outstanding. If we meet certain tests set forth in the Partnership Agreement, the first distribution permitted to be paid to the holders of the Senior Subordinated

Units, Junior Subordinated Units and General Partner Units will be paid with respect to the quarter ending June 30, 1999 and will be paid on or about August 14, 1999 to holders of record on or about August 3, 1999. Such distribution, if paid, will include a pro rata distribution for the period between the completion of the Transaction and March 31, 1999. For a discussion of certain restrictions on distributions to the holders of subordinated interests, see "-- Limitation on Distributions of Subordinated Interests."

  Upon expiration of the Subordination Period, all Senior Subordinated Units and Junior Subordinated Units will be converted (on a one-for-one basis) into Class B Common Units (all references herein to Common Units after the expiration of the Subordination Period are deemed to be references to Class A Common Units and Class B Common Units, collectively, unless otherwise indicated) and distributions on the General Partner Units will no longer be subordinated to distributions on the Common Units. Neither Class A Common Units nor Class B Common Units will accrue arrearages for any quarter after the Subordination Period, and Senior Subordinated Units, Junior Subordinated Units and General Partner Units will not accrue any arrearages with respect to distributions for any quarter.

  The Minimum Quarterly Distribution and the Target Distribution Levels are subject to adjustment as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

  The Subordination Period will generally extend until the first day of any quarter beginning on or after July 1, 2002 in respect of which (1) distributions of Available Cash from Operating Surplus on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the sum of the Minimum Quarterly Distributions on all of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to each of the three non-overlapping four quarter periods immediately preceding such date, (2) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distributions on all of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (including, taking into account for purposes of such determination all outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the quarter immediately following the quarter with respect to which the determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (3) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  In certain circumstances, if the General Partner is removed other than for Cause, the Subordination Period will end, the existing arrearages on the Common Units will terminate, the Senior Subordinated Units and the Junior Subordinated Units will immediately convert into Class B Common Units and distributions on the General Partner Units will no longer be subordinated. See "The Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner."

  Distributions by us of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

  first, 100% to the Common Units, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

  second, 100% to the Common Units, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any Cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

  third, 100% to the Senior Subordinated Units, pro rata, until there has been distributed in respect of each Senior Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

  fourth, 100% to the Junior Subordinated Units and General Partner Units, pro rata, until there has been distributed in respect of each Junior Subordinated Unit and General Partner Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

  thereafter, in the manner described in "--Incentive Distributions During the Subordination Period" below.

  At the completion of the Transaction, the General Partner will have a 1.99% general partner interest in the Partnership in the form of General Partner Units and a 0.01% interest in the Operating Partnership. References in this prospectus to distributions on the General Partner Units disregard the General Partner's 0.01% interest in the Operating Partnership.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

  Distributions by us of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

  first, 100% to all Units, proportionately until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

  thereafter, in the manner described in "--Incentive Distributions After the Subordination Period" below.

INCENTIVE DISTRIBUTIONS DURING THE SUBORDINATION PERIOD

  For any quarter for which Available Cash from Operating Surplus is distributed in respect of each of the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount equal to the Minimum Quarterly Distribution and Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Cumulative Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Units in the following manner:

  first, 100% to all Units, pro rata, until each Unit has received (in addition to any distributions to the Common Units to eliminate any Cumulative Common Unit Arrearages) a total of $0.604 per Unit for such quarter in respect of each Unit (the "First Target Distribution");

  second, 86.7% to all Units, pro rata, and 13.3% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until the Common Units have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.711 per Unit for such quarter in respect of each Common Unit (the "Second Target Distribution"); and

  third, 76.5% to all Units, pro rata, and 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until the Common Units have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.926 per Unit for such quarter in respect of each Common Unit (the "Third Target Distribution"); and

  thereafter, 51.0% to all Units, pro rata, and 49.0% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata.

  The Partnership Agreement may not be amended (including in connection with the issuance of additional partnership securities) in any manner which would increase the aggregate amount of Incentive Distributions without the approval of a majority of the outstanding Units of the classes that would be adversely affected (each such class voting separately).

  The following table illustrates the percentage of Available Cash from Operating Surplus distributed pro rata to all Unitholders ("Base Distributions") and the percentage of Available Cash distributed to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units only ("Incentive Distributions") at the Target Distribution Levels. The percentages set forth in the table below are based on the number of Units outstanding immediately after the completion of the Transaction.

                                                                    PERCENTAGE OF AVAILABLE CASH DISTRIBUTED
                                                                         AS INCENTIVE DISTRIBUTIONS TO
                                                                            THE SPECIFIED UNIT CLASS
                                                                   -----------------------------------------------------
                                      PERCENTAGE OF
                                        AVAILABLE   PERCENTAGE OF
                          QUARTERLY       CASH      AVAILABLE CASH
                         DISTRIBUTION  DISTRIBUTED  DISTRIBUTED AS     SENIOR              JUNIOR           GENERAL
                          AMOUNT PER     AS BASE      INCENTIVE     SUBORDINATED        SUBORDINATED        PARTNER
                         COMMON UNIT  DISTRIBUTIONS DISTRIBUTIONS       UNITS               UNITS            UNITS
                         ------------ ------------- -------------- ---------------     ---------------     -------------
Minimum Quarterly
 Distribution...........    $0.575       100.00%          --                      --                 --                --
First Target
 Distribution...........     0.604       100.00           --                      --                 --                --
Second Target
 Distribution...........     0.711         86.7          13.3%                   10.2%               2.1%              1.0%
Third Target
 Distribution...........     0.926         76.5          23.5                    17.9                3.7               1.9
Thereafter..............       --          51.0          49.0                    37.4                7.7               3.9

  The percentage allocation of Incentive Distributions among Senior Subordinated Units, Junior Subordinated Units and General Partner Units, will change in the future if there are additional non pro rata issuances of such Units.

INCENTIVE DISTRIBUTION AFTER THE SUBORDINATION PERIOD

  For any quarter for which Available Cash from Operating Surplus is distributed in respect of each of the Class A Common Units, Class B Common Units and General Partner Units in an amount equal to the Minimum Quarterly Distribution, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Units in the following manner:

  first, 100% to all Units, pro rata, until the Units have received the First Target Distribution;

  second, 86.7% to all Units, pro rata, and 13.3% to all Class B Common Units and General Partner Units, pro rata, until the Class A Common Units have received the Second Target Distribution;

  third, 76.5% to all Units, pro rata, and 23.5% to all Class B Common Units and General Partner Units, pro rata, until the Class A Common Units have received the Third Target Distribution; and

  thereafter, 51.0% to all Units, pro rata, and 49.0% to all Class B Common Units and General Partner Units, pro rata.

DISTRIBUTIONS FROM CAPITAL SURPLUS

  Our distributions of Available Cash from Capital Surplus will be made 100% on all Units, pro rata, until we shall have distributed, in respect of each Initial Common Unit, Available Cash from Capital Surplus in an aggregate amount per Initial Common Unit equal to the Initial Unit Price. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per Unit and assuming Available Cash from Capital Surplus of $11.00 per Unit is distributed on all Units (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 50% of its initial level.

  When "payback" of the Initial Unit Price has occurred (when the Unrecovered Initial Unit Price is zero) then in effect the Minimum Quarterly Distribution and the Target Distribution Levels each will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus and, because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the holders of the rights to Incentive Distributions will be entitled, with respect to such rights, to receive 49% of all distributions of Available Cash after distributions in respect of Cumulative Common Unit Arrearages.

  Distributions from Capital Surplus will not reduce the Minimum Quarterly Distribution or any of the Target Distribution Levels for the quarter with respect to which they are distributed.

LIMITATION ON DISTRIBUTIONS ON SUBORDINATED INTERESTS

  With respect to the time period beginning on the completion of the Transaction and ending on June 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount up to the Minimum Quarterly Distribution for such period to the extent the sum of EBITDA, less interest, less taxes and less maintenance capital expenditures consolidated (combined from October 1, 1998 until the completion of the Transaction) for the Partnership and Petro ("Adjusted Distributable Cash") for the time period beginning October 1, 1998 and ending on June 30, 1999 exceeds the sum of

    (1) $57,172,000, plus or minus

    (2) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (3) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999, exceeds or is less than 10,544,000, plus or minus

    (4) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000.

  With respect to the quarter ending September 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units to the extent the Adjusted Distributable Cash for the time period beginning October 1, 1998 and ending on September 30, 1999 exceeds the sum of

    (1) $25,307,000 plus or minus

    (2) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (3) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999, exceeds or is less than 10,544,000, plus or minus

    (4) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000 plus or minus

    (5) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending September 30, 1999, exceeds or is less than 10,544,000.

  Beginning with the distribution for the quarter ending on December 31, 1999, no distributions will be made on the Senior Subordinated Units, Junior Subordinated Units or General Partner Units, except for distributions from Capital Surplus, unless the aggregate amount of distributions on all Units with respect to all quarters, beginning with the quarter ended December 31, 1999, shall be equal to or less than the total Operating Surplus generated by us since October 1, 1999 (which does not include the approximately $16 million and our cash balance on the date we commenced operations).

  The holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are not prohibited from receiving distributions from Capital Surplus in a partial liquidation during the Subordination Period.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, (1) the Minimum Quarterly Distribution, (2) the Target Distribution Levels, (3) the Unrecovered Initial Unit Price, (4) the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, (5) the number of Class B Common Units issuable upon conversion of the Senior Subordinated Units and (6) Junior Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise), but not by reason of the issuance of additional Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, the Target Distribution Levels and the Unit Price would each be reduced to 50% of its initial level.

  The Minimum Quarterly Distribution and Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and Target Distribution Levels for each quarter thereafter would be reduced to amounts equal to the product of (1) the respective Minimum Quarterly Distribution or Target Distribution Level multiplied by (2) one minus, the sum of (x) the highest marginal federal corporate (or other entity as applicable) income tax rate to which we are then subject as an entity plus (y) the effective overall state and local income tax rate expressed as a percentage to which we are subject as a result of the new imposition of the entity level tax (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

ISSUANCE OF ADDITIONAL SENIOR SUBORDINATED UNITS

  The Partnership Agreement provides that for each full non-overlapping four quarter period ending on or after the first anniversary of the completion of the Transaction, but prior to the fifth anniversary of the completion of the Transaction, in which the dollar amount of Petro Adjusted Operating Surplus (as defined hereinafter) per Petro Unit (as defined hereinafter) equals or exceeds $2.90, we will issue 303,000 Senior Subordinated Units (or 303,000 Class B Common Units if such issuance occurs after the end of the Subordination Period) to the holders of the Senior Subordinated Units, Junior Subordinated Units and the General Partner Units on the record date in respect of the distribution for the final quarter of such four quarter period, pro rata; provided that the Partnership may not issue more than 909,000 Senior Subordinated Units or Class B Common Units in the aggregate pursuant to this provision, provided, further, that the Partnership may not issue more than 303,000 Senior Subordinated Units or Class B Common Units pursuant to this provision in any 365-day period. We will not issue any fractional Senior Subordinated Units or Class B Common Units in connection with the issuance of the additional Units. We will pay to each holder who would otherwise be entitled to a fractional Senior Subordinated Unit or Class B Common Unit an amount in cash to be paid in lieu of such fractional Units determined by multiplying such fraction by the Current Market Price of a Senior Subordinated Unit or a Class B Common Unit, as the case may be, as of the date three days prior to issuance of the additional Units. On the first day after the record date for distributions with respect to the first quarter ending on or after the fifth anniversary of the completion of the Transaction, the right to receive the additional Units shall lapse and all conversion rights shall cease to exist.

  "Petro Adjusted Operating Surplus" means, with respect to any four quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner (with the concurrence of the audit committee of the Board of Directors of the General Partner consisting of the two members of the Board of Directors who are not officers of the General Partner (the "Audit Committee")). In calculating Petro Adjusted Operating Surplus, (1) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (2) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Units," with respect to any date, means the sum of (1) the excess of the number of Units outstanding at the completion of the Transaction over the number of Units outstanding immediately prior to the completion of the Transaction (assuming the simultaneous closing of this offering), (2) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (3) the number of Senior Subordinated Units or Class B Common Units issued pursuant to the Partnership Agreement based on the performance of Petro and (4) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any affiliate thereof upon completion of the Transaction (which contribution is not covered by (2) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (4) above, such Units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  The terms upon which any of the said additional Units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders thereof without the affirmative vote of the holders of a majority of the outstanding Senior Subordinated Units, Junior Subordinated Units and General Partner Units, voting together as a single class.

DISTRIBUTIONS OF CASH UPON LIQUIDATION DURING THE SUBORDINATION PERIOD

  Following the commencement of our dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of our creditors in the order of priority provided in the

Partnership Agreement and by law and, thereafter, be distributed on the Units in accordance with respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all Units pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Senior Subordinated Units, Junior Subordinated Units and General Partner Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Cumulative Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon our liquidation to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Senior Subordinated Units and Junior Subordinated Units. The manner of such adjustment is provided in the Partnership Agreement. If our liquidation occurs before the end of the Subordination Period, any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

  first, to the Partners that have negative balances in their capital accounts, to the extent of and in proportion to, such negative balances;

  second, 100% to the Common Units, pro rata, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs, plus any Cumulative Common Unit Arrearages in respect of such Common Units;

  third, 100% to the Senior Subordinated Units, pro rata, until the capital account for each Senior Subordinated Unit is equal to the Unrecovered Initial Unit Price plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs;

  fourth, 100% to the Junior Subordinated Units and General Partner Units, pro rata, until the Capital Account for each Junior Subordinated Unit is equal to the Unrecovered Initial Unit Price plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs;

  fifth, 100% to all Units, pro rata, until there has been allocated under this clause fifth an amount per Common Unit equal to (a) the excess of the First Target Distribution per Unit over the then effective Minimum Quarterly Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash from Operating Surplus in excess of the then effective Minimum Quarterly Distribution per Unit that was distributed 100% to all Units, pro rata, for each quarter of the Partnership's existence;

  sixth, 86.7% to all Units, pro rata, 13.3% to Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until there has been allocated under this clause sixth an amount per Common Unit equal to (a) the excess of the Second Target Distribution per Common Unit over the First Target Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Common Unit but not in excess of the Second Target distribution for each quarter of the Partnership's existence;

  seventh, 76.5% to all Units, pro rata, and 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until there has been allocated under this clause seventh an amount per Common Unit equal to (a) the excess of the Third Target Distribution per Common Unit over the Second Target Distribution but not in excess of the Third Target Distribution of each quarter of the Partnership's existence; and

  thereafter, 51.0% to all Units, pro rata, and 49.0% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata.

  Any loss or unrealized loss will be allocated to the Unitholders as follows: first, to the Junior Subordinated Units and General Partner Units, pro rata, in proportion to the positive balances in their respective capital accounts until the positive balances in their respective capital accounts have been reduced to zero; second, 100% to the Senior Subordinated Units in proportion to the positive balances in their respective capital accounts until the positive balances in such Senior Subordinated Unitholders' respective capital accounts have been reduced to zero; third, 100% to the Common Units in proportion to the positive balances in their respective capital accounts until the positive balances in their respective capital accounts have been reduced to zero; and thereafter, to the General Partner Units.

DISTRIBUTIONS OF CASH UPON LIQUIDATION AFTER THE SUBORDINATION PERIOD

  If our liquidation occurs after the end of the Subordination Period, any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

  first, to the partners that have negative balances in their capital accounts to the extent of and in proportion to such negative balances;

  second, 100% to all Class A Common Units and Class B Common Units until the capital account for each Class A Common Unit and Class B Common Unit is equal to the Unrecovered Initial Unit Price (plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs);

  third, 100% to all Units, pro rata, until there has been allocated under this clause third an amount per Class A Common Unit equal to (a) the excess of the First Target Distribution per Class A Common Unit over the then effective Minimum Quarterly Distribution for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the then effective Minimum Quarterly Distribution per Class A Common Unit that was distributed 100% to the Units, pro rata, for each quarter of the Partnership's existence;

  fourth, 86.7% to all Units, pro rata, and 13.3% to Class B Common Units and General Partner Units, pro rata, until there has been allocated under this clause fourth an amount per Class A Common Unit equal to (a) the excess of the Second Target Distribution per Class A Common Unit over the First Target Distribution per Class A Common Unit for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of the Partnership's existence;

  fifth, 76.5% to all Units, pro rata, and 23.5% to Class B Common Units and General Partner Units, pro rata, until there has been allocated under this clause fifth an amount per Class A Common Unit equal to (a) the excess of the Third Target Distribution per Class A Common Unit over the Second Target Distribution per Class A Common Unit for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of the Partnership's existence; and

  thereafter, 51.0% to all Units, pro rata, and 49.0% to all Class B Common Units and General Partner Units, pro rata.

  Any loss or unrealized loss will be allocated to the General Partner Units, the Class A Common Units and Class B Common Units, pro rata, in proportion to the positive balances in their respective capital accounts, until the positive balances in their respective capital accounts have been reduced to zero.

  Interim adjustments to Capital Accounts will be made at the time we issue additional interests in the Partnership or make distributions of property. Such adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders in the same manner as gain or loss is allocated upon liquidation.

CASH AVAILABLE FOR DISTRIBUTION

  We believe that we will generate sufficient Available Cash from Operating Surplus for the first full four quarter period following the completion of the Transaction to cover the full Minimum Quarterly Distribution for such four quarter period on all then outstanding Units. Our belief is based on a number of assumptions, including the assumptions that normal weather conditions will prevail in our and Petro's operating areas, that our and Petro's operating margins will remain constant and that market and overall economic conditions will not change substantially. Although we believe our assumptions are within a range of reasonableness, most of the assumptions are not within our control and cannot be predicted with any degree of certainty. For example, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of our assumptions may prove to be inaccurate. As a result, our Operating Surplus could deviate materially from that currently expected. See "Risk Factors."

  The amount of Available Cash constituting Operating Surplus needed to pay the Minimum Quarterly Distribution for four quarters on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units to be outstanding immediately after the completion of the Transaction (assuming no exercise of the underwriters' overallotment option in this offering) is approximately $33.1 million ($24.7 million for the Common Units, $6.4 million for the Senior Subordinated Units, $1.3 million for the Junior Subordinated Units and $0.7 million for the General Partner Units). After giving pro forma effect to the Transaction, the amount of pro forma Available Cash constituting Operating Surplus generated during the twelve months ended September 30, 1998 would have been approximately $18.7 million; if certain non-recurring restructuring, corporate identity and Transaction expenses were not subtracted from this calculation pro forma Available Cash constituting Operating Surplus for the same period would have been $22.9 million. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we conduct our propane operations and our home heating oil operations. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected due to this abnormally warm weather. In addition, the pro forma results for such period also do not reflect certain costs savings that Petro implemented in fiscal 1998. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Information."

  We are required by some of our debt agreements to establish reserves for the future payment of principal and interest on certain of our indebtedness. There are other provisions in such agreements that will, under certain circumstances, restrict our ability to make distributions to our Unitholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Certain Indebtedness" incorporated by reference in this prospectus in our 1998 Annual Report on Form 10-K. The indenture governing the Notes has provisions that will, under certain circumstances, similarly restrict the Partnership's ability to make distributions to its Unitholders.

                                    BUSINESS

GENERAL

  We are the eighth largest retail distributor of propane and, upon our acquisition of Petro, will be the largest retail distributor of home heating oil in the United States. Our propane operations serve approximately 166,000 customers in the Midwest and Northeast regions, and the home heating oil operations the Partnership is acquiring serve approximately 340,000 customers in the Northeast and Mid-Atlantic regions. On a pro forma basis for the twelve months ended September 30, 1998, giving effect to the Transaction and the acquisitions made in fiscal 1998, we had $568.8 million in revenues and $50.9 million in EBITDA, as defined in this prospectus, on propane sales volume of
103.4 million gallons and home heating oil sales volume of 354.1 million gallons. If certain non-recurring restructuring, corporate identity and Transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $55.2 million.

 Propane Operations

  We are the eighth largest retail propane distributor in the United States. We are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  For the fiscal year ended September 30, 1998, on a pro forma basis giving effect to acquisitions in fiscal 1998, our propane operations had EBITDA of $20.2 million on sales of $116.1 million. Approximately 80% of these sales (by volume of gallons sold) were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are the largest retail home heating oil distributor in the United States and a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of request. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  For the twelve months ended September 30, 1998, our home heating oil operations had total sales of $452.8 million and EBITDA of $30.7 million. If certain non-recurring restructuring, corporate identity and Transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $34.9 million. For the twelve months ended September 30, 1998, approximately 83% of our total sales were from sales of home heating oil, approximately 13% were from the installation and repair of heating equipment and approximately 4% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers. Our home heating oil business' sales volume, cash flow and EBITDA have increased significantly since 1979, when current management assumed control, primarily due to the acquisition of 188 home heating oil businesses over the period.

INDUSTRY CHARACTERISTICS

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  It is common practice in both the propane and home heating oil distribution industries to price products to customers based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their margins by passing costs through to customers, thereby insulating themselves from the volatility in wholesale heating oil and propane prices. However, during periods of sharp price fluctuations in supply costs, distributors may be unable or unwilling to pass entire cost increases or decreases through to customers. In such cases, significant increases or decreases in per gallon margins may result. In addition, the timing of cost pass-throughs can significantly affect margins.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and the Partnership and Petro have been active consolidators in their respective markets.

COMPETITIVE STRENGTHS

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 .  High Percentage of Sales to Stable, Higher Margin Residential
    Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than our other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit. Although overall demand for heating oil and propane is affected by weather and other factors, we believe that our residential business is relatively stable due to the largely non-discretionary nature of most heating oil and propane purchases by residential customers. In our propane operations, we own over 95% of the propane tanks utilized by our customers. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of our customer base because of the inconvenience involved.

 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In our New York and Mid-Atlantic regions, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers. We have also adopted operational initiatives to provide a full range of services to our heating oil customers, including supply, repair and maintenance.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are utilizing communication and computer technology that is generally not used by our competitors, which has allowed us to realize operating efficiencies.

BUSINESS STRATEGY

  Our primary objective is to increase cash flow on a per Unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the Transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings at both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.

  There can be no assurance that we will be able to implement the above strategies.

PROPANE

 General

  Propane is used primarily for space heating, water heating, clothes drying and cooking by residential and commercial customers. Residential customers are typically homeowners and commercial customers include motels, restaurants, retail stores and laundromats. Industrial users, such as manufacturers, use propane as a heating and energy source in manufacturing and drying processes. In addition, propane is used to supply heat for drying crops and curing tobacco and as a fuel source for certain motor vehicles.

  Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed. According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually. Based upon information contained in the Energy Information Administration's Annual Energy Review-1995, propane accounts for approximately 4% of household energy consumption in the United States.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 70% to 75% of our retail propane volume is sold during the peak heating season from October through March.

  Consequently, sales and operating profits are largely generated in the first and second fiscal quarters (October through March). To the extent necessary, we will reserve cash flows from the first and second fiscal quarters for distribution to Unitholders in the third and fourth fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, prices and other factors. We believe that the broad geographic distribution of our operations helps to minimize exposure to regional weather or economic patterns.

 Operations

  As of September 30, 1998, we distributed propane to approximately 166,000 retail customers in 13 states from 74 branch locations. Our propane operations are conducted under a number of trademarks and trade names, including: Star Gas(R), Star Gas Service(TM), Silgas(TM), Blue Flame(R), Maingas(TM), Arrow Gas(TM), Mid-Hudson Valley Propane(TM), Coleman Gas Service(TM), H & S Gas(TM), Isch Gas(TM), Wilhoyte L.P. Gas(TM), Rural Natural Gas(TM), Pearl Gas(TM), Bay State-Arrow Gas(TM), Knowles L.P. Gas(TM) and Lowe Bros. & Dad. We do not have the right to use the trademark Star Gas(R) in the State of New York nor do we have the right to use the Blue Flame(R) trademark in certain limited areas outside of our current area of propane operations. We market propane primarily in rural areas, but also include suburban areas where energy alternatives to propane such as natural gas are generally not available.

  Our retail propane operations are located primarily in the Northeast and Midwest regions of the United States:

NORTHEAST                          MIDWEST                  MICHIGAN
---------                          -------                  Charlotte
CONNECTICUT                        INDIANA                  Hillsdale
Stamford                           Akron                    Somerset Center
Hartford                           Batesville
                                   Bedford                  OHIO
MAINE                              Bluffton Coal            Bowling
Fairfield                          City College             Green
                                   Corner Columbia          Cincinnati
Fryeburg                           CityDecatur              Defiance
Skowhegan Wells                    Ferdinand                Deshler Ft.
Windham                            Greencastle              Recovery Hebron
                                   Jeffersonville           Ironton Kenton
MASSACHUSETTS                      Linton Madison           Lancaster
Belchertown                        New Salisbury            Lewisburg
Rochdale                           N. Manchester            Lynchburg Macon
Westfield                          N. Vernon N.             Maumee McClure
Swansea                            Webster                  Milford Mt.
                                   Portland                 Orab North Star
NEW HAMPSHIRE                      Remington                Ripley Sabina
(from Fryeburg, ME)                Richmond Salem           Waverly West
                                   Seymour Sulphur          Union
NEW JERSEY                         Springs
Maple Shade                        Versailles               WEST VIRGINIA
Tuckahoe                           Warren Waterloo          (from Ironton, H)
                                   Winamac
NEW YORK
Addison                            KENTUCKY
Poughkeepsie                       Dry Ridge
Washingtonville                    Glencoe
                                   Prospect
PENNSYLVANIA                       Shelbyville
Hazelton Wind
Gap

RHODE ISLAND
Davisville

  From our branch locations, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances and, at some locations, we rent water softeners. Typical branch locations consist of an office, appliance showroom and warehouse and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks on or near the premises. Satellite facilities typically contain only storage tanks.

  The distribution of propane at the retail level involves large numbers of small deliveries averaging 100 to 150 gallons each to the majority of our customer base. Retail deliveries of propane are usually made to customers by means of our fleet of bobtail and rack trucks. As of September 30, 1998, we had 280 bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,000 to 3,000 gallons, into a stationary storage tank at the customer's premises. The capacity of these tanks ranges from approximately 24 gallons to approximately 1,000 gallons. We also deliver propane to retail customers in portable cylinders, which typically are picked up and replenished at our distribution locations, then returned to the retail customer. To a limited extent, we also deliver propane to certain end users of propane in larger trucks known as transports (which have an average capacity of approximately 9,000 gallons). End users receiving transport deliveries include industrial customers, large-scale heating accounts, such as local gas utilities that use propane as a supplemental fuel to meet peak demand requirements, and large agricultural accounts which use propane for crop drying and space heating.

 Customers

  During the fiscal year ended September 30, 1998, on a pro forma basis approximately 80% of our propane sales (by volume of gallons sold) were to retail customers (of which approximately 56% were sales to residential customers, 18% to industrial/commercial customers, 19% to agricultural customers and 7% to motor fuel customers) and approximately 20% were to wholesale customers. Sales to residential customers in fiscal year 1998 accounted for 66% of our propane gross profit on propane sales, reflecting the higher-margin nature of this segment of the market.

  A majority of our residential customers receive their propane supply pursuant to an automatic delivery system. Under the automatic delivery system, we deliver propane to our heating customers an average of approximately six times during the year. We determine the amount delivered based on weather conditions and historical consumption patterns. Thus, the automatic delivery system eliminates the customer's need to make an affirmative purchase decision. In addition, we provide emergency service 24 hours a day, seven days a week, 52 weeks a year. In excess of 95% of our retail propane customers lease their tanks from us. In most states, due to fire safety regulations, a leased tank may only be refilled by the propane distributor that owns that tank. The inconvenience associated with switching tanks greatly reduces a propane customer's tendency to change distributors.

 Suppliers and Supply Arrangements

  We obtain propane from over 30 sources, all of which are domestic or Canadian oil companies, including Amoco Canada Marketing Group, Bayway Refining Company, Domex, Inc., Enron Gas Liquids, Inc., Ferrell North America, Marathon Ashland Petroleum, LLC, Markwest Hydrocarbons, Mobil Oil Company, Petro Canada LPG Inc., Sea-3 Inc., Shell Canada Limited, Shell Oil Company, and Warren Gas Liquids, Inc. Supplies from these sources have traditionally been readily available, although no assurance can be given that supplies of propane will be readily available in the future.

  Substantially all of our propane supply for our Northeast retail operations is purchased under annual or longer term supply contracts that generally provide for pricing in accordance with market prices at the time of delivery. Certain of the contracts provide for minimum and maximum amounts of propane to be purchased. During the year ended September 30, 1998, none of our Northeast suppliers accounted for more than 10% of our volume.

  We typically supply our Midwest retail and wholesale operations by a combination of (1) spot purchases from suppliers at Mont Belvieu, Texas, that are transported by pipeline to our 21 million gallon underground storage facility in Seymour, Indiana (the "Seymour Facility"), and then delivered to the Midwest branches and (2) purchases from a number of Midwest refineries that are transported by truck to the branches either directly or via the Seymour Facility. Most of the refinery purchases are purchased under market based contracts.

  The Seymour Facility is located on the TEPPCO Partners, L.P. pipeline system. The pipeline is connected to the Mont Belvieu storage facilities and is one of the largest conduits of supply for the U.S. propane industry. The Seymour Facility allows us to buy and store large quantities of propane during periods of low demand that generally occur during the summer months. We believe that this ability allows us to achieve cost savings to an extent generally not available to our competitors in our Midwest markets.

  For fiscal 1998, 28% of our Midwest volume was purchased on the spot market from various Mont Belvieu, Texas sources, 27% was purchased from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC, and 23% was purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Five other refineries provided the remaining propane. We believe that our diversification of suppliers will enable us to purchase all of our supply needs at market prices if supplies are interrupted from any of the sources without a material disruption of our operations. See "Risk Factors--Risks Inherent in Our Business--We Are Dependent on Principal Suppliers."

  Propane is generally transported from refineries, pipeline terminals and storage facilities (including our Seymour Facility) and coastal terminals to our branch location bulk plants by a combination of our own highway transport fleet, common carriers, owner-operators and railroad tank cars. Branches and their related satellites typically have one or more 12,000 to 30,000 gallon storage tanks.

 Effect of Propane Price Volatility

  Profits in the retail propane business are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. We generally purchase propane pursuant to market based contracts, and in the spot market, primarily from natural gas processors and major oil companies, for our short-term requirements. Therefore, our supply costs fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, our margins on our retail propane distribution business should increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced at least for the short-term until retail prices can be increased. The timing of those cost pass-throughs can significantly affect margins.

 Competition

  Our propane business is highly competitive. However, long-standing customer relationships are typical of the retail propane industry. The ability to compete effectively within the propane industry further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. We believe that our superior service capabilities and customer responsiveness differentiate us from many of our competitors. Branch operations offer emergency service 24 hours a day, seven days a week, 52 weeks a year.

  Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, we believe that the ten largest multi-state marketers, including us, account for approximately 35% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of our branches compete with five or more marketers or distributors. The principal factors influencing competition among propane marketers are price and service. Each retail distribution outlet operates in its own competitive environment as retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 35 miles. See "Risk Factors--Our Business Is Highly Competitive."

  In addition, propane competes primarily with electricity, natural gas and fuel oil as an energy source on the basis of price, availability and portability. In certain parts of the country, propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Propane is generally more expensive than natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the areas affected, we believe that new opportunities for propane sales arise as more geographically remote areas are developed. Although propane is similar to fuel oil in space heating and water heating applications as well as in market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because furnaces that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment.

 Properties

  As of September 30, 1998, our propane operations owned 60 of our 74 branch locations and 36 of our 46 satellite storage facilities and leased the balance. In addition, the Partnership owns the Seymour Facility, in which it stores propane for itself and third parties. Our propane operations lease its corporate headquarters in Stamford, Connecticut, as well as office and training facilities in the Midwest.

  The transportation of propane requires specialized equipment. The trucks used for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of September 30, 1998, the Partnership had a fleet of 29 tractors, 37 transport trailers, 280 bobtail and rack trucks and 302 other service and pick-up trucks, the majority of which are owned. Our propane operations own 14 and lease 34 automobiles. As of September 30, 1998, our propane operations owned approximately 237 bulk storage tanks with typical capacities of 12,000 to 30,000 gallons, approximately 206,000 stationary customer storage tanks with typical capacities of 24 to 1,000 gallons and approximately 30,000 portable propane cylinders with typical capacities of 5 to 24 gallons.

  Our obligations under our borrowings are secured by liens and mortgages on all of our real and personal property.

HOME HEATING OIL

 General

  Home heating oil is a primary source of home heat in the Northeast. The Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States and, during 1997, approximately 6.9 million homes, or approximately 36% of all homes in the Northeast, were heated by oil. In recent years, demand for home heating oil has been affected by conservation efforts and conversions to natural gas. In addition, as the number of new homes that use oil heat has not been significant, there has been virtually no increase in the customer base due to housing starts. As a result, residential home heating oil consumption in the Northeast has declined from approximately 5.3 billion gallons in 1982 to approximately 4.6 billion gallons in 1993 (most recent available data).

  The home heating oil distribution business is highly fragmented and characterized by numerous local fuel oil distributors, most of which have fewer than 20 employees and operate within a 25-mile radius from their distribution facility. According to the United States Bureau of Census, there were approximately 3,700 independently owned and operated home heating oil distributors in the Northeast at the end of 1997.

 Operations

  Our home heating oil operations serve approximately 340,000 customers in the Northeast and Mid-Atlantic states. In addition to selling home heating oil, we install and repair heating equipment. To a limited extent, we also market other petroleum products, including diesel fuel and gasoline, to commercial customers. During the twelve months ended September 30, 1998, approximately 83% of our total sales were from sales of home heating oil; approximately 13% were from the installation and repair of heating equipment, and approximately 4% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

  We provide home heating equipment repair service 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of request, and regularly provide various service incentives to obtain and retain customers. Our home heating oil business is consolidating its operations under one brand name, and is building that brand name by employing an upgraded, professionally trained and managed sales force and using a professionally developed marketing campaign, including radio and print advertising media. Our home heating oil operations have a nationwide toll free telephone number, 1-800-OIL-HEAT, which we believe helps us to build customer awareness and brand identity.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operation into three profit centers which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce operating costs, improve customer service and establish a brand image among heating oil consumers.

  As part of the implementation of this operational restructuring program, in April 1996, our home heating oil business opened a regional customer service center on Long Island, New York. This state-of-the-art facility currently conducts all activities which interface with our approximately 110,000 Long Island and New York City home heating oil customers, including sales, customer service, credit and accounting. We are also operating our home heating oil business under the single brand name of "Petro" throughout this area, rather than the many acquired brand names previously used. Since we have this customer service center, eight full-function branches were consolidated into four strategically located delivery and service depots to serve our home heating oil business's customers more efficiently. Furthermore, in keeping with the focus of our operating strategy, late in 1997 we continued to reorganize select branch and corporate responsibilities in order to eliminate redundant functions, and regionalize responsibilities where they can best serve customers and our home heating oil business.

 Customers

  Our home heating oil business currently serves approximately 340,000 customers in the following 26 markets:


           NEW YORK                    MASSACHUSETTS             NEW JERSEY
           --------                    -------------             ----------
Bronx, Queens and Kings          Boston (Metropolitan)      Camden
 Counties
Duchess County                   Northeastern Massachusetts Neptune
Staten Island                    (Centered in Lawrence)     Newark (Metropolitan)
Eastern Long Island              Worcester                  North Brunswick
Western Long Island                                         Rockaway
                                                            Trenton
          CONNECTICUT                   PENNSYLVANIA            RHODE ISLAND
          -----------                   ------------            ------------
Bridgeport--New Haven            Allentown                  Providence
Litchfield County                Berks County               Newport
Southern Fairfield Country       (Centered in Reading)
 (Metropolitan)                  Bucks Country
                                 (Centered in Southampton)
                                 Lebanon Country
                                 (Centered in Palmyra)
    MARYLAND/VIRGINIA/D.C.
    ----------------------
Arlington
Baltimore
Washington, D.C. (Metropolitan)

  During the twelve months ended September 30, 1998, approximately 85% of our heating oil sales were made to homeowners, with the remainder to industrial, commercial and institutional customers.

  Our home heating oil business' net attrition of existing customers has been approximately 5% to 6% per year over the past five years. This rate represents the net of our annual gross customer loss rate of approximately 15% to 16% offset by customer gains of approximately 10% per year. Gross customer losses are the result of various factors, including customers relocation, price, natural gas conversions and credit problems. Customer gains are a result of our marketing and service programs and other incentives. While our home heating oil business often loses customers when they move from their homes, we are able to retain a majority of such homes by obtaining the new home purchaser as a customer.

  In addition, approximately 90% of our customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based upon each customer's historical consumption patterns and prevailing weather conditions. We deliver home heating oil approximately six times during the year to the average customer. Our practice is to bill customers promptly after delivery. In addition, approximately 40% of our customers are on our budget payment plan, whereby their estimated annual oil purchases and service contract are paid for in a series of equal monthly payments over a twelve month period.

 Suppliers and Supply Arrangements

  We obtain fuel oil in either barge or truckload quantities, and have contracts with over 80 terminals for the right to temporarily store our heating oil at facilities not owned by us. Purchases are made pursuant to supply contracts or on the spot market. Our home heating oil business has market price based contracts for substantially all its petroleum requirements with 11 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been our suppliers for over 10 years. Our current suppliers are: Amerada Hess Corporation; Citgo Petroleum Corp.; Coastal New York; Global Petroleum Corp.; Koch Refining Company, L.P.; Louis Dreyfus Energy Corp.; Mieco, Inc.; Mobil Oil Corporation; Sprague Energy; Sun Oil Company; and Tosco Refining Co. Typically supply contracts have terms of 12 months. All of the supply contracts provide for maximum and in some cases minimum quantities, and in most cases do not establish in advance the price at which fuel oil is sold, which, like our home heating oil business's price to most of its customers, is based upon market prices at the time of delivery.

  We believe that our policy of contracting for substantially all of our supply needs with diverse and reliable sources will enable us to obtain sufficient product should unforeseen shortages develop in worldwide supplies and further believe that relations with our current suppliers are satisfactory.

 Insulation from Oil Price Volatility

  Although the price of crude oil can be volatile, historically this has not materially affected our performance since over the years we have added a gross margin onto our wholesale costs, designed to offset the impact of inflation, account attrition and weather. As a result, variability in supply prices has affected net sales, but generally has not affected gross profit or net income, and as such, our margins are most meaningfully measured on a per gallon basis and not as a percentage of sales. While fluctuations in wholesale prices have not significantly affected demand to date, it is possible that significant wholesale price increases over an extended period of time could have the effect of encouraging conservation. If demand were reduced and we were unable to increase our gross profit margin or reduce our operating expenses, the effect of the decrease in volume would be to reduce net income.

  Approximately 25% of our home heating oil total sales are made to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these individual customers is renegotiated in April of each year in light of then current market conditions. We currently enter into forward purchase contracts and futures contracts for a substantial majority of the oil we sell to these capped-price customers in advance and at a fixed cost. This practice permits us to purchase oil at a fixed price in advance of our obligations to supply such oil. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while margins for those customers whose oil was not purchased in advance would be unaffected or higher than expected.

  Our home heating oil business uses put options to hedge and reduce the risk associated with a substantial portion of the heating oil forward purchase contracts and futures contracts acquired as of December 31, 1998. Should the cost of heating oil significantly decline below the acquisition cost, these options would substantially offset the effects of such decline.

 Competition

  Like the propane industry, the home heating oil industry is highly competitive. Our home heating oil operations compete with heating oil distributors offering a broad range of services and prices, from full service distributors, like us, to those offering delivery only. Long-standing customer relationships are typical in the industry. Many companies in the industry, including our home heating oil business, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision each time oil is needed. In addition, most companies, including our home heating oil business, provide home heating equipment repair service on a 24-hour per day basis. This tends to build customer loyalty. As a result of the factors noted above, among others, it may be difficult for our home heating oil business to acquire new retail customers (other than through acquisitions). In addition, in certain instances, homeowners have formed buying cooperatives that seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain.

  Our home heating oil business also competes for retail customers with suppliers of alternative energy products, principally natural gas. The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products and the cost of replacing an oil fired heating system with one that uses natural gas. We believe that approximately 1% of our home heating oil customer base annually converts from home heating oil to natural gas.

OTHER

 Employees

  The Partnership itself has historically had no employees except for certain employees of its corporate subsidiary, Stellar Propane Service Corp. As of September 30, 1998, Star Gas Corporation had 624 employees providing full time services to the Operating Partnership of which 44 were employed by the corporate office in Stamford, Connecticut and 580 were located in branch offices; 177 of Star Gas Corporation's employees were administrative, 286 were engaged in transportation and storage and 117 were engaged in field servicing. Approximately 78 of Star Gas Corporation's employees are represented by six different local chapters of labor unions. Management believes that its relations with both its union and non-union employees are satisfactory.

  As of September 30, 1998, our home heating oil business had 1,729 employees, of whom 471 were office, clerical and customer service personnel, 634 were heating equipment repairmen, 285 were oil truck drivers and mechanics, 199 were management and staff and 181 were employed in sales. Approximately 50 of those employees are seasonal and are rehired annually to support the requirements of the heating season. Approximately 700 employees are represented by 16 different local chapters of labor unions.

  Management believes that its relations with both its union and non-union employees are satisfactory.

 Government Regulations

  We are subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state statues. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. Propane is not a hazardous substance within the meaning of CERCLA. Such laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. To date, we have not been named as a party to any litigation in which we are alleged to have violated or otherwise incurred liability under any of the foregoing laws and regulations.

  In connection with acquisitions that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance has been sold from, or stored on, any such real estate prior to its purchase.

  Such due diligence includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and performing site assessments in which our employees, and, in certain cases, independent environmental consulting firms we hire review historical records and data bases and conduct physical investigations of the property to look for evidence of hazardous substances, compliance violations and the existence of underground storage tanks.

  National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We maintain various permits that are necessary to operate some of our facilities, some of which may be material to our operations. Management believes that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

  On August 18, 1997, the U.S. Department of Transportation ("DOT") published its Final Rule for Continued Operation of the Present Propane Trucks ("Final Rule"). The Final Rule is intended to address perceived risks during the transfer of propane. The Final Rule required certain immediate changes in industry operating procedures, including retrofitting all propane delivery trucks. The Partnership, as well as the National Propane Gas Association ("NPGA"), and the propane industry in general, believe that the Final Rule cannot practicably be complied with in its current form. On October 15, 1997, five of the principal multi-state propane marketers (unrelated to the Partnership) filed an action against the DOT in the United States District Court for the Western District of Missouri seeking to enjoin enforcement of the Final Rule. On February 13, 1998, the Court issued a preliminary injunction prohibiting the enforcement of the Final Rule pending further action by the Court. The NPGA subsequently filed a similar suit. Both suits are still pending. In addition, Congress passed, and on October 21, 1998, the President of the United States signed, the FY 1999 Transportation Appropriations Act which included a provision restricting the authority of the DOT from enforcing certain provisions of the Final Rule. At this time, the Partnership cannot determine the likely outcome of the litigation or the proposed legislation or what the ultimate long-term cost of compliance with the Final Rule will be to the Partnership and the propane industry in general.

  The United States Environmental Protection Agency ("EPA") has included propane in the list of substances subject to section 112(r)(3) of the Clean Air Act which would require substantially all propane dealers and certain large commercial users of propane to develop a Risk Management Program and to file a Risk Management Plan ("RMP"). The RMP would detail the worst and most likely case scenario in case of an accident at the dealer's or customer's facility, the methods of controlling such an accident and mandates training to protect against such an event. The Partnership is in substantial compliance with National Fire Protection Code Pamphlet 58 which covers most of the RMP requirements and does not anticipate material costs to fully comply, should the rule become effective. However, propane is the only product used as a fuel included in the RMP and such inclusion could cause a negative impact on current and potential consumers resulting in switching to alternate fuels. The industry believes that propane should not be included and is presently working through legislative means to have propane removed from the program.

  Future developments, such as stricter environmental, health or safety laws and regulations thereunder, could affect our operations. It is not anticipated that our compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on us. To the extent that we do not know of any environmental liabilities or environmental, health or safety laws or regulations are made more stringent, there can be no assurance that our results of operations will not be materially and adversely affected.

 Litigation

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing for use by consumers of combustible liquids such as propane and home heating oil. As a result, at any given time we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes are reasonable and prudent, and Star Gas LLC, the general partner following the merger, has informed us that it intends to maintain existing policies with respect to insurance. However, there can be no assurance that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use our products.

                                   MANAGEMENT

PARTNERSHIP MANAGEMENT

 General Partner

  Upon completion of the Transaction, our general partner and the general partner of the Operating Partnership will become Star Gas LLC. The membership interests in Star Gas LLC will be owned by Audrey L. Sevin, Irik P. Sevin, Hanseatic Corp. and Hanseatic Americas LDC.

  The General Partner manages and operates our activities. Unitholders do not directly or indirectly participate in our management or operation. The General Partner owes a fiduciary duty to the Unitholders. See "Risk Factors--Conflicts of Interest and Fiduciary Responsibility." Notwithstanding any limitation on obligations or duties, the General Partner is liable, as our general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to the General Partner. In addition, if the Operating Partnership defaults under the First Mortgage Notes or the Bank Credit Facilities, the General Partner will be liable for any deficiency remaining after foreclosure on the Operating Partnership's assets.

  As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ any of the persons responsible for our management or operation. Instead, the Partnership is managed and operated by the directors and officers of our General Partner.

 Directors and Executive Officers of the General Partner

  Upon completion of the Transaction, it is expected that the Star Gas LLC Board will consist of the following persons, all of whom currently serve as directors of Star Gas Corporation: Irik P. Sevin (Chairman of the Board), Audrey L. Sevin, William G. Powers, Jr., Thomas J. Edelman, Paul Biddelman, Wolfgang Traber, and William P. Nicoletti. Elizabeth Lanier will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. She will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates.

  William P. Nicoletti, who is neither an officer nor an employee of the General Partner or any of its affiliates, and another independent director to be selected by the Star Gas LLC Board, will serve on the Audit Committee of the Star Gas LLC Board. The Audit Committee will have the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to us. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by the General Partner of any duties it may owe us or the Unitholders. In addition, the Audit Committee reviews our external financial reporting, recommends engagement of independent accountants and reviews our procedure for internal auditing and the adequacy of our internal accounting controls. With respect to the additional matters, the Audit Committee may act on its own initiative to question the General Partner and, absent the delegation of specific authority by the entire Star Gas LLC Board, its recommendations will be advisory.

  Directors are elected for one-year terms. The following table sets forth certain information with respect to the directors and executive officers of the General Partner upon completion of the Transaction.

   NAME                              AGE       POSITION WITH THE GENERAL PARTNER
   ----                              ---       ---------------------------------
Irik P. Sevin(a)(b)(c)..............     Chairman of the Board and Chief Executive
                                      51  Officer
William G. Powers, Jr.(b)...........  45 Executive Vice President--Heating Oil and
                                          Member of the Office of President
Joseph P. Cavanaugh.................  61 Executive Vice President--Propane and Member
                                          of the Office of President
George Leibowitz....................  61 Treasurer
Richard F. Ambury...................  41 Vice President
James Bottiglieri...................  42 Vice President
Audrey L. Sevin.....................  72 Secretary
Thomas J. Edelman...................  47 Director
Paul Biddelman(c)...................  52 Director
Wolfgang Traber(a)..................  54 Director
William P. Nicoletti(d).............  53 Director

--------
(a) Member of the Compensation Committee
(b) Member of the Management Committee
(c) Member of the Distribution Committee
(d) Member of the Audit Committee

  Irik P. Sevin has been the Chairman of the Board of Directors of Star Gas Corporation since December 1993. Mr. Sevin has been a director of Petro since its organization in October 1983 and Chairman of the Board of Petro since January 1993. Mr. Sevin has been President of Petro, Inc. (a predecessor of Petro) since November 1979 and was President of Petro from 1983 through January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978.

  William G. Powers, Jr. has been a Director of Star Gas Corporation since December 1997. Mr. Powers has been President of Petro since December 1997. Mr. Powers was President of Star Gas Corporation from December 1993 through November 1997. Prior to joining Star Gas Corporation, he was employed by Petro from 1984 to 1993 where he served in various capacities, including Regional Operations Manager and Vice President of Acquisitions. He has participated in over 90 acquisitions for Petro. From 1977 to 1983, he was employed by The Augsbury Corporation, a company engaged in the wholesale and retail distribution of fuel oil and gasoline throughout New York and New England and served as Vice President of Marketing and Operations.

  Joseph P. Cavanaugh has been President and Chief Executive Officer of Star Gas Corporation since December 1997. Mr. Cavanaugh was Senior Vice President-- Safety and Compliance of Petro from January 1993 through November 1997. From October 1985 to January 1993, Mr. Cavanaugh was Vice President of Petro. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1993 and of Petro from its organization until 1994. Mr. Cavanaugh has also taken an active role in assisting our management with the development of safety/compliance programs, assisting with acquisitions and their subsequent integration into the Partnership.

  George Leibowitz has been Treasurer of Petro since April 1997. From November 1992 to March 1997 he was Senior Vice President--Finance and Corporate Development of Petro. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant.

  Richard F. Ambury has been Vice President of Finance of Star Gas Corporation since February 1996. Prior to joining Star Gas Corporation, he was employed by Petro from 1983 through 1996 where he served in various accounting/finance capacities. Prior to joining Petro, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick LLP. Mr. Ambury has been a Certified Public Accountant since 1981.

  James J. Bottiglieri has been Controller of Petro since 1994. He was Assistant Controller of Petro from 1985 to 1994 and was elected Vice President in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri has been a Certified Public Accountant since 1980.

  Audrey L. Sevin has been a director of Star Gas Corporation since December 1993 and the Secretary of Star Gas Corporation since June 1994. Mrs. Sevin has been a director and Secretary of Petro since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A. W. Fuel Co., Inc. from 1952 until its purchase by Petro Inc. in May 1981.

  Thomas J. Edelman has been a Director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Edelman has been a Director of Petro since its organization in October 1983. Mr. Edelman has been the Chairman and Chief Executive Office of Patina Oil & Gas Corporation since its formation in 1996. Mr. Edelman also serves as Chairman of Range Resources Corporation (formerly Lomak Petroleum, Inc.). He co-founded Snyder Oil Corporation and was its President and a Director from 1981 through early 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as a Director of Paradise Music & Entertainment, Inc., and as a Trustee of The Hotchkiss School.

  Paul Biddelman has been a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Biddelman has been a director of Petro since October 1994. Mr. Biddelman has been President of Hanseatic Corporation since December 1997. From April 1992 through December 1997, he was Treasurer of Hanseatic Corporation. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1990, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Celadon Group, Inc., Electronic Retailing Systems International, Inc., Institution Technologies, Inc., Natural Gas Vehicle Systems, Inc. and Premier Parks, Inc.

  Wolfgang Traber has been a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Traber has been a director of Petro since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation in New York, New York. Mr. Traber is a director of Deltec Asset Management Corporation, Blue Ridge Real Estate Company and M.M. Warburg & Co.

  William P. Nicoletti has been a director of Star Gas Corporation since November 1995. Since March 1998, Mr. Nicoletti has been a managing director of McDonald Investments Inc., an investment banking firm. Previously, he was Managing Director of Nicoletti & Company Inc., a private investment bank serving clients in energy related industries. From 1988 through 1990, he was a Managing Director and head of the Energy and Natural Resources Group of PaineWebber Incorporated. From 1969 through 1987 he was with E.F. Hutton & Company Inc., where from 1980 through 1987 he was a Senior Vice President and head of the Energy and Natural Resources Group.

  Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

 Operating Partnership

  Upon completion of the Transaction, the officers and employees of Star Gas Corporation who managed our operations and business will become officers and employees of the Operating Partnership.

  It is expected that the following persons who comprise Star Gas Corporation's executive officers prior to the Transaction will serve as executive officers of the Operating Partnership following the Transaction: Irik P. Sevin, Chairman of the Board; Joseph P. Cavanaugh, President and Chief Executive Officer; David R. Eastin, Vice President--Operations; Richard F. Ambury, Vice President--Finance; and Audrey L. Sevin, Secretary.

  Certain information relating to executive compensation, various benefit plans (including unit option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to the Partnership and Star Gas Corporation (as predecessor general partner to Star Gas Corporation) is incorporated by reference or set forth in our 1998 Annual Report on Form 10-K and is incorporated by reference in this prospectus. In order to obtain copies of such documents, you may contact us at our address or telephone number indicated under "Where You Can Find More Information."

 Petro

  Upon completion of the Transaction, the officers and employees of Petro will continue to be employed by Petro.

  It is expected that the following persons who serve as executive officers of Petro prior to the Transaction will serve as executive officers of our home heating oil business following the Transaction: Irik P. Sevin, Chairman of the Board and Chief Executive Officer; William G. Powers, Jr., President; C. Justin McCarthy, Senior Vice President--Operations, Audrey L. Sevin, Secretary; George Leibowitz, Treasurer; Vincent De Palma, Vice President and General Manager--New York Region; James J. Bottiglieri, Controller; Matthew J. Ryan, Vice President--Supply; Angelo Catania, Vice President and General Manager--Mid Atlantic Region; John Ryan, Vice President--Sales and Marketing; and Peter B. Terenzio, Jr., Vice President--Human Resources.

REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER

  The General Partner does not receive any management fee or other compensation in connection with its management of the Partnership. The General Partner is reimbursed at cost for all expenses incurred on the Partnership's behalf, including the costs of compensation described in this prospectus properly allocable to the Partnership. The Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. In addition, the General Partner and its affiliates may provide services to us for which we will be charged reasonable fees as determined by the General Partner.

The General Partner will be entitled to distributions on its General Partner Units and will be entitled to Incentive Distributions in respect of such Units, as described under "Cash Distribution Policy."

                       BENEFICIAL OWNERSHIP OF PRINCIPAL
                           UNITHOLDERS AND MANAGEMENT

  The following table set forth the beneficial ownership upon completion of the Transaction of Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units by (i) Star Gas LLC and certain beneficial owners and all of the directors of Star Gas LLC, (ii) each of the named executive officers of Star Gas and Petro, and (iii) all directors and executive officers of Star Gas and Petro as a group.

                                                    SENIOR                JUNIOR           GENERAL PARTNER
                           COMMON UNITS       SUBORDINATED UNITS    SUBORDINATED UNITS          UNITS
                         -------------------- --------------------- --------------------- ---------------------
   NAME                  NUMBER    PERCENTAGE NUMBER     PERCENTAGE NUMBER     PERCENTAGE NUMBER     PERCENTAGE
   ----                  ------    ---------- -------    ---------- -------    ---------- -------    ----------
Star Gas LLC............    --        -- %        --        -- %        --         -- %   287,700(b)    100%
Irik P. Sevin...........    --        --          --        --       99,514       17.5    287,700(e)    100
Audrey L. Sevin.........    --        --          --        --      248,718       43.8    287,700(e)    100
Wolfgang Traber......... 10,400(c)      *       1,181         *     220,246(d)    38.6    287,700(e)    100
Paul Biddelman..........    --        --          311         *     220,246(d)    38.6    287,700(e)    100
Thomas Edelman..........    --        --      102,203(f)    3.7         --         --         --        --
Richard F. Ambury.......    625         *          46         *         --         --         --        --
George Leibowitz........    --        --          --          *         --         --         --        --
C. Justin McCarthy......    --        --          --        --          --         --         --        --
Vincent De Palma........    --        --        1,306         *         --         --         --        --
Angelo Catania..........    --        --          327         *         --         --         --        --
David Eastin............    --        --          --        --          --         --         --        --
Joseph G. Cavanaugh.....    --        --           65       --          --         --         --        --
William G. Powers.......    --        --          --        --          --         --         --        --
All officers and
 directors and Star Gas
 LLC as a group (14
 persons)............... 11,025         *     207,815       7.5     568,475       99.9    287,700       100

--------
* Less than 1%.
(a) The address of each such person is c/o the Partnership at 2187 Atlantic Street, Stamford, CT 06912-0011.
(b) Includes, as deemed General Partner Units, Star Gas LLC's .01% general partner interest in the Operating Partnership.
(c) Represents 10,000 Common Units owned by Mr. Traber's wife and 400 Common Units owned by Mr. Traber's daughter as to which he may be deemed to share beneficial ownership.
(d) Includes 220,246 Junior Subordinated Units held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners, LLC, a Delaware limited liability company in which the sole managing member is Hanseatic Corporation, a New York corporation. Messrs. Traber and Biddelman are executive officers of Hanseatic Corporation and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic Corporation.
(e) Assumes each of Star Gas LLC and the LLC Owners (and Messrs. Traber and Biddelman through their positions with Hanseatic, a member of Star Gas LLC) maybe be deemed to beneficially own all of Star Gas LLC's General Partner Units, as to which the LLC Owners and Messrs. Traber and Biddelman disclaim beneficial ownership.
(f) Includes 9,929 Senior Subordinated Units owned by Mr. Edelman's wife and trusts for the benefit of his minor children.

               CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

CONFLICTS OF INTEREST

  Certain conflicts of interest have arisen and could arise in the future as a result of the General Partner's relationships with its security holders, on the one hand, and us, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its security holders. In general, the General Partner has a fiduciary duty to manage us in a manner beneficial to us and the Unitholders. However, the Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to ours in resolving conflicts of interest, thereby limiting the General Partner's fiduciary duty to the Unitholders. There are also provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner to the security holders of the General Partner may, therefore, come into conflict with the duties of the General Partner to us and the Unitholders. The Audit Committee of the Board of Directors of the General Partner which is comprised of two independent directors will, at the request of the General Partner, review conflicts of interest that may arise between the General Partner or its affiliates, on the one hand, and us on the other. See "Management--Partnership Management--General Partner."

  The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law. Furthermore, the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Unitholders.

  Conflicts of interest could arise in the situations described below, among others:

 Certain Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders or Accelerate the Right to Convert Senior Subordinated Units and Junior Subordinated Units

  Decisions of the General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional Units and reserves in any quarter may affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in such quarter or subsequent quarters. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partner to receive Incentive Distributions, hasten the expiration of the Subordination Period or the conversion of the Senior Subordinated and Junior Subordinated Units into Class B Common Units. The Partnership Agreement provides that the Partnership may borrow funds from the General Partner and its affiliates. The General Partner and its affiliates may not borrow funds from the Partnership. Further, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will not be deemed to breach any duty of the General Partner to the Partnership or the Unitholders. See "Risk Factors--Conflicts of Interest and Fiduciary Responsibility" and "Cash Distribution Policy."

 Our Borrowings May Enable the General Partner to Permit Payments of Distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units

  The General Partner generally must act as a fiduciary to us and the Unitholders, and therefore must generally consider our best interests when deciding whether to make capital or operating expenditures or take other steps with respect to our business. It is not a breach of the General Partner's fiduciary duty under the

Partnership Agreement if our borrowings are effected in a manner that, directly or indirectly, enables the General Partner to permit the payment of distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units.

 The Partnership Reimburses the General Partner and Its Affiliates for Certain Expenses

  Under the terms of the Partnership Agreement, the General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on our behalf. The Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to us in any reasonable manner determined by the General Partner in its sole discretion. See "Management-- Reimbursement of Expenses of the General Partner."

 The General Partner Intends to Limit Its Liability with Respect to Our Obligations

  Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements so that the other party only has recourse to all or particular assets of the Partnership, and not against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner to limit the liability of the General Partner will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

 Unitholders Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with the Partnership

  The Partnership will require or provide certain services from or to the General Partner and its affiliates on an ongoing basis. The agreements relating to these arrangements will not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and its affiliates in favor of the Partnership. Therefore, the General Partner is primarily responsible for enforcing such obligations.

 Contracts Between the Partnership on the One Hand, and the General Partner and Its Affiliates on the Other May Not Be the Result of Arm's-Length Negotiations

  Under the terms of the Partnership Agreement, the General Partner is not restricted from paying the General Partner or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on our behalf. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into are required to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (1) such transaction is approved by the Audit Committee, (2) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (3) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor is there any obligation of the General Partner and its affiliates to enter into any such contracts.

 Units Are Subject to the General Partner's Limited Call Right

  The General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign this right to its affiliates or to the Partnership. The General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have its Common Units purchased even though it may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of its Common Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

 The General Partner's Affiliates May Compete With the Partnership

  The General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (1) its performance as general partner of us or of the Operating Partnership or (2) the acquiring, owning or disposing of debt or equity securities of such entities. In addition, Irik P. Sevin has an agreement with the Partnership which provides that following the consummation of the Transaction he will not engage in the propane or home heating oil business in the United States so long as he (a) is a director, officer or employee of the General Partner, the Partnership or a subsidiary of the Partnership or (b) has access to information that would put the Partnership at a competitive disadvantage. Further, so long as Mr. Sevin and his mother, Audrey L. Sevin, own in the aggregate more than a 10% voting interest in the General Partner, he will not directly or indirectly employ in the retail propane business or the retail home heating oil business a person who was a managerial employee of the General Partner, the Partnership or a subsidiary of the Partnership during the twelve-month period prior to such date of employment. There are no restrictions on the ability of any other affiliate of the General Partner to engage in the sale of propane or to trade or store propane.

 The General Partner Is Not Restricted from Engaging in a Transaction Which Would Trigger Change of Control Provisions

  The Partnership's debt instruments contain provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the General Partner to enter into a transaction which would trigger such change of control provisions.

FIDUCIARY DUTIES OF THE GENERAL PARTNER

  The General Partner is accountable to us and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling our assets and affairs. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Act nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership.

  Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage our business, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to us and our partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

  The Partnership Agreement provides that in order to become a limited partner, a holder of Common Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

  The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and us or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner shall not be in breach of its obligations under the Partnership Agreement or its duties to us or the Unitholders if the resolution of such conflict is fair and reasonable to us, and any resolution shall conclusively be deemed to be fair and reasonable to us if such resolution is (1) approved by the Audit Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (2) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (3) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider (1) the relative interests of the parties involved in such conflict or affected by such action, (2) any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, (3) generally accepted accounting or engineering practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, our best interests. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

  In addition, under the terms of the Partnership Agreement, we are required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Partnership Agreement-- Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership.

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

                        DESCRIPTION OF THE COMMON UNITS

  The Common Units have been registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Securities and Exchange Commission (the "SEC").

  Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Annex A to this prospectus and which is also set forth on the reverse side of the certificate representing Common Units. Purchasers may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. We will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

  Generally, the Common Units represent limited partner interests, which entitle the holders thereof to participate in our distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units in and to our distributions, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

  We have retained BankBoston N.A. as registrar and transfer agent (the "Transfer Agent") for the Common Units. The Transfer Agent receives a fee from us for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by us and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of cash distributions. We will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The Transfer Agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

  Until a Common Unit has been transferred on our books, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by us unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application, the transferee of Common Units (1) becomes the record holder of such Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (2) automatically requests admission as a substituted limited partner in the Partnership, (3) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (4) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (5) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (6) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner in respect of the transferred Common Units upon the consent of the General Partner, which may be withheld for any reason in its sole discretion, and the recordation of the name of the assignee on our books and records.

  Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

                           THE PARTNERSHIP AGREEMENT

  In connection with the Transaction, the agreements of limited partnership of the Partnership and the Operating Partnership will be amended and restated at the effective time of the merger. The form of the Partnership Agreement is included in this prospectus as Annex C. The form of the amended and restated agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") is included as Annex C attached to this prospectus. The Partnership will provide prospective investors with a copy of the form of the Operating Partnership Agreement upon request at no charge. The following discussion is a summary of the material provisions of the Partnership Agreement and is qualified in its entirety by reference to the Partnership Agreement and the Operating Partnership Agreement. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's propane business. The General Partner serves as the general partner of the Partnership and of the Operating Partnership, owning a 1.99% general partner interest in the Partnership and a 0.01% general partner interest in the Operating Partnership. The Unitholders (including the General Partner as an owner of Units other than General Partner Units) hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the term "Partnership Agreement" constitute references to the amended and restated agreements of limited partnership of the Partnership and the Operating Partnership, collectively.

  Certain provisions of the Partnership Agreement are summarized elsewhere in this prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partner and its affiliates, See "Risk Factors--Conflicts of Interest and Fiduciary Responsibility." With regard to the management of the Partnership, see "Management." With regard to the transfer of Units, see "Description of the Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Certain Federal Income Tax Considerations." Prospective investors are urged to review these sections of this prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

  The Partnership and the Operating Partnership were organized in 1995 as Delaware limited partnerships. The Partnership will dissolve on December 31, 2085, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

  The purpose of the Partnership is limited to serving as the limited partner of the Operating Partnership and engaging in any other activity approved by the General Partner. The General Partner will have the ability under the Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities that may pose a greater risk to investors than the propane marketing business and home heating oil marketing business. The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership. The General Partner has the power to cause the Partnership to commence a bankruptcy proceeding under the federal bankruptcy laws. However, the General Partner does not intend to cause the Partnership to commence such a proceeding unless the Partnership is insolvent.

POWER OF ATTORNEY

  Each limited partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER WITH RESPECT TO EXTRAORDINARY TRANSACTIONS; LACK OF DISSENTERS' RIGHTS

  The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of at least a Unit Majority, from, among other things, selling, exchanging or otherwise disposing of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership or a sale, exchange or other disposition of substantially all of the Partnership's assets or any other event.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER; APPROVAL OF SUCCESSOR GENERAL PARTNER

  The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to December 31, 2005 (with limited exceptions described below), without obtaining the approval of at least a Unit Majority and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after December 31, 2005, the General Partner may withdraw as general partner by giving 90 days written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest (which is evidenced by the General Partner Units) in the Partnership. See "--Transfer of General Partner Interest."

  Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest (which is evidenced by the General Partner Units) in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a Unit Majority agrees in writing to continue the business of the Partnership and to the appointment of a successor general partner. See "-- Termination and Dissolution."

  Pursuant to the terms of the Partnership Agreement, the General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units owned by limited partners voting together as a single class (other than the General Partner and its affiliates) and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of a Unit Majority. If the General Partner is removed as General Partner other than for Cause, the Subordination Period will end, any then-existing arrearages on the Common Units will be terminated, any Senior Subordinated Units and Junior Subordinated Units held by the General Partner will immediately convert into Class B Common Units and the General Partner Units will no longer be subordinated; provided, however, that if the General Partner is removed during the Subordination Period within 12 months after a six quarter period in which the Minimum Quarterly Distribution is not made on the Common Units with respect to more than one of such quarters (excluding for this purpose the payment of any Common Unit Arrearages) and the first quarter in such six quarter period that the Minimum Quarterly Distribution on the

Common Units is not made occurs after March 31, 2001, then the Subordination Period will not end. If the General Partner is removed and the Subordination Period does not end, the Junior Subordinated Units shall convert into Senior Subordinated Units on a one-for-one basis and the distribution rights on the General Partner Units with respect to the Minimum Quarterly Distribution and Liquidation will rank equally with the Senior Subordinated Units.

  Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

  In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement or removal of the General Partner by the limited partners under circumstances where Cause exists, a successor general partner will have the option to purchase the General Partner Units of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the right to require the successor general partner to purchase General Partner Units of the Departing Partner for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partner for all amounts due the Departing Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's General Partner Units will be converted into Common Units (or Class A Common Units if any Class B Common Units are then outstanding) equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTEREST

  Except for a transfer by the General Partner of all, but not less than all, of its general partner interest, which is evidenced by the General Partner Units, in the Partnership to an affiliate or in connection with the merger or consolidation of the General Partner with or into another entity, the General Partner may not transfer any or all of the General Partner Units in the Partnership to another person or entity prior to December 31, 2005, without the approval of holders of at least a Unit Majority; provided that, in each case such transferee assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to purchase all (or the appropriate portion thereof as applicable) of the General Partner's partnership interest in the Operating Partnership. At any time, the members of Star Gas LLC may sell or otherwise transfer their membership interests in Star Gas LLC to a third party without the approval of the Unitholders.

REIMBURSEMENT FOR SERVICES

  The Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of the Partnership; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may reasonably determine) for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business (including expenses allocated to the General Partner by its affiliates). The Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

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

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described below under "Limited Liability," the Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

  A person receiving a Common Unit subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted limited partner or additional limited partner, as the case may be, in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Common Units owned by such person who has not become a substitute limited partner or additional limited partner, as the case may be, at the written direction of such person. See "-- Meetings; Voting." Persons who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See "Description of the Common Units--Transfer of Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

  If, because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest, the Partnership may redeem the Units held by such limited partner or assignee at their Current Market Price. In order to avoid any such cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership.

ISSUANCE OF ADDITIONAL SECURITIES

  The Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, provided that, prior to the end of the Subordination Period, (a) except as provided in clauses (b), (c), (d) and (e) below, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 2,500,000 additional Common Units or an equivalent amount of securities ranking on a parity with the Common Units (the "Parity Units"), without the approval at least a majority of the outstanding Common Units (other than Common Units held by the General Partner and its affiliates);
(b) the Partnership may issue Common Units pursuant to the Transaction, including those issued in this offering; (c) the Partnership may issue an unlimited number of additional Common Units or Parity Units without the approval of the Unitholders if such issuance occurs (1) in connection with an Acquisition or a Capital Improvement or (2) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case, where such Acquisition or Capital Improvement involves assets that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, would have resulted in an increase in (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters (on a pro forma basis) over (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters; (d) the Partnership may also issue an unlimited number of additional

Common Units or Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the use of proceeds from such issuance is exclusively to repay up to $20 million of indebtedness of the Partnership, the Operating Partnership or any subsidiary thereof; and (e) the Partnership may issue Class B Common Units upon the conversion of the Senior Subordinated Units and Junior Subordinated Units at the end of the Subordination Period. In accordance with Delaware law and the provisions of the Partnership Agreement, the General Partner in its sole discretion, may cause the Partnership to issue additional partnership interests that may have special voting rights.

  The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Senior Subordinated Units and Junior Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance. The holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

  Additional issuances of Units, including Senior Subordinated Units and Junior Subordinated Units or other equity securities of the Partnership ranking junior to the Common Units, may reduce the likelihood of, and the amount of, any distributions above the Minimum Quarterly Distribution.

LIMITED CALL RIGHT

  If at any time (a) not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice or (b) after the expiration of the Subordination Period, the Partnership acquires, through purchase or exchange, in a twelve-month period, 66 2/3% or more of the total Class B Common Units, the Partnership shall then have the right, which it may not assign or transfer, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining Units of such class then outstanding during the following twelve-month period. The purchase price in the event of (a) or (b) above shall be the greater of (x) the highest cash price paid by the Partnership, the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the Partnership or the General Partner first mails notice of its election to purchase such limited partner interests and (y) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Partnership's or the General Partner's right to purchase outstanding limited partner interests (including Senior Subordinated Units and Junior Subordinated Units), a holder of limited partner interests may have his limited partner interests purchased from him even though such holder may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Units in the market. See "Certain Federal Income Tax Considerations--Disposition of Units."

AMENDMENT OF PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below.

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

 Prohibited Amendments

  Proposed amendments (unless otherwise specified) must be approved by holders of at least a Unit Majority except that no amendment may be made that would:

    (1) enlarge the obligations of any limited partner, without its consent,

    (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner, without its consent, which may be given or withheld in its sole discretion,

    (3) change the term of the Partnership,

    (4) provide that the Partnership is not dissolved upon expiration of its term or

    (5) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of holders of at least a Unit Majority.

 No Unitholder Approval

  The General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect:

    (1) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership,

    (2) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement,

    (3) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

    (4) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or their respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,

    (5) subject to the limitations on the issuance of additional Class A Common Units, Class B Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests,

    (6) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone,

    (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement,

    (8) any amendment that, in the sole discretion of the General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement,

    (9) a change in the fiscal year and taxable year of the Partnership and changes related thereto, and

    (10) any other amendments substantially similar to the foregoing.

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

  In addition, the General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if such amendments:

    (1) do not adversely affect the limited partners in any material respect,

    (2) are necessary or advisable, in the sole discretion of the General Partner to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

    (3) are necessary or advisable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or

    (4) are required or contemplated by the Partnership Agreement.

 Opinion of Counsel and Unitholder Approval

  The General Partner will not be required to obtain an Opinion of Counsel in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of at least 90% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of holders of at least a majority of the outstanding Units so affected (excluding, during the Subordination Period, any Units held by the General Partner and its affiliates).

MEETINGS; VOTING

  Unitholders or assignees who are record holders of Units on the Record Date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of such record holder. Absent such direction, such Units will not be voted (except that, in the case of Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Units in the same ratios as the votes of limited partners in respect of other Units are cast).

  The General Partner does not anticipate that any meeting of limited partners will be called in the foreseeable future, other than the meeting in connection with the Transaction. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of all of the limited partners. Meetings of the limited partners of the Partnership may be called by the General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes, unless any such action by the limited partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage (excluding, in either case, if such are to be excluded from the vote, outstanding Units owned by the General Partner and its affiliates).

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

  Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See "--Issuance of Additional Securities." The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

  Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (regardless of whether such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

  The Partnership Agreement provides that the Partnership will indemnify (1) the General Partner; (2) any Departing Partner, (3) any Person who is or was an affiliate of the General Partner or any Departing Partner, (4) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, (5) any Person who is or was serving at the request of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another Person ("Indemnitees").

  The Partnership will indemnify these persons to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

  Any indemnification under these provisions will only be out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

  Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the limited partner's conduct, that the limited partner is a general partner.

  Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

  The Operating Partnership conducts business in at least 13 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

  The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership (for accounting but not for tax purposes) is October 1 to September 30.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish each record holder of Units (as of a Record Date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the General Partner will furnish each record holder of Units (as of a Record Date selected by the General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

  The General Partner will use all reasonable efforts to furnish each record holder of a Unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year in which the Partnership's taxable year ends. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

  The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his/her own expense, be furnished with (1) a current list of the name and last known address of each partner, (2) a copy of the Partnership's tax returns, (3) information as to the amount of cash, and a description and statement of the net agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (4) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (5) information regarding the status of the Partnership's business and financial condition and (6) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

  The Partnership will continue until December 31, 2085, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (1) the election of the General Partner to dissolve the Partnership, if approved by holders of at least a Unit Majority, (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (3) the entry of a decree of judicial dissolution of the Partnership or (4) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (4), the holders of at least a majority of the outstanding Units (excluding Units held by the Departing General Partner and its affiliates) may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner a person or entity approved by at least the holders of a majority of the outstanding Units (excluding Units held by the Departing General Partner and its affiliates), subject to receipt by the Partnership of an Opinion of Counsel.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash Upon Liquidation After the Subordination Period." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REGISTRATION RIGHTS

  Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed (1) to register for resale under the Securities Act and applicable state securities laws any Units proposed to be sold by the General Partner or its affiliates (upon their request) if an exemption from such registration requirements is not otherwise available for such proposed transaction and (2) to register for resale under the Securities Act and applicable state securities laws the Common Units and Senior Subordinated Units issued to affiliates of Petro in the Transaction (upon their request if an exemption from such registration requirements is not otherwise available for such proposed transaction), and to use its best efforts to keep such registration statement effective for one year, subject to certain exceptions and to such requesting party providing necessary information. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SUBORDINATED NOTES DUE 2009

  At the same time as this offering of Common Units, Petro is offering $120.0 million in aggregate principal amount of % Senior Subordinated Notes due 2009 (the "Notes"). The following description is a summary of certain provisions of the indenture governing the Notes. It does not restate the indenture in its entirety.

  The Notes are general unsecured obligations of Petro and are subordinated in right of payment to all existing and future Senior Debt of Petro. The Notes
will mature on     , 2009 and bear interest at  % per annum, payable semi-
annually on      and      of each year. The Notes will be unconditionally
guaranteed, on an unsecured senior subordinated basis, jointly and severally, by the Partnership and Petro Holdings. In the future, subsidiaries of Petro may
be required to guarantee the Notes under certain circumstances. After     ,
2004, Petro may redeem all or any part of the Notes at redemption prices (plus accrued and unpaid interest) starting at % of principal (plus accrued and
unpaid interest) during the 12-month period beginning      , 2004 and declining
annually to 100% of principal (plus accrued and unpaid interest) on      , 2007
and thereafter.

  In addition, during the first 36 months after the date of the indenture governing the Notes, Petro may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under such indenture governing the Notes at a redemption price of % of the principal amount thereof (plus accrued and unpaid interest) with the net cash proceeds of one or more public offerings of common equity of Parents (as defined in the indenture governing the Notes ) of Petro; provided that at least 65% of the aggregate principal amount of Notes originally issued under such indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Petro and its affiliates).

  If a Change of Control (as defined in the indenture governing the Notes) occurs, each holder of Notes will have the right to require Petro to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof (plus accrued and unpaid interest). A Change of Control includes certain events related to the Partnership and the General Partner.

  The indenture relating to the Notes contains a number of covenants restricting the operations of the Partnership, Petro Holdings, Petro and their respective subsidiaries. Among other things, the indenture limits the ability of (1) Petro, Petro Holdings and their respective subsidiaries to incur additional Indebtedness and issue preferred stock; (2) the Partnership, Petro Holdings, Petro and their respective subsidiaries to pay dividends or make distributions; and (3) Petro Holdings, Petro and their respective subsidiaries to sell assets. Under the indenture, subject to certain exceptions, (1) none of Petro Holdings, Petro or any of their respective subsidiaries can make a distribution unless the Fixed Charge Coverage Ratio (as defined in the indenture) of Petro Holdings is 1.75 to 1.00 and (2) none of the Partnership or any of its subsidiaries (other than Petro Holdings, Petro or any of their respective subsidiaries) can make a distribution if the Fixed Charge Coverage Ratio of the Partnership is 1.75 to 1.00. The indenture also limits the aggregate amount of distributions that can be made in any four-quarter period.

  Upon the occurrence of an Event of Default (as defined in the indenture governing the Notes), with certain exceptions, the indenture trustee or the holders of at least 25% in principal amount of the then outstanding Notes may accelerate the maturity of all the Notes as provided in the indenture governing the Notes.

EXISTING INDEBTEDNESS

 Description of First Mortgage Notes

  The Operating Partnership currently has outstanding approximately $96 million in First Mortgage Notes (the "First Mortgage Notes"). The Operating Partnership's obligations under the First Mortgage Note Agreement and the First Mortgage Notes are secured, on an equal and ratable basis with the Operating Partnership's obligations under the Bank Credit Facilities, by a mortgage on substantially all of the real

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

property and liens on substantially all of the operating facilities, equipment and other assets of the Operating Partnership (collectively, the "Mortgaged Property"). Eighty-five million dollars of the First Mortgage Notes mature by September 15, 2009 and $11 million of the First Mortgage Notes mature by September 15, 2010. The First Mortgage Notes will require semiannual prepayments, without premium, of the principal thereof beginning March 15, 2001. The Operating Partnership, at its option, and under certain circumstances following the disposition of assets, may be required to offer to prepay the First Mortgage Notes, in whole or in part.

  The First Mortgage Note Agreement contains various restrictive and affirmative covenants, including restrictions on the payment of dividends or other distributions in respect of any partnership interest if the pro forma ratio of Consolidated Cash Flow to Consolidated Interest Expense (each as defined in the First Mortgage Note Agreement) is less than 1.75 to 1.0. Upon the completion of this offering, after giving pro forma effect to this Transaction, the Operating Partnership would be in compliance with the restrictive and affirmative covenants applicable under the First Mortgage Note Agreement.

  Under the First Mortgage Note Agreement, so long as no default exists or would result, the Operating Partnership is permitted to make cash distributions to the Partnership not more frequently than quarterly in an amount not to exceed Available Cash (as defined in the First Mortgage Note Agreement) for the immediately preceding calendar quarter. If an event of default exists on the First Mortgage Notes, the Noteholders may accelerate the maturity of the First Mortgage Notes and exercise other rights and remedies, including foreclosures upon the Mortgaged Property.

  In connection with the closing of the Transaction, Star/Petro, Inc., a wholly-owned subsidiary of the Operating Partnership and the parent corporation of Petro Holdings, will become jointly and severally liable for the Operating Partnership's obligations under the First Mortgage Notes and the First Mortgage Note Agreement.

 Description of Star Bank Credit Facilities

  In December 1995, the Operating Partnership entered into the Bank Credit Facilities with a group of commercial banks. The Bank Credit Facilities, as amended, consist of a $25.0 million Operating Partnership Acquisition Facility and a $12.0 million Operating Partnership Working Capital Facility. At September 30, 1998, $9.0 million was outstanding under the Operating Partnership Acquisition Facility and $4.8 was outstanding under the Operating Partnership Working Capital Facility.

  The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreement.

  The Operating Partnership Working Capital Facility will expire on June 2000, but may be extended annually thereafter with the consent of the banks. The Operating Partnership Acquisition Facility will revolve until September 30, 1999 after which time any outstanding loans thereunder will amortize quarterly in equal principal payments over the period from September 30, 1999 through September 30, 2002. Amounts borrowed under the Operating Partnership Acquisition Facility are subject to a 30-day clean-up requirement during the period from April 1 to September 30 of each year.

 Petro Credit Agreement

  The Petro Credit Agreement provides for maximum aggregate advances of $47 million to finance working capital requirements of Petro with a sublimit under a borrowing base established each month. Amounts borrowed under the revolving credit loans are subject to a 90-day clean-up requirement during the period from April 1 to September 30 of each year and the revolving credit portion of the facility terminates on June 29, 1999. At September 30, 1998, there were no revolving credit loans outstanding.

  Petro's obligations under the Petro Credit Agreement are secured by all of its and its subsidiaries' customer lists, trade names and trademarks. Petro has further secured its obligations under the Petro Credit Agreement with a lien on accounts receivable and inventories.

  The Petro Credit Agreement contains significant financial and other covenants.

  The Petro Credit Agreement contains various events of default customary for agreements of such type. If an Event of Default occurs and is occurring, the lenders may, without notice, terminate the revolving credit loans the term loans and/or declare all obligations under the Petro Credit Agreement immediately due and payable, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all such obligations will become due and payable without declaration, notice or demand.

 Other Petro Debt

  Petro has entered into agreements (the "Private Debt Agreements") with the holders (the "Private Noteholders") of:

    (i) its outstanding 10.90% Senior Notes due 2002 (the "Senior Notes") in the aggregate principal amount of $60 million; and

    (ii) its 14.1% Senior and Subordinated Notes due 2001 (the "14.1% Notes" and together with the Senior Notes, the "Petro Private Debt") in the aggregate principal amount of $4.1 million (after payment of the January 1999 installment).

  Pursuant to the Private Debt Agreements at the effective time of the
Transaction:

    (a) the holders of the Senior Notes will exchange such Notes for $63.1 million aggregate principal amount of 9.0% Senior Notes due 2002 of Petro (the "New 9% Notes"); and

    (b) the holders of the 14.1% Notes will exchange such notes for $2.2 million aggregate principal amount of 10.25% Senior Notes due 2001 of Petro and $2.2 million principal amount of 10.25% Subordinated Notes due 2001 of Petro (collectively, the "New 10.25% Notes"). The New 9% Notes and the New 10.25% Notes will be guaranteed by the Partnership and Petro Holdings. (The New 9% Notes and the New 10.25% Notes are collectively referred to as the "New Private Notes").

  The agreements under which Petro will issue the New Private Debt contain various financial and other covenants relating to the maintenance of corporate existence, timely payments of taxes, preservation of Petro's assets and engaging in other businesses. Such agreements also contain covenants relating to limitations on funded debt, restricted payments, mergers, consolidations and sale of assets and transactions with affiliates which are generally comparable to those contained in the indenture governing the Notes.

  Petro also had outstanding as of September 30, 1998 an aggregate of $14.3 million of notes, primarily in connection with the purchase of fuel oil dealers, which notes are due variously in monthly, quarterly and annual installments with interest at various rates ranging from 8% to 15%, maturing at various dates through 2004.

  In addition, Petro has outstanding $1.3 million of 10 1/8% Subordinated Debentures due 2003 (the "10 1/8% Notes") and $0.7 million of 9 3/8% Subordinated Notes due 2006 (the "9 3/8% Notes") and $1.1 million of 12 1/4% Subordinated Notes due 2005 (the "12 1/4% Notes" and, together with the 9 3/8% Notes and the 10 1/8% Notes, the "Old Public Debt"). In October 1998, the indentures under which the Old Public Debt was issued were amended to eliminate substantially all of the covenant protection provided by such indentures.

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                         UNITS ELIGIBLE FOR FUTURE SALE

  As of the date of this prospectus after giving effect to the Transaction, the General Partner and the LLC Owners would have held 568,478 Junior Subordinated Units and 287,700 General Partner Units. The sale of Units owned by the General Partner and the LLC Owners could have an adverse impact on the price of the Common Units.

  The Common Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units owned by an "affiliate"(as that term is defined in the rules and regulations under the Securities Act) of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (1) 1% of the total number of such securities outstanding or (2) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us and holders of restricted securities under Rule 144 may be subject to a one-year holding period. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his Units for at least two years, would be entitled to sell such Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

  Prior to the end of the Subordination Period, we may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 2,500,000 additional Common Units or an equivalent amount of securities ranking on a parity with the Common Units (excluding Common Units issued upon conversion of Senior Subordinated Units and Junior Subordinated Units, or in connection with certain capital improvements, acquisitions or to repay certain indebtedness) without the approval of the holders of at least a majority of the outstanding Common Units. The Common Units offered hereby are excluded from such 2,500,000 Common Units. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause us to issue additional Common Units or other equity securities on a parity with or senior to the Common Units. In such circumstance, the General Partner will have certain preemptive rights. The Partnership Agreement does not impose any restriction on our ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Units would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See "The Partnership Agreement--Issuance of Additional Securities."

  Pursuant to the Partnership Agreement, the General Partner and its affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act the offer and sale of any Units held by such party. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partner and its affiliates, or their assignees, holding any Units to require registration of any such Units and to include any such Units in a registration by us of other Units, including Units offered by us or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as our general partner. Also, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws the Common Units and Senior Subordinated Units issued to affiliates of Petro in the Transaction (upon their request if an exemption from such registration requirements is not otherwise available for such proposed transaction), and to use its best efforts to keep such registration statement effective for one year, subject to certain exceptions and to such requesting party providing necessary information. In connection with any such registrations, we will indemnify each holder of Units participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear the reasonable costs of any such registration. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, in accordance with applicable law.

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

  The Partnership, on behalf of itself and its affiliates, and certain executives and other persons have agreed that, for a period of 120 days from the date of this prospectus, that we will not, without the prior written consent of PaineWebber Incorporated directly or indirectly, offer, pledge, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Common Units or rights to acquire Common Units or any security convertible into or exercisable or exchangeable for Common Units (including, without limitation, Common Units which may be deemed to be beneficially owned in accordance with the rules and regulations of the
SEC) other than the Common Units subject to the underwriters' over-allotment option, subject to certain limited exceptions.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of the material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and us ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change even with retroactive effect. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both us and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Units.

LEGAL OPINIONS AND ADVICE

  Counsel is of the opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes that (i) we and the Operating Partnership have been and will each be treated as a partnership and (ii) owners of Units (with certain exceptions, as described in "Limited Partner Status" below) will be treated as our partners (but not as partners of the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted or attributed to us, are the opinion of Counsel. (All references to "us," "we" or "our" are to the Partnership and not to Counsel.)

  We have not requested, and do not expect to request, any ruling from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting us or prospective Unitholders. Instead, we have relied, and will rely, on the opinions of Counsel as to these matters stated here.

  An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. No assurance can be provided that the opinions and statements here would be sustained by a court if contested by the IRS. Any such contest with the IRS could materially and adversely impact the market for the Units and the prices at which Units trade even if we prevail. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that our treatment or an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modifications may even be retroactively applied.

  For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a short seller to cover a short sale of Units (see "--Tax Treatment of Unitholders--Treatment of Short Sales"), (ii) whether a Unitholder acquiring Units in separate transactions must maintain a single adjusted tax basis in all of his Units (see "-- Disposition of Units, Recognition of Gain or Loss"), (iii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units--Allocations Between Transferors and Transferees"), (iv) whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Units--Section 754 Election") and (v) whether the allocations of recapture income contained in our Partnership Agreement will be respected (see "--Tax Treatment of Unitholders-- Allocation of Our Income, Gain, Loss and Deduction").

PARTNERSHIP STATUS

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of his adjusted basis in his partnership interest.

  As we said earlier, we have not requested, and do not expect to request, any ruling from the IRS as to our status as a partnership or that of the Operating Partnership for federal income tax purposes. Instead, we have relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions and certain representations set forth below, we and the Operating Partnership have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, Counsel has relied on certain factual representations made by us and the General Partner. For taxable years beginning before December 31, 1996 those factual representations are:

 (a) With respect to us and the Operating Partnership, the General Partner, at all times while acting as general partner of the relevant partnership, had a net worth, computed on a fair market value basis, excluding its interest in us and the Operating Partnership and any notes or receivables due from those partnerships, equal to at least $6.0 million;

 (b) We have been operated in accordance with (i) all applicable partnership statutes, (ii) our Partnership Agreement and (iii) the description of our Partnership Agreement in this registration statement on Form S-3
     filed with the SEC on December 3, 1998 (Registration No. 333-         )
     (the "Registration Statement");

 (c) The Operating Partnership has been operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership and (iii) the description of its Partnership Agreement in this Registration Statement;

 (d) The General Partner has at all times acted independently of the Limited Partners; and

 (e) For each taxable year, less than 10% of our gross income has been derived from sources other than
     (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of income which Counsel believes is qualifying income within the meaning of Section 7704(d) of the Code.

  For taxable years beginning after December 31, 1996 those factual representations are:

 (a) Neither we nor the Operating Partnership has elected, or will elect, to be treated as an association or corporation;

 (b) We have been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) the description of our Partnership Agreement in this Registration Statement;

 (c) The Operating Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) its Operating Partnership Agreement, and (iii) the description of its Partnership Agreement in this Registration Statement; and

 (d) For each taxable year, more than 90% of our gross income has been and will be (i) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of income which Counsel believes is "qualifying income" within the meaning of Section 7704(d) of the Code.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships 90% or more of whose gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon our representations and those of the General Partner and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 6.0% of our gross income for each taxable year will not constitute qualifying income.

  If we fail to meet the Qualifying Income Exception (other than a failure that is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery), we will be treated as if we transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to Unitholders and to us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

  If we or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the Unitholders, and our net income would be taxed to us or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Units) or taxable capital gain (after the Unitholder's tax basis in the Units is reduced to zero). Accordingly, treatment of either us or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

  The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

TAX TREATMENT OF UNITHOLDERS

 Limited Partner Status

  Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners, and Unitholders whose Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units, will be treated as our partners for federal income tax purposes. Because there is no direct authority addressing assignees of Units who are entitled to, but do not, execute and deliver Transfer Applications, it is not clear whether that conclusion applies to them. (Furthermore, a purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units.)

  A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale appears to lose his status as a partner with respect to such Units for federal income tax purposes. See
"--Treatment of Short Sales."

  Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

 Flow-through of Taxable Income

  We will pay no federal income tax except for minimal taxes expected to be paid by a corporate subsidiary. Instead, each Unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, a Unitholder may be taxed on our income even if we do not make a cash distribution to him. Each Unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

  Although we do not expect that the Corporate Group will pay significant federal income tax for some period of time, we expect that the Corporate Group will generate earnings and profits during that time such that distributions from the Corporate Group to us will result in taxable dividend income to the Unitholders. Counsel has not rendered any opinion with respect to these matters.

 Treatment of Partnership Distributions

  Our distributions to a Unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his Units immediately before the distribution. Our cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "Disposition of Units" below. Any reduction in a Unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that our distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

  A decrease in a Unitholder's percentage interest in us because of our issuance of additional Units will decrease his share of our nonrecourse liabilities, and will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Units, if such distribution reduces his share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in his realization of ordinary income under Section 751(b) of the Code. That income will equal the excess of
(1) the non-pro rata portion of such distribution over (2) his tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

 Ratio of Taxable Income to Distributions

  We estimate that a purchaser of Common Units in this Offering who owns them through December 31, 2001, will be allocated, on a cumulative basis, an amount of federal taxable income for that period which is less than 20% of the cash distributed for that period. We further estimate that for taxable years beginning after December 31, 2001, the taxable income allocable to a Unitholder will constitute a significantly higher percentage of cash distributed to him. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, these estimates are based on current tax law and certain tax reporting positions that we have adopted or intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the Common Units.

 Tax Rate

  The top marginal income tax rate for individuals for 1999 is 39.6%. Net capital gains of an individual are generally subject to a maximum 20% tax rate if the asset was held for more than 12 months at the time of disposition.

 Alternative Minimum Tax

  Each Unitholder will be required to take into account his share of any items of our income, gain, deduction, or loss for purposes of the alternative minimum tax. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

 Basis of Units

  A Unitholder will have an initial tax basis for his Units equal to the price he paid for them. His basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions made by us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Units--Recognition of Gain or Loss."

 Limitations on Deductibility of Partnership Losses

  The deduction by a Unitholder of his share of our losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A Unitholder who is subject to the at risk rules must recapture losses deducted in previous years to the extent that distributions made to him by us cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or "at risk" amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as his tax basis of the Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities).

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our future passive income and will not be available to offset income from other passive activities or investments (including other publicly-traded companies), interest and dividend income generated by us, such as dividends from the

Corporate Group, or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of our net income may be offset by his share of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded companies. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

 Limitations on Interest Deductions

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, the Unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) our interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

 Allocation of Our Income, Gain, Loss and Deduction

  In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in us. At any time that distributions are made to the Common Units and not to the Senior Subordinated Units or Junior Subordinated Units, or that Incentive Distributions are made to holders of Senior Subordinated Units, Junior Subordinated Units or General Partner Units or to holders of Senior Subordinated Units and not to Junior Subordinated Units or General Partner Units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the Unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under our Partnership Agreement) and, second, to the General Partner.

  As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by each of the partners ("Contributed Property"). The effect of these allocations to a Unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution or deemed contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under our Partnership Agreement, with the exception of the allocation of recapture income discussed above, will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

 Entity-Level Collections

  If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment Is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current Unitholders. The General Partner is authorized to amend our Partnership Agreement in the manner necessary to maintain uniformity of tax characteristics of Units and to adjust subsequent distributions so that, after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under our Partnership Agreement are maintained as nearly as is practicable. Any such payments by us could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

 Treatment of Short Sales

  A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of those distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Units--Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit, at least in the next few years, will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of our gross income will include that type of income, at least in the next few years.

  Under current rules applicable to publicly-traded partnerships, we are required to withhold as taxes 39.6% of any cash distributions made to foreign Unitholders. A foreign Unitholder may claim a credit for those taxes. If that tax exceeds the taxes due from the foreign Unitholder, he may claim a refund. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our Transfer Agent on a Form W-8 in order to obtain a credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures. In addition, non-resident aliens and foreign corporations, trusts or estates which own Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain.

  Because a foreign corporation that owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under an IRS ruling, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with his United States trade or business. Except to the extent the ruling applied (as to which Counsel has not opined), a foreign Unitholder will not be taxed or subject to withholding upon the disposition of a Unit if he has owned less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

TAX TREATMENT OF OPERATIONS

 Accounting Method and Taxable Year

  We use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Units--Allocations Between Transferors and Transferees."

 Initial Tax Basis, Depreciation and Amortization

  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for such property will be borne by the contributors of such property. See "--Tax Treatment of Unitholders--Allocation of Our Income, Gain, Loss and Deduction."

  To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions in the early years assets are placed in service. We will not be entitled to any amortization deductions with respect to goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

  If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his interest in us. See "--Tax Treatment of Unitholders--Allocation of Our Income, Gain, Loss and Deduction" and "-- Disposition of Units
--Recognition of Gain or Loss."

 Uniformity of Units

  Because we cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Units. See "--Disposition of Units--Section 754 Election."

  We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the proposed regulations under Section 743 (but despite its apparent inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of our assets)). See "--Disposition of Units--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "--Disposition of Units--Recognition of Gain or Loss."

 Valuation of Partnership Property and Basis of Properties

  The federal income tax consequences of the ownership and disposition of Units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

 State and Local Tax Considerations

  For a discussion of the state and local tax considerations arising from an investment in Common Units, see "--State and Local Tax Considerations" at the end of this "Certain Federal Income Tax Considerations."


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ADMINISTRATIVE MATTERS

 Information Returns and Audit Procedures

  We intend to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the Unitholder's share of our income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. Neither we nor Counsel can assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

  The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of our items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our Partnership Agreement appoints the General Partner as our Tax Matters Partner.

  The Tax Matters Partner will make certain elections on our behalf and on behalf of Unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to items in our returns. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in profits and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate. However, if we elect to be treated as a large partnership (which we do not currently intend to do), a Unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. However, if we elect to be treated as a large partnership (which we currently do not intend to do), its partners would be required to treat all partnership items in a manner consistent with our return.

  Each partner in a partnership that elects to be treated as a "large partnership" takes into account separately, his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities, (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities,
(4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate. Moreover, miscellaneous itemized deductions are not passed through to the partners and 30% of such deductions are used at the partnership level.

  A number of changes have also been made to the tax compliance and administrative rules relating to electing large partnerships. One provision would require that each partner in an electing large partnership take

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

into account his share of any adjustments to partnership items in the year such adjustments are made. Under prior law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units. Although we are authorized under our Partnership Agreement to do so, we do not expect to elect to have the large partnership provisions apply to us because of the various costs of their application.

 Nominee Reporting

  Persons who hold an interest in us as a nominee for another person are required to furnish to us
(a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly- owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and
(d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the Units with the information furnished to us.

 Registration as a Tax Shelter.

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Nevertheless, it is arguable that we are not subject to the registration requirement on the basis that we do not constitute a tax shelter. However, the predecessor general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

  The IRS has issued the following tax shelter registration number to us:
96026000016. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

  We must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any of our deductions, losses or other benefits are claimed or our income is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

 Accuracy-related Penalties

  An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

DISPOSITION OF UNITS

 Recognition of Gain or Loss

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a Unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

  Prior distributions from us in excess of cumulative net taxable income in respect of a Unit that decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Unit, even if the price is less than his original cost.

  Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment (described under "--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of Units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

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

  The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Units, a Unitholder will be unable to select high or low basis Units to sell as would be the case with corporate stock. It Is not clear whether the ruling applies to us, because, as is the case with corporate stock, interests in us are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

  Certain provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into (i) a short sale of, (ii) an offsetting notional principal contract, or (iii) a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer who or that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

 Allocations Between Transferors and Transferees

  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the principal national securities exchange on which the Units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Units may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this allocation method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), our taxable income or losses might be reallocated among the Unitholders. We are authorized to revise our method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

  A Unitholder who owns Units any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

 Section 754 Election

  We have made the election permitted by Section 754 of the Code, which generally permits us to adjust a Unit purchaser's tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment belongs to the purchaser and not to other Unitholders. (For purposes of this discussion, a Unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("Basis") and (2) his Section 743(b) adjustment to that basis.)

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

  Proposed Treasury Regulations promulgated under Section 743 of the Code would require, if adopted in their current form, if the remedial allocation method is adopted (which we have done), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)- 1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the apparent inconsistencies if finalized in their current form, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the basis in such properties. Pursuant to our Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with certain Treasury Regulations. See "Tax Treatment of Operations--Uniformity of Units."

  Although Counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Basis of which is not amortizable. This method is consistent with the proposed regulations under
Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of the Partnership's assets). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "Tax Treatment of Operations--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to us of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and we will make them on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that our determinations will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

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

 Notification Requirements

  A Unitholder who sells or exchanges Units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

 Constructive Termination

  We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will cause a termination of the Operating Partnership. A termination of us will result in the closing of our taxable year. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our tax year may result in more than 12 months' of our taxable income or loss being includable in his taxable income for the year of termination. Tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination and a termination could result in a deferral of our depreciation deductions. A termination could also result in penalties if we are unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

STATE AND LOCAL TAX CONSIDERATIONS

  In addition to federal income taxes, a Unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides and in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in us. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We anticipate that substantially all of our income will be generated in the following states:
Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's personal income tax applies only to interest and dividend income. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, we do not anticipate that any amounts required to be withheld will be material.

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

  IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT STATES AND LOCALITIES OF HIS INVESTMENT IN US. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN US.

                   INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE
                BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

  An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used in this prospectus, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and (c) (1) the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income, (2) the effect of an imposition of income taxes on the potential investment return for an otherwise tax exempt investor (if gross income is $1,000 or more) and (3) the requirement on such an investor plan of filing an additional federal income tax return. The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

  Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

  In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interests acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 1999, the underwriters named below, for whom PaineWebber
Incorporated, CIBC Oppenheimer Corp., Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc., Lehman Brothers Inc., Prudential Securities Incorporated and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated are acting as representatives, have agreed to purchase from us and we have agreed to sell, the following respective number of Common Units:

                                                                    NUMBER OF
   UNDERWRITER                                                     COMMON UNITS
   -----------                                                     ------------
PaineWebber Incorporated..........................................
CIBC Oppenheimer Corp.............................................
Donaldson, Lufkin & Jenrette Securities Corporation...............
A.G. Edwards & Sons, Inc. ........................................
Lehman Brothers Inc. .............................................
Prudential Securities Incorporated................................
Dain Rauscher Wessels, a division of Dain Rauscher Incorporated...
                                                                    ---------
  Total...........................................................  6,800,000
                                                                    =========

  The underwriters propose to offer the Common Units at the offering price set forth on the cover page of this prospectus, and in part to certain securities dealers (who may include the underwriters) at such price less a concession not
in excess of      per Common Unit, and the underwriters and such dealers may
reallot to certain dealers a discount not in excess of      per Common Unit.
The Common Units are offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  We have granted the underwriters an option to purchase up to 1,020,000 additional Common Units exercisable for 30 days after the date hereof to cover over-allotments, if any, at the offering price less the underwriting discount and commissions. The underwriters may purchase such Common Units only to cover over-allotments made in connection with this offering. If the underwriters exercise this option, each underwriter will be committed, subject to certain conditions, to purchase an additional number of Common Units proportionate to such underwriter's initial commitment.

  We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the federal securities laws, or to contribute to payments which the underwriters may be required to make in respect thereof.

  The Partnership, on behalf of itself and its affiliates, and certain executives and other persons has agreed that, for a period of 120 days from the date of this prospectus, that we will not, without the prior written consent of PaineWebber Incorporated directly or indirectly, offer, pledge, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Common Units or rights to acquire Common Units or any security convertible into or exercisable or exchangeable for Common Units (including, without limitation, Common Units which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC) other than the Common Units subject to the underwriters' over-allotment option, subject to certain limited exceptions.

  PaineWebber Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc., Lehman Brothers Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have in the past performed investment banking, broker dealing, lending and financial advisory services for the Partnership and Petro and may continue to perform, investment banking, broker dealer, lending and financial advisory services for us, and have received customary compensation for these services.

  In January 1998, A.G. Edwards & Sons, Inc. served as placement agent for $11,000,000 of the Operating Partnership's 7.17% First Mortgage Notes due September 15, 2010. They received customary compensation for their services.

  A.G. Edwards & Sons, Inc. was hired by the Special Committee of the Operating Partnership as financial advisor in connection with the potential transaction with Petro. As compensation for these financial advisory services, the Operating Partnership agreed to pay A.G. Edwards & Sons, Inc. a fee of $575,000, of which $325,000 has been paid and $250,000 will be due upon the closing of the Transaction.

  Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, was hired by Petro as financial advisor in connection with the potential transaction with the Partnership. As compensation for these financial advisory services, Petro paid Dain Rauscher Wessels an engagement fee of $50,000 plus $375,000 upon receipt of a fairness opinion. Additionally, Petro reimbursed Dain Rauscher Wessels for approximately $31,000 of expenses.

  In connection with this offering, the underwriters may purchase and sell Common Units in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Units; and syndicate short positions involve the sale by the underwriters of a greater number of Common Units than they are required to purchase from us in this offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Units sold in this offering for their account, may be reclaimed by the syndicate if such Common Units are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Units, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on the New York Stock Exchange or otherwise.

  Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Units. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                            VALIDITY OF COMMON UNITS

  The validity of the Common Units will be passed upon for the Partnership by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain tax matters will be passed upon for the Partnership by Andrews & Kurth L.L.P., New York, New York. Certain legal matters in connection with the Common Units will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Star Gas Partners, L.P. and Subsidiary as of September 30, 1997 and 1998 and for the fiscal years ended September 30, 1996, 1997 and 1998, incorporated by reference in the Registration Statement, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

  The financial statements and schedule of Petroleum Heat and Power Co., Inc., as of December 31, 1996 and 1997 and for the fiscal years ended December 31, 1995, December 31, 1996 and 1997, incorporated by reference in the Registration Statement, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Full addresses: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York, 10038; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  We have filed with the SEC the Registration Statement on Form S-3, with respect to the Common Units offered by this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. With respect to the Partnership and the Common Units offered by this prospectus, we refer you to the Registration Statement and the exhibits and schedules relating thereto for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Partnership with the SEC (File No. 33-98490) are incorporated by reference in this prospectus:

    The Partnership's 1998 Annual Report on Form 10-K.

    The Partnership's Current Report on Form 8-K, dated November 20, 1998.

  In addition, all other reports and documents, we have filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to this offering shall be deemed incorporated by reference into this prospectus from the date of filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (and, in case of any statement in an incorporated document prior to the date of this prospectus), or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT INCLUDED WITH THIS PROSPECTUS. SUCH DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. FOR DOCUMENTS RELATING TO THE PARTNERSHIP, CONTACT STAR GAS CORPORATION, 2187 ATLANTIC STREET, STAMFORD, CONNECTICUT 06902, ATTENTION: RICHARD F. AMBURY, VICE PRESIDENT--FINANCE, TELEPHONE (203) 328-7313. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE
MADE BY     , 1999.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information gives effect to the Transaction, including this offering, the Debt Offering and the application of the net proceeds therefrom as described in "Uses of Funds From this Offering and the Debt Offering." The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to the historical financial statements, and notes thereto, appearing elsewhere and incorporated by reference in this prospectus.

  The unaudited pro forma condensed consolidated balance sheet was prepared as if the Transaction had occurred on September 30, 1998. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1998 was prepared as if the Transaction had occurred on October 1, 1997.

  The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore, the actual adjustments may differ from the unaudited pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for representing the significant effects of the Transaction as contemplated and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet and statement of operations are not necessarily indicative of the financial position or results of operations of the Partnership if the Transaction had actually occurred on the dates indicated above. Likewise, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of future financial combined position or future results of combined operations of the Partnership.

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                STAR GAS
                                                                                             PARTNERS, L.P.
                             STAR GAS                PRO FORMA     PRO FORMA                  ADJUSTED PRO
                          PARTNERS, L.P.   PETRO    ADJUSTMENTS    COMBINED  THE OFFERINGS       FORMA
                          -------------- ---------  -----------    --------- -------------   --------------
         ASSETS
Current assets:
 Cash...................     $  1,115    $  18,667                 $ 19,782    $ 115,400 (g)    $16,550
                                                                                 128,300 (h)
                                                                                (246,932)(n)
 Accounts receivable....        5,279       38,163                   43,442                       43,442
 Inventories............       10,608       13,997                   24,605                       24,605
 Prepaid expenses and
  other current assets..          945       11,885                   12,830                       12,830
                             --------    ---------                 --------    ---------        --------
 Total current assets...       17,947       82,712                  100,659       (3,232)         97,427
                             --------    ---------                 --------    ---------        --------
 Cash collateral
  account...............                     6,900                    6,900                        6,900
 Property and equipment,
  net...................      110,262       28,799     11,310 (d)   150,371                      150,371
 Intangible and other
  assets, net...........       51,398       80,267      5,331 (b)   420,662        4,600 (g)     425,262
                                                        2,055 (c)
                                                          899 (d)
                                                      280,712 (f)
                             --------    ---------   --------      --------    ---------        --------
 Total assets...........     $179,607    $ 198,678   $300,307      $678,592    $   1,368        $679,960
                             ========    =========   ========      ========    =========        ========
    LIABILITIES AND
    PARTNERS' CAPITAL
Current liabilities:
 Current debt and
  preferred stock.......     $    692    $  12,188                 $ 12,880    $  (9,797)(n)    $  3,083
 Bank credit facility
  borrowings............        4,770          --                     4,770                        4,770
 Accounts payable.......        3,097        6,320                    9,417                        9,417
 Unearned service
  contract revenue......                    13,599                   13,599                       13,599
 Accrued expenses and
  income taxes..........        2,830       29,281      4,600 (d)    42,782       (6,071)(n)      36,711
                                                        6,071 (e)
 Accrued interest and
  dividends.............          485          --         583 (a)     1,068                        1,068
 Customer credit
  balances..............        6,038       28,803                   34,841                       34,841
                             --------    ---------   --------      --------    ---------        --------
 Total current
  liabilities...........       17,912       90,191     11,254       119,357      (15,868)        103,489
                             --------    ---------   --------      --------    ---------        --------
Long-term debt..........      104,308      278,864      6,286 (b)   389,458      120,000 (g)     305,994
                                                                                (203,464)(n)
Deferred income taxes...                               50,000 (d)    50,000                       50,000
Other long-term
 liabilities............           40       10,686     (3,500)(d)     7,226                        7,226
Redeemable and
 exchangeable preferred
 stock..................                    28,555       (955)(b)    27,600      (27,600)(n)
Partners' capital
 Common Unitholders.....       58,686                   2,055 (c)    60,741      128,300 (h)     189,041
 Subordinated
  Unitholders...........       (1,446)                 60,006 (f)    22,544                       22,544
                                                      (36,016)(d)
 General partner........          107                   4,434 (f)     1,666                        1,666
                                                       (2,875)(d)
 Petro's stockholders'
  deficiency............                  (209,618)      (583)(a)
                                                       (6,071)(e)
                                                      216,272 (f)
                             --------    ---------   --------      --------    ---------        --------
 Total Partners'
  Capital...............       57,347     (209,618)   237,222        84,951      128,300         213,251
                             --------    ---------   --------      --------    ---------        --------
 Total Liabilities and
  Partners' Capital.....     $179,607    $ 198,678   $300,307      $678,592    $   1,368        $679,960
                             ========    =========   ========      ========    =========        ========

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                                               STAR GAS
                                                                                                            PARTNERS, L.P.
                             STAR GAS        PROPANE                PRO FORMA     PRO FORMA                  ADJUSTED PRO
                          PARTNERS, L.P. ACQUISITIONS(I) PETRO(J)  ADJUSTMENTS    COMBINED   THE OFFERINGS      FORMA
                          -------------- --------------- --------  -----------    ---------  -------------  --------------
Sales...................     $111,685        $4,386      $452,765                 $568,836                     $568,836
Cost of sales...........       49,498         1,972       299,987                  351,457                      351,457
                             --------        ------      --------                 --------                     --------
 Gross profit...........       62,187         2,414       152,778                  217,379                      217,379
Operating expenses......       43,281         1,090       117,849                  162,220                      162,220
Restructuring charges...                                    2,085                    2,085                        2,085
Transaction expenses....                                    1,029                    1,029                        1,029
Corporate identity
 expenses...............                                    1,100                    1,100                        1,100
Provision for
 supplemental benefits..                                      409                      409                          409
Depreciation and
 amortization...........       11,638           548        28,946   $ (3,522)(k)    37,610      $   460 (m)      38,070
Net gain (loss) on sales
 of assets..............         (271)                     11,507                   11,236                       11,236
                             --------        ------      --------   --------      --------      -------        --------
Operating income........        6,997           776        12,867      3,522        24,162         (460)         23,702
Interest income
 (expense), net.........       (7,927)         (427)      (30,803)                 (39,157)      12,298 (o)     (26,859)
                             --------        ------      --------   --------      --------      -------        --------
Income (loss) before
 income taxes...........         (930)          349       (17,936)     3,522       (14,995)      11,838          (3,157)
                             --------        ------      --------   --------      --------      -------        --------
Income tax expense......           25                         475                      500                          500
Income before equity
 interest in Star Gas
 Corporation............                                  (18,411)
Share of income (loss)
 of Star Gas
 Corporation............                                     (317)       317 (l)                                    --
                             --------        ------      --------   --------      --------      -------        --------
Net income (loss).......     $   (955)       $  349      $(18,728)  $  3,839      $(15,495)     $11,838        $ (3,657)
                             ========        ======      ========   ========      ========      =======        ========
General Partner's
 interest in net income
 (loss).................          (19)                                                                              (73)
                             ========                                                                          ========
Limited Partners'
 interest in net income
 (loss).................     $   (936)                                                                           (3,584)
                             ========                                                                          ========
Basic and diluted net
 income (loss) per
 Limited Partner Unit...     $  (0.15)                                                                         $  (0.25)
                             ========                                                                          ========
Weighted average number
 of Limited Partner
 Units outstanding......        6,228            27                      103 (c)     7,297        6,800 (h)      14,097
                                                                      (2,396)(d)
                                                                         568 (f)
                                                                       2,767 (f)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following pro forma adjustments give effect to (1) the offering of 809,000 Common Units by the Partnership on December 16, 1997, (2) the acquisition of Petro, (3) the Debt Offering and (4) this offering, as if each transaction had taken place on September 30, 1998, in the case of the pro forma condensed consolidated balance sheet, or as of October 1, 1997, in the case of the pro forma condensed consolidated statement of operations. The pro forma adjustments are based upon currently available information, certain estimates and assumptions and a preliminary determination and allocation of the total purchase price for Petro and therefore the actual results may differ from the pro forma results. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

TRANSACTION RELATED ADJUSTMENTS

  (a) Reflects the accrued dividends payable on Petro's redeemable and exchangeable preferred stock.

  (b) Reflects the negotiated premium of approximately $6.3 million to refinance Petro's Private Debt and Petro's Public Debt and the negotiated discount of approximately $1.0 million to redeem Petro's public preferred stock.

  (c) Reflects the issue of 0.8 million shares of Junior Preferred Stock of Petro, which will be converted into 0.1 million Common Units upon completion of the Transaction at an assumed value of $20.00 per Unit. The Junior Preferred Stock was issued to the holders of Petro's 9 3/8% Subordinated Debentures, 10 1/8% Subordinated Notes, and 12 1/4% Subordinated Debentures, and 12 7/8% Exchangeable Preferred Stock as consideration for consenting to the early redemption of such securities.

THE TRANSACTION (MERGER AND EXCHANGE)

  (d) Represents: (1) the estimated amount of federal and state taxes to be incurred in connection with the acquisition of Petro and (2) the preliminary allocation of excess purchase price to net deferred income tax liabilities, property plant and equipment and the subordinated units and general partner interests that have been redeemed.

  (e) Reflects the estimated additional amount to be recorded by Petro of legal, professional and advisory fees incurred by Petro and the Partnership in the Transaction.

  (f) Represents the exchange of 26.6 million shares of Petro's Class A Common Stock and Class C Common Stock for 2.8 million Senior Subordinated Units, 0.6 million Junior Subordinated Units and 0.3 million General Partner Units.

  The following summarizes the preliminary allocation by the Partnership of the excess of purchase price over the book value of Petro related to the acquisition of Petro. The allocation of the purchase price is based on the results of a preliminary appraisal of the assets and the business of Petro. The preliminary allocation is as follows (in thousands):

Assumed value of Units issued.................................  $  64,440 (f)
Book value of Petro, adjusted for accrued dividends of $583
 and unpaid transaction costs of $6,071.......................   (216,272)(f)
                                                                ---------
Preliminary excess of purchase price over net book value......    280,712 (f)
                                                                ---------
Allocation to property, plant and equipment...................    (11,310)(d)
Allocation to Subordinated Units and general partner
 interests, redeemed..........................................    (38,891)(d)
Recognition of current and net deferred tax liabilities
 incurred in connection with the Transaction..................     51,100 (d)
                                                                ---------
                                                                      899 (d)
                                                                ---------
Costs associated with the renegotiation of various debt
 instruments and preferred stock directly related to the
 Transaction..................................................      7,386 (b)(c)
                                                                ---------
Estimated intangibles, including customer lists and goodwill..  $ 288,997
                                                                =========

THE DEBT OFFERING AND THIS OFFERING

  (g) Reflects the estimated net proceeds to Petro of $115.4 million from the $120.0 million Debt Offering, net of underwriting discounts and commissions (estimated to be $3.6 million) and offering expenses (estimated to be $1.0 million).

  (h) Reflects the estimated net proceeds to the Partnership of $128.3 million from the issuance and sale of 6.8 million Common Units at an assumed offering price of $20.00 per Common Unit, net of underwriting discounts and commissions (estimated to be $6.8 million) and offering expenses (estimated to be $0.9 million).

THE PROPANE ACQUISITIONS

  (i) Represents the results of certain propane distributors acquired by the Partnership in fiscal 1998 from October 1, 1997 to their dates of acquisition. Results of such distributors from the dates of acquisition to September 30, 1998 are included in the Partnership's twelve months ended September 30, 1998 results adjusted for:

    (1) certain cost savings of $0.3 million, primarily salary and benefit expenses relating to selling shareholders;

    (2) additional depreciation and amortization of $0.3 million; and

    (3) additional interest expense of $0.5 million.

THE TRANSACTION (ACQUISITION OF PETRO)

  (j) Represents the results of operations of Petro for the twelve months ended September 30, 1998. Estimated expenses of $7.1 million to be incurred by Petro as a direct result of its acquisition by the Partnership will be included in Petro's actual statement of operations. For the twelve months ended
September 30, 1998, Petro has recorded $1.0 million of these expenses.

  (k) Adjustment to depreciation and amortization expense attributable to the acquisition of Petro.

  (l) Reflects the elimination of Petro's equity interest in the Partnership.

THE OFFERINGS

  (m) Reflects amortization of debt issuance costs attributable to the Debt Offering.

  (n) Reflects the use of the net proceeds from this offering, the Debt Offering and $3.2 million of Petro's cash to repay $209.1 million of Petro Public Debt, including $2.8 million of premiums, to retire $31.8 million of Petro's 12 7/8% Exchangeable Preferred Stock and to pay $6.1 million of Transaction expenses. In addition, Petro has entered into Private Debt Agreements with the Private Noteholders of:

    (i) its outstanding Senior Notes in the aggregate principal amount of $60 million; and

    (ii) its Petro Private Debt in the aggregate principal amount of $4.1 million (after payment of the January 1999 installment).

  Pursuant to the Private Debt Agreements at the effective time of the
Transaction:

    (i) the holders of the Senior Notes will exchange such Notes for $63.1 million aggregate principal amount of New 9% Notes; and

    (ii) the holders of the 14.1% Notes will exchange such notes for the New 10 1/4% Notes. The New Private Notes will be guaranteed by the Partnership and Petro Holdings.

  (o) Reflects the net reduction to interest expense of $12.3 million for the twelve months ended September 30, 1998. This amount reflects interest expense on the $120.0 million in principal amount of the Notes at an assumed interest rate of 9.75% ($11.7 million of additional expense annually) offset by an annual reduction in interest expense of $24.0 million due to the repayment of $206.3 million of Petro Public Debt with the proceeds of this offering and the Debt Offering and a reduction in the interest rate/increase in principal on Petro's Private Debt upon completion of the Transaction.

ANALYSIS OF UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

 Overview

  In analyzing the historical results of the Partnership and the unaudited pro forma condensed consolidated information as provided, the following matters should be considered. First, the results for the fiscal 1998 pro forma include only a portion of cost savings associated with Petro's restructuring program implemented during 1998. This restructuring program includes reductions in both corporate and field personnel, the consolidation of the employee benefits plan and the rationalization of branch facilities. Second, while depreciation and amortization expenses reduce net income, as a non-cash expense, these expenses do not impact distributable cash flow. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we conduct our propane operations and our home heating oil operations. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected due to this abnormally warm weather.

               ANNEX A--APPLICATION FOR TRANSFER OF COMMON UNITS

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________

                                          -------------------------------------
-------------------------------------             Signature of Assignee
Social Security or other identifying
number of Assignee

                                          -------------------------------------
                                              Name and Address of Assignee

-------------------------------------
Purchase Price including
commissions, if any

Type of Entity (check one):

[_] Individual           [_] Partnership              [_] Corporation


[_] Trust                [_] Other (specify) __________________________________

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity

[_] Foreign Corporation  [_] Non-resident Alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

  1. I am not a non-resident alien for purposes of U.S. income taxation.

  2. My U.S. taxpayer identification number (Social Security Number) is _____.

  3. My home address is _____________________________________________________.

B. Partnership, Corporation or Other Interestholder

  1. ________________________________________________________ is not a foreign
                            (Name of Interestholder)
    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interestholder's U.S. employer identification number is ____________.

  3. The interestholder's office address and place of incorporation (if applicable) is _____________________________________________________________

     ________________________________________________________________________.

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and believe it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                             ---------------------
                            (Name of Interestholder)

                             ---------------------
                               Signature and Date

                             ---------------------
                             Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                           ANNEX B--GLOSSARY OF TERMS

  Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period as adjusted to (a) decrease Operating Surplus by
(i) any net increase in Working Capital Borrowings during such period not related to an Operating Expenditure made during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period, and
(b) increase Operating Surplus by (i) any net decrease in Working Capital Borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a) (i) of the definition of Operating Surplus.

  Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings subsequent to the end of such quarter, less

    (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such quarter, (ii) provide funds for Minimum Quarterly Distributions and Cumulative Common Unit Arrearages in respect of any one or more of the next four quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject; provided, however, that the General Partner may not establish cash reserves for distributions to the Senior Subordinated Units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four quarters; and, provided further, that disbursements made by a Partnership Group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the General Partner so determines.

  Bank Credit Facilities: The $25.0 million Operating Partnership Acquisition Facility and the $12.0 million Operating Partnership Working Capital Facility, entered into by the Operating Partnership.

  Capital Account: The capital account maintained for a partner pursuant to the Partnership Agreement. The Capital Account in respect of a Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Senior Subordinated Unit, Junior Subordinated Unit, General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a partner.

  Capital Improvements: Additions or improvements to the capital assets owned by any member of the Partnership Group or the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  Capital Surplus: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Cause: A court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

  Class A Common Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Class A Common Units in the Partnership Agreement; no Class A Common Units shall be outstanding until the expiration of the Subordination Period, at which time all Common Units outstanding immediately prior to the expiration of the Subordination Period shall be redesignated as Class A Common Units.

  Class B Common Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Class B Common Units in the Partnership Agreement; no Class B Common Units shall be outstanding until the expiration of the Subordination Period, at which time each outstanding Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit.

  Common Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement. All references in the Partnership Agreement to Common Units after the expiration of the Subordination Period shall be deemed to be references to both Class A Common Units and Class B Common Units, unless otherwise indicated.

  Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as to any quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such quarter pursuant to the Partnership Agreement.

  Cumulative Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as of the end of any quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Unit issued in the Initial Offering for each of the quarters within the Subordination Period ending on or before the last day of such quarter over (b) the sum of any distributions of Operating Surplus theretofore made with respect to such Common Unit (including any distributions to be made in respect of the last of such quarters).

  Current Market Price: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the general partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the general partner. "Trading Day" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

  Departing Partner: A former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to the provisions of the Amended and Restated Partnership Agreement.

  EBITDA: Except as otherwise indicated in this prospectus, EBITDA means operating income plus depreciation, amortization and other non-cash charges (excluding expenses related to the consummation of the Transaction. As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.

  Exchange: The exchange of Petro Common Stock for Partnership Units by certain affiliates of Petro, which, in combination with the Merger, will result in Petro becoming a wholly- owned, indirect subsidiary of the Partnership.

  Final Rule: The rule for Continued Operation of the Present Propane Trucks, published on August 18, 1997 by the DOT.

  First Mortgage Note Agreement: The agreement governing the Partnership's approximately $96 million in First Mortgage Notes currently outstanding.

  General Partner: Star Gas Corporation, a Delaware Corporation, until the completion of the Transaction and Star Gas LLC, a Delaware limited liability company, and its successors, following the completion of the Transaction.

  General Partner Interest: The ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which after the Closing will be evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

  General Partner Unit: A Unit representing a fractional part of the General Partner Interest and having the rights and obligations specified with respect to a General Partner Interest.

  Initial Common Units: The Common Units sold in the Initial Offering, on December 20, 1995.

  Initial Offering: The initial offering and sale of Common Units to the public on December 20, 1995.

  Initial Unit Price: With respect to each Common Unit, Senior Subordinated Unit, Junior Subordinated Unit and General Partner Unit, $22.00 or with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  Interim Capital Transactions: (a) Borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (including Common Units sold to the underwriters pursuant to the exercise of their over-allotment option) by any member of the Partnership Group and (c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

  Junior Subordinated Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to a Junior Subordinated Unit in the Partnership Agreement.

  Limited Partner Interest: The ownership interest of a limited partner in the partnership which is evidenced by Common Units, Senior Subordinated Units and Junior Subordinated Units or other partnership interests and includes any and all benefits to which a limited partner is entitled as provided in the Partnership Agreement, together with all obligations of a limited partner to comply with the terms and provisions of the Partnership Agreement.

  Merger: The part of the Transaction whereby, pursuant to the Merger Agreement, Petro will be merged with and into Mergeco, with Petro surviving the Merger as a wholly-owned, indirect subsidiary of the Operating Partnership.

  Merger Agreement: The agreement executed October 22, 1998, which governs the Merger of Petro with and into Mergeco, thereby causing Petro to become a wholly-owned indirect subsidiary of the Operating Partnership.

  Minimum Quarterly Distribution: $0.575 per Unit per Quarter; provided, however, the Minimum Quarterly Distribution with respect to the Senior Subordinated Units, Junior Subordinated Units and General Partner units for the period commencing upon completion of the Transaction and ending on June 30, 1999, shall be equal to the product of $0.575 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91, subject to adjustment as described in "Cash Distribution Policy-- Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  NPGA: The National Propane Gas Association.

  Operating Expenditures: All Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets), (ii) payment of transaction expenses relating to Interim Capital Transactions, (iii) payment of Transaction expenses related to the Transaction or (iv) distributions to partners. Where capital expenditures are made in part for acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Partnership: Star Gas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  Operating Partnership Acquisition Facility: A $25.0 million revolving credit facility entered into by the Operating Partnership to be used for acquisitions and improvements.

  Operating Partnership Agreement: The amended and restated partnership agreement for the Operating Partnership (the form of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part).

  Operating Partnership Working Capital Facility: A $12.0 million revolving credit facility entered into by the Operating Partnership to be used for working capital and other Partnership purposes.

  Operating Surplus: As to any period prior to liquidation:

    (a) the sum of (i) $16.0 million plus all cash of the Partnership Group on hand as of the close of business on the Initial Closing Date and (ii) all the cash receipts of the Partnership Group for the period beginning on the Initial Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the Amended and Restated Partnership Agreement and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Initial Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Partnership Group member or disbursements on behalf of a Partnership Group member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus," with respect to the quarter in which the liquidation date occurs and any subsequent quarter shall equal zero.

  Opinion of Counsel: An opinion of counsel to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  Partnership: Star Gas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  Partnership Agreement: The amended and restated partnership agreement for the Partnership (the form of which has been attached as Annex C to this prospectus), and unless otherwise indicated, references to the "Partnership Agreement" constitute references to the amended and restated partnership agreements of the Partnership and of the Operating Partnership, collectively.

  Partnership Group: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

  Petro: Petroleum Heat and Power Co., Inc., a Minnesota corporation. Prior to the Transaction, a parent corporation of the Partnership, and subsequent to the Transaction, a wholly-owned, indirect subsidiary of the Partnership.

  Petro Adjusted Operating Surplus: With respect to any four-quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four-quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner (with the concurrence of the Audit Committee). In calculating Petro Adjusted Operating Surplus, (i) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (ii) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  Petro Credit Agreement: The $47.0 million working capital credit agreement entered into by Petro to be used for working capital and other purposes.

  Petro Holdings: Petro Holdings, Inc., a Minnesota corporation and the parent corporation of Petro.

  Petro Units: With respect to any date, means the sum of (i) the excess of the number of Units outstanding upon the completion of the Transaction over the number of Units outstanding immediately prior to the completion of the Transaction (assuming the simultaneous closing of this offering and the Debt Offering), (ii) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (iii) the number of Senior Subordinated Units or Class B Common Units issued pursuant to the Partnership Agreement if Petro meets certain financial targets, and (iv) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any Affiliate thereof after the completion of the Transaction (which contribution is not covered by (ii) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (iv) above, such units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  Qualifying Income Exception: The exception to the Section 7704 of the Code rule requiring publicly-traded partnerships to be taxed as corporations. The exception applies to a publicly-traded partnership with "qualifying income" which comprises 90% or more of its gross income for every taxable year. Qualifying income includes interest (from other than a financial business), dividends and income and gains from the processing, transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids.

  Record Date: The date established by the General Partner for determining (a) the identity of the record holders of Units entitled to notice of, or to vote at, any meeting of limited partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of limited partners or (b) the identity of record holders of Units entitled to receive any report or distribution.

  Registration Statement: The registration statement on form S-3 filed with the
SEC on December 3, 1998 (Registration No. 333-    ).

  Section 751 Assets: A Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items," both as defined in Section 751 of the Code.

  Section 754 Election: The election provided for by Section 754 of the Code, which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership.

  Senior Subordinated Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees, and having the rights and obligations specified with respect to Senior Subordinated Units in the Partnership Agreement.

  Star Gas Corporation: A Delaware corporation which, prior to the consummation of the Transaction, is the General Partner of the Partnership and the Operating Partnership. As part of the Transaction, Star Gas LLC will replace Star Gas Corporation as the Partnership's General Partner.

  Star Gas LLC: A Delaware limited liability company which, at the consummation of the Transaction, will be the general partner of the Partnership and the Operating Partnership. Star Gas LLC will replace Star Gas Corporation as the Partnership's general partner.

  Star/Petro, Inc.: Upon completion of the Transaction, a wholly-owned subsidiary of the Operating Partnership and the parent corporation of Petro Holdings.

  Stellar: Stellar Propane Service Corp., a New York corporation and a subsidiary of the Operating Partnership.

  Subordination Period: The Subordination Period will extend from the Initial Closing Date until the first day of any quarter beginning on or after July 1, 2002 in respect of which (i) distributions of Available Cash form Operating Surplus on each of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the sum of the Minimum Quarterly Distribution for each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods, equaled or exceeded the sum of Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units that were outstanding during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (i.e., taking into account for purposes of such determination all outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have as of the date of determination, already vested or are scheduled to vest prior to the end of the quarter immediately following the quarter with respect to which determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  Target Distribution Levels: See "Cash Distribution Policy--Incentive Distributions During the Subordination Period" and "--Incentive Distributions After the Subordination Period."

  Transfer Application: An application and agreement for transfer of Units in the form set forth on the back of a certificate or in a form substantially in the form included in this prospectus as Annex A.

  TRA of 1997: Taxpayer Relief Act of 1997.

  Unit: A partnership interest of a partner or assignee in the Partnership representing a fractional part of the partnership interests of all partners and assignees and shall include Common Units (Class A Common Units and Class B Common Units after the expiration of the Subordination Period), Senior Subordinated Units, Junior Subordinated Units and General Partner Units, provided, that each Unit at any time outstanding shall represent the same fractional part of the partnership interests of all partners and assignees holding Units as each other Unit. A Unit shall not include a Petro Unit.

  Unit Majority: During the Subordination Period, at least (i) a majority of the outstanding Common Units voting as a class and (ii) a majority of the outstanding Senior Subordinated Units and Junior Subordinated Units voting as a single class, in each case excluding Units owned by the General Partner or any affiliate, and, after the Subordination Period has ended, at least a majority of the outstanding Common Units.

  Unit Option Plan: The 1995 Star Gas Corporation Unit Option Plan, adopted by the General Partner, which currently authorizes the issuance the Unit Options and UARS covering up to 300,000 Subordinated Units to certain officers and employees of the General Partner.

  Unit Options: The options which are authorized to be issued by the Unit Option Plan. The Unit Options: (i) price at $22 per unit, which is an estimate of the fair market value of the Subordinated Units at the time of grant; (ii) vest over a five year period; (iii) are exercisable after January 12, 2001, assuming the lapse of the subordination period; and (iv) expire on the tenth anniversary of the date of grant.

  Unrecovered Initial Unit Price: At any time, with respect to Common Units, Senior Subordinated Units, Junior Subordinated Units or General Partner Units, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  Working Capital Borrowings: Borrowings pursuant to a facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

                         ANNEX C--PARTNERSHIP AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                            STAR GAS PARTNERS, L.P.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                             ORGANIZATIONAL MATTERS
 Section 1.1  Formation and Continuation.................................   C-1
 Section 1.2  Name.......................................................   C-2
 Section 1.3  Registered Office; Principal Office........................   C-2
 Section 1.4  Power of Attorney..........................................   C-2
 Section 1.5  Term.......................................................   C-3
 Section 1.6  Possible Restrictions on Transfer..........................   C-3
                                   ARTICLE II
                                  DEFINITIONS

                                  ARTICLE III
                                    PURPOSE
 Section 3.1  Purpose and Business.......................................  C-19
 Section 3.2  Powers.....................................................  C-19
                                   ARTICLE IV
                            CONTRIBUTIONS AND UNITS
 Section 4.1  Organization Contributions and Return......................  C-20
 Section 4.2  Contributions by Initial Limited Partners..................  C-20
 Section 4.3  Contributions at the Effective time; General Partner
              Contributions..............................................  C-20
 Section 4.4  Issuances of Additional Partnership Securities.............  C-20
 Section 4.5  Limitations on Issuance of Additional Partnership
              Securities.................................................  C-21
 Section 4.6  Special Issuance of Senior Subordinated Units and
              Conversion of Senior Subordinated Units and Junior
              Subordinated Units.........................................  C-22
 Section 4.7  Limited Preemptive Rights..................................  C-22
 Section 4.8  Splits and Combinations....................................  C-22
 Section 4.9  Capital Accounts...........................................  C-23
 Section 4.10 Interest and Withdrawal....................................  C-25
                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS
 Section 5.1  Allocations for Capital Account Purposes...................  C-25
 Section 5.2  Allocations for Tax Purposes...............................  C-31
 Section 5.3  Requirement and Characterization of Distributions..........  C-33
 Section 5.4  Distributions of Operating Surplus.........................  C-34
 Section 5.5  Distributions of Cash from Capital Surplus.................  C-35
 Section 5.6  Adjustment of Minimum Quarterly Distribution and Target
              Distribution Levels........................................  C-36
 Section 5.7  Special Provisions Relating to the Senior Subordinated
              Units and Junior Subordinated Units........................  C-36
 Section 5.8  Entity-Level Taxation......................................  C-36

                                  ARTICLE VI
                     MANAGEMENT AND OPERATION OF BUSINESS
 Section 6.1  Management................................................   C-37
 Section 6.2  Certificate of Limited Partnership........................   C-38
 Section 6.3  Restrictions on General Partner's Authority...............   C-38
 Section 6.4  Reimbursement of the General Partner......................   C-39
 Section 6.5  Outside Activities........................................   C-40
 Section 6.6  Loans from the General Partner; Contracts with Affiliates;
              Certain Restrictions on the General Partner...............   C-40
 Section 6.7  Indemnification...........................................   C-41
 Section 6.8  Liability of Indemnitees..................................   C-43
 Section 6.9  Resolution of Conflicts of Interest.......................   C-43
 Section 6.10 Other Matters Concerning the General Partner..............   C-44
 Section 6.11 Title to Partnership Assets...............................   C-45
 Section 6.12 Purchase or Sale of Units.................................   C-45
 Section 6.13 Registration Rights.......................................   C-45
 Section 6.14 Reliance by Third Parties.................................   C-47
                                  ARTICLE VII
                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
 Section 7.1  Limitation of Liability...................................   C-48
 Section 7.2  Management of Business....................................   C-48
 Section 7.3  Outside Activities........................................   C-48
 Section 7.4  Return of Capital.........................................   C-48
 Section 7.5  Rights of Limited Partners to the Partnership.............   C-48
                                 ARTICLE VIII
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS
 Section 8.1  Records and Accounting....................................   C-49
 Section 8.2  Fiscal Year...............................................   C-49
 Section 8.3  Reports...................................................   C-49
                                  ARTICLE IX
                                  TAX MATTERS
 Section 9.1  Tax Returns and Information...............................   C-50
 Section 9.2  Tax Elections.............................................   C-50
 Section 9.3  Tax Controversies.........................................   C-50
 Section 9.4  Withholding...............................................   C-50
                                   ARTICLE X
                                 CERTIFICATES
 Section 10.1 Certificates..............................................   C-51
 Section 10.2 Registration, Registration of Transfer and Exchange.......   C-51
 Section 10.3 Mutilated, Destroyed, Lost or Stolen Certificates.........   C-51
 Section 10.4 Record Holder.............................................   C-52

                                  ARTICLE XI
                             TRANSFER OF INTERESTS
 Section 11.1 Transfer..................................................  C-52
 Section 11.2 Transfer of a General Partner's Partnership Interest......  C-52
 Section 11.3 Transfer of Units.........................................  C-53
 Section 11.4 Restrictions on Transfers.................................  C-53
 Section 11.5 Citizenship Certificates; Non-citizen Assignees...........  C-53
 Section 11.6 Redemption of Interests...................................  C-54
                                  ARTICLE XII
                             ADMISSION OF PARTNERS
 Section 12.1 Admission of Initial Limited Partners.....................  C-55
 Section 12.2 Admission of Substituted Limited Partners.................  C-55
 Section 12.3 Admission of Successor General Partner....................  C-56
 Section 12.4 Admission of Additional Limited Partners..................  C-56
 Section 12.5 Amendment of Agreement and Certificate of Limited
              Partnership...............................................  C-56
                                 ARTICLE XIII
                       WITHDRAWAL OR REMOVAL OF PARTNERS
 Section 13.1 Withdrawal of the General Partner.........................  C-56
 Section 13.2 Removal of the General Partner............................  C-57
 Section 13.3 Interest of Departing Partner and Successor General
              Partner...................................................  C-58
 Section 13.4 Withdrawal of Limited Partners............................  C-59
                                  ARTICLE XIV
                          DISSOLUTION AND LIQUIDATION
 Section 14.1 Dissolution...............................................  C-59
 Section 14.2 Continuation of the Business of the Partnership After
              Dissolution...............................................  C-59
 Section 14.3 Liquidator................................................  C-60
 Section 14.4 Liquidation...............................................  C-60
 Section 14.5 Cancellation of Certificate of Limited Partnership........  C-61
 Section 14.6 Return of Contributions...................................  C-61
 Section 14.7 Waiver of Partition.......................................  C-61
 Section 14.8 Capital Account Restoration...............................  C-61
                                  ARTICLE XV
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
 Section 15.1 Amendment to be Adopted Solely by General Partner.........  C-61
 Section 15.2 Amendment Procedures......................................  C-62
 Section 15.3 Amendment Requirements....................................  C-63
 Section 15.4 Meetings..................................................  C-63
 Section 15.5 Notice of a Meeting.......................................  C-64
 Section 15.6 Record Date...............................................  C-64
 Section 15.7 Adjournment...............................................  C-64
 Section 15.8 Waiver of Notice; Approval of Meeting; Approval of
              Minutes...................................................  C-64
 Section 15.9 Quorum....................................................  C-64

 Section 15.10 Conduct of Meeting........................................  C-65
 Section 15.11 Action Without a Meeting..................................  C-65
 Section 15.12 Voting and Other Rights...................................  C-65
                                  ARTICLE XVI
                                     MERGER
 Section 16.1  Authority.................................................  C-66
 Section 16.2  Procedure for Merger or Consolidation.....................  C-66
 Section 16.3  Approval by Limited Partners of Merger or Consolidation...  C-67
 Section 16.4  Certificate of Merger.....................................  C-67
 Section 16.5  Effect of Merger..........................................  C-67
                                  ARTICLE XVII
                             RIGHT TO ACQUIRE UNITS
 Section 17.1  Right to Acquire Units....................................  C-68
                                 ARTICLE XVIII
                               GENERAL PROVISIONS
 Section 18.1  Addresses and Notices.....................................  C-69
 Section 18.2  References................................................  C-69
 Section 18.3  Pronouns and Plurals......................................  C-69
 Section 18.4  Further Action............................................  C-69
 Section 18.5  Binding Effect............................................  C-70
 Section 18.6  Integration...............................................  C-70
 Section 18.7  Creditors.................................................  C-70
 Section 18.8  Waiver....................................................  C-70
 Section 18.9  Counterparts..............................................  C-70
 Section 18.10 Applicable Law............................................  C-70
 Section 18.11 Invalidity of Provisions..................................  C-70
 Section 18.12 Consent of Partners.......................................  C-70
 EXHIBIT A................................................................  A-1
 EXHIBIT B................................................................  B-1

                              AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

  THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF STAR GAS
PARTNERS, L.P., dated as of       , 1999, is entered into by and among STAR GAS
LLC, a Delaware limited liability company, as the General Partner, and those Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                R E C I T A L S:
                                ---------------

  WHEREAS, Star Gas Corporation, a Delaware corporation and the initial general partner of the Partnership (the "Initial General Partner"), and certain other parties organized the Partnership as a Delaware limited partnership pursuant to an Agreement of Limited Partnership dated as of December 20, 1995 (the "Original Agreement"); and

  WHEREAS, the Partnership, the Operating Partnership, Petro and Mergeco have entered into that Merger Agreement dated as of October , 1998 (the "Petro Merger Agreement") providing for the merger (the "Merger") of Mergeco with and into Petro; and

  WHEREAS, in order to effect the transactions contemplated by the Merger Agreement, it is necessary to amend this Agreement as provided herein; and

  WHEREAS, the Merger Agreement and the transactions contemplated thereby (including, without limitation, the form of this Agreement and the amendments effected hereby and the withdrawal of Star Gas as the general partner of the Partnership and the Operating Partnership and the election of Star Gas LLC as the successor general partner of the Partnership and the Operating Partnership) have been submitted to, and approved by the requisite vote of, the Limited Partners; and

  WHEREAS, the General Partner has the authority to adopt certain amendments to this Agreement without the approval of any Limited Partner or Assignee to reflect, among other things: (i) subject to the terms of Section 4.4, any change that is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section
4.4 and (ii) a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect.

  NOW, THEREFORE, the Original Agreement is hereby amended and, as so amended, is restated in its entirety as follows:

                                   ARTICLE I

                             ORGANIZATIONAL MATTERS

Section 1.1 Formation and Continuation.

  The Initial General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby amend and restate this Agreement in its entirety to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 1.2 Name.

  The name of the Partnership is "Star Gas Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 1.3 Registered Office; Principal Office.

  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Partnership shall be located at, and the address of the General Partner shall be, 2187 Atlantic Street, Stamford, Connecticut 06902, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

Section 1.4 Power of Attorney.

  (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 4.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the

  Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

  Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 1.5 Term.

  The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2085, or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XIV.

Section 1.6 Possible Restrictions on Transfer.

  The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership's or the Operating Partnership's becoming taxable as a corporation or otherwise as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the holders of at least a majority of the Outstanding Units of such class.

                                   ARTICLE II

                                  DEFINITIONS

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such transaction.

  "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

    (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

    (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

  "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

  "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

  "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner.

  "Adjusted Distributable Cash" has the meaning assigned to such term in
Section 5.3(b).

  "Adjusted Operating Surplus" for any period means Operating Surplus generated during such period as adjusted to (a) decrease Operating Surplus by (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) increase Operating Surplus by (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 4.9(d)(i) or 4.9(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to
Section 4.9(d)(i) or 4.9(d)(ii).

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

  "Aggregate Remaining Net Positive Adjustments" means as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

  "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.9(c)(i). Subject to Section 4.9(c)(i), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

  "Agreement" means this Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as it may be amended, supplemented or restated from time to time.

  "Assignee" means a Non-citizen Assignee or a Person to whom one or more Units representing a Limited Partner Interest have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

  "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

  "Audit Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither members, officers nor employees of the General Partner or members, stockholders (other than holders of Common Units or Senior Subordinated Units), officers, directors or employees of any Affiliate of the General Partner.

  "Available Cash," as to any Quarter ending before the Liquidation Date, means

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings subsequent to the end of such Quarter, less

    (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such Quarter, (ii) provide funds for distributions under Sections 5.4(a)(i), (ii) and (iii) or 5.4(b)(i) in respect of any one or more of the next four Quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject; provided, however, that the General Partner may not establish cash reserves for distributions pursuant to Section 5.4(a)(iii) unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four Quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

  Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Book Basis Derivative Items" means any item of income, deduction, gain, or loss included in the determination of Net Income, Net Loss, Net Termination Gain or Net Termination Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

  "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 4.9(d).

  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to
Section 4.9 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 4.9(d).

  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Connecticut shall not be regarded as a Business Day.

  "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.9. The "Capital Account" in respect of a Common Unit, a Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Subordinated Unit, Junior Subordinated Unit, General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner.

  "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes or has contributed to the Partnership pursuant to this Agreement and the Conveyance and Contribution Agreements.

  "Capital Improvements" means (a) additions or improvements to the capital assets owned by any Group Member or (b) the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  "Capital Surplus" has the following meaning: all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.9(d)(i) and 4.9(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

  "Certificate" means a certificate, substantially in the form of Exhibit A hereto with respect to Common Units and Exhibit B hereto with respect to Senior Subordinated Units or in such other form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units or Senior Subordinated Units, as the case may be, or a certificate, in such form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

  "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

  "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

  "Claim" has the meaning assigned to such term in Section 6.13(c).

  "Class A Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Common Units in this Agreement; no Class A Common Units shall be outstanding until the expiration of the Subordination Period, at which time all Common Units Outstanding immediately prior to the expiration of the Subordination Period shall be redesignated as Class A Common Units.

  "Class B Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class B Common Units in this Agreement; no Class B Common Units shall be outstanding until the expiration of the Subordination Period, at which time each Outstanding Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit.

  "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner.

  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "Combined Interest" has the meaning assigned to such term in Section 13.3(a).

  "Commission" means the Securities and Exchange Commission.

  "Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. All references herein to Common Units after the expiration of the Subordination Period shall be deemed to be references to both Class A Common Units and Class B Common Units, unless otherwise indicated.

  "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution then in effect with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such Quarter pursuant to Section 5.4(a)(i).

  "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.9(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

  "Conveyance and Contribution Agreements" means collectively, (i) that certain Conveyance and Contribution Agreement, dated as of the Effective Time, among the Partnership, the Operating Partnership, Petro and Star Gas LLC and (ii) that certain Conveyance and Contribution Agreement among the Partnership, the Operating Partnership, Petro and Petro Holdings, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Unit issued in the Initial Offering for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 5.4(a)(ii) with respect to such Common Unit (including any distributions to be made in respect of the last of such Quarters).

  "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(xi).

  "Current Market Price" as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices per Unit of such class for the 20 consecutive Trading Days immediately prior to such date.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S)17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or 13.2.

  "Debt Offering" means the offering and sale by Petro Holdings of $    million
Senior Subordinated Notes due             .

  "EBITDA" means operating income plus depreciation, amortization and non-cash charges (excluding expenses related to the consummation of the Merger and the transactions contemplated thereby).

  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

  "Effective Time" means the effective time of the Merger, which shall be the later to occur of (i) the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger and (ii) the filing with the Department of State of Minnesota of properly executed articles of merger, or such later date and time as may be set forth in such certificate of merger and articles of merger.

  "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

  "Equity Offering" means the offering and sale by the Partnership of Common Units to the public, as described in the Equity Registration Statement.

  "Equity Registration Statement" means the Registration Statement on Form S-3
(Registration No.    ), as it has been or as it may be amended or supplemented
from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Equity Offering.

  "Event of Withdrawal" has the meaning assigned to such term in Section
13.1(a).

  "First Liquidation Target Amount" has the meaning assigned to such term in
Section 5.1(c)(i)(D).

  "First Target Distribution" means $0.604 per Unit, subject to adjustment in accordance with Sections 5.6 and 5.8.

  "General Partner" means Star Gas LLC, a Delaware limited liability company, and its successor as general partner of the Partnership.

  "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

  "General Partner Unit" means a Unit representing a fractional part of the General Partner Interest and having the rights and obligations specified with respect to the General Partner Interest.

  "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

  "Group Member" means a member of the Partnership Group.

  "Holder" has the meaning assigned to such term in Section 6.13(a).

  "includes" means includes, without limitation, and "including" means including, without limitation.

  "Indemnified Persons" has the meaning assigned to such term in Section
6.13(c).

  "Indemnitee" means (a) the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or (c) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee pursuant to this clause (c) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

  "Initial Closing Date" means December 20, 1995.

  "Initial Common Units" means the Common Units sold in the Initial Offering.

  "Initial General Partner" means Star Gas Corporation, a Delaware corporation.

  "Initial Limited Partners" means Star Gas, Silgas, Inc. and Silgas of Illinois, Inc. and the Initial Underwriters, in each case admitted to the Partnership in accordance with Section 12.1.

  "Initial Offering" means the initial offering and sale of Common Units to the public on December 20, 1995, as described in the Initial Registration Statement.

  "Initial Overallotment Closing Date" means January 18, 1996.

  "Initial Registration Statement" means the Registration Statement on Form S-l (Registration No. 33-98490), as amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Initial Common Units in the Initial Offering.

  "Initial Underwriters" means each person named as an underwriter in the Initial Offering.

  "Initial Unit Price" means (a) with respect to each Common Unit, Senior Subordinated Unit, Junior Subordinated Unit and General Partner Unit, $22.00 or
(b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests (including Common Units sold to the Underwriters pursuant to the exercise of the Overallotment Option) by any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets, including receivables and accounts in the ordinary course of business, and (z) sales or other dispositions of assets as part of normal retirements or replacements.

  "Junior Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Junior Subordinated Units in this Agreement.

  "Limited Partner" means, unless the context otherwise requires, (a) each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3; and (b) solely for purposes of Articles IV, V, VI and IX and Sections 14.3 and 14.4, each Assignee.

  "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership which is evidenced by Common Units, Senior Subordinated Units and Junior Subordinated Units or other Partnership Securities and includes any and all benefits to which a Limited Partner is entitled as provided in this Agreement, together with all obligations of a Limited Partner to comply with the terms and provisions of this Agreement.

  "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 14.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

  "Liquidator" means the General Partner or other Person approved pursuant to
Section 14.3 who performs the functions described therein.

  "Maintenance Capital Expenditures" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of the Partnership Group, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Acquisitions and Capital Improvements. Where cash capital expenditures are made in part to maintain the operating capacity level referred to in the immediately preceding sentence and in part for other purposes, the General Partner's good faith allocation thereof between the portion used to maintain such operating capacity level and the portion used for other purposes shall be conclusive.

  "Mergeco" has the meaning assigned to such term in the introductory paragraph to this Agreement.

  "Merger" has the meaning assigned to such term in the introductory paragraph to this Agreement.

  "Merger Agreement" has the meaning assigned to such term in Section 16.1.

  "Minimum Quarterly Distribution" means $0.575 per Unit per Quarter, subject to adjustment in accordance with Sections 5.6 and 5.8; provided, however, the Minimum Quarterly Distribution with respect to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units for the period commencing on the Effective Time and ending on June 30, 1999, shall be equal to the product of $0.575 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91.

  "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

  "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.9(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

  "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 4.9(b) and shall not include any items specially allocated under Section 5.1(d); provided that the determination of the items that have been specially allocated under Section 5.1(d) shall be made as if Section 5.1(d)(xii) were not in the Agreement.

  "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.9(b) and shall not include any items specially allocated under Section 5.1(d); provided that the determination of the items that have been specially allocated under Section 5.1(d) shall be made as if Section 5.1(d)(xii) were not in the Agreement.

  "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up and Book-Down Events.

  "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with
Section 4.9(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d).

  "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with
Section 4.9(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d).

  "Non-citizen Assignee" means a Person whom the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

  "Non-competition Agreement" means that certain non-competition agreement among Irik. P. Sevin, the Partnership and the Operating Partnership.

  "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A), 5.2(b)(ii)(A) and 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

  "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

  "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

  "Notice of Election to Purchase" has the meaning assigned to such term in
Section 17.1(b).

  "Old Subordinated Units" means the Subordinated Units issued to the Initial General Partner on the Initial Closing Date.

  "Operating Expenditures" means all Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions,
  (iii) payment of transaction expenses related to the Merger and the transactions contemplated thereby or (iv) distributions to Partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  "Operating Partnership" means Star Gas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  "Operating Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

  "Operating Surplus," as to any period ending before the Liquidation Date, means

    (a) the sum of (i) $[16,056,000] plus all cash of the Partnership Group on hand as of the close of business on the Initial Closing Date, (ii) all the cash receipts of the Partnership Group for the period beginning on the Initial Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 5.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Initial Closing Date and ending with the last day of such period, and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership, the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

  "Organizational Limited Partner" means William G. Powers, Jr., in his capacity as the organizational limited partner of the Partnership.

  "Original Agreement" has the meaning assigned to such term in the Recitals to this Agreement.

  "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination.

  "Overallotment Option" means the overallotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

  "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

  "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

  "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

  "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

  "Partners" means the General Partner and the Limited Partners.

  "Partnership" means Star Gas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of either such entity, treated as a single consolidated entity.

  "Partnership Interest" means an interest in the Partnership, which shall include General Partner Interests and Limited Partner Interests.

  "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

  "Partnership Security" means any class or series of Unit, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

  "Percentage Interest" means as of the date of such determination, as to any Partner or Assignee holding Units, the product of (i) 100% less the percentage applicable to paragraph (b) multiplied by (ii) the quotient of the number of Units held by such Partner or Assignee divided by the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.4, the percentage established as a part of such issuance.

  "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

  "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person.

  "Petro" means Petroleum Heat and Power Co., Inc., a Minnesota corporation, an indirect subsidiary of the Operating Partnership.

  "Petro Adjusted Operating Surplus" means, with respect to any four-Quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four-Quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner (with the concurrence of the Audit Committee). In calculating Petro Adjusted Operating Surplus, (i) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its Affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (ii) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its Affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Class A Common Stock" means the Class A Common Stock, par value $.10 per share, of Petro.

  "Petro Class C Common Stock" means the Class C Common Stock, par value $.10 per share, of Petro.

  "Petro Holdings" means Petro Holdings, Inc., a Minnesota corporation, a wholly-owned indirect subsidiary of the Operating Partnership.

  "Petro Merger Agreement" has the meaning set forth in the introductory paragraph to this Agreement.

  "Petro Units," with respect to any date, means the sum of (i) the excess of the number of Units outstanding at the Effective Time over the number of Units outstanding immediately prior to the Effective Time (assuming the simultaneous closing of the Equity Offering), (ii) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (iii) the number of Senior Subordinated Units or Class B Common Units issued pursuant to
Section 4.6, and (iv) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any Affiliate thereof after the Effective Time (which contribution is not covered by (ii) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (iv) above, such Units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their respective Percentage Interests, and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.

  "Proxy Statement" means the Registration Statement on Form S-4 (Registration No. 333-66005) as it has been or as it may be amended or supplemented from time to time, filed jointly by the Partnership and Petro relating to the Merger and the transactions contemplated thereby.

  "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

  "Quarter" means, unless the context requires otherwise, a three-month period of time ending on March 31, June 30, September 30, or December 31.

  "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

  "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

  "Record Holder" means the Person in whose name a Common Unit or a Senior Subordinated Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to a holder of a Junior Subordinated Unit or General Partner Unit or other Partnership Security, the Person in whose name such Junior Subordinated Unit or General Partner Unit or other Partnership Security is registered on the books of the General Partner as of the opening of business on such Business Day.

  "Redeemable Units" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 11.6.

  "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Limited Partners, as a class, the excess of (a) the Net Positive Adjustments of the Limited Partners as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the General Partner, the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items for each prior taxable period.

  "Required Allocations" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a)
Section 5.1(b)(ii) or (b) Sections 5.1(d)(i), 5.1(d)(ii), 5.1(d)(iv),
5.1(d)(v), 5.1(d)(vi), 5.1(d)(vii) and 5.1(d)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under Section 704(b) of the Code.

  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

  "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 5.1(c)(i)(E).

  "Second Target Distribution" means $0.711 per Unit, subject to adjustment in accordance with Sections 5.6 and 5.8.

  "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

  "Senior Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Senior Subordinated Units in this Agreement.

  "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Limited Partners, as a class, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Limited Partners' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the General Partner, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

  "Shelf Registration Statement" has the meaning assigned to such term in
Section 6.13(f).

  "Special Approval" means approval by the Audit Committee.

  "Star Gas" means Star Gas Corporation, a Delaware corporation.

  "Subordination Period" means the period that commenced on the Closing Date and ending on the first to occur of the following dates:

    (a) the first day of any Quarter beginning on or after July 1, 2002 in respect of which (A) (i) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the Minimum Quarterly Distribution for each of the three non-overlapping four-Quarter periods immediately preceding such date and (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-Quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units that were Outstanding during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (i.e., taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (B) there are no Cumulative Common Unit Arrearages; and

    (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist; provided, however, that if the General Partner is removed during the Subordination Period within 12 months after the end of a six-Quarter period in which the Minimum Quarterly Distribution was not made on the Common Units with respect to more than one of such Quarters (excluding for this purpose the payment of any Common Unit Arrearages) and the first quarter in such six-Quarter period that the Minimum Quarterly Distribution on Common Units was not made occurs after March 31, 2001, then the Subordination Period will not end. In the event that the General Partner is removed under the circumstances set forth above, the Junior Subordinated Units shall convert into Senior Subordinated Units on a one-for-one basis and the distribution rights on the General Partner Units will rank pari passu with the Senior Subordinated Units.

  "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or a combination thereof,
(b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person

(other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

  "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  "Surviving Business Entity" has the meaning assigned to such term in Section 16.2(b).

  "Termination Capital Transaction" means a transaction in which Net Termination Gain or Net Termination Loss is recognized.

  "Third Target Distribution" means $0.926 per Unit, subject to adjustment in accordance with Sections 5.6 and 5.8.

  "Trading Day" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

  "Transfer" has the meaning assigned to such term in Section 11.1(a).

  "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units and Senior Subordinated Units and as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any other Partnership Securities; provided that if no Transfer Agent is specifically designated for any such other Partnership Securities, the General Partner shall act in such capacity.

  "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

  "Underwriter" means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.

  "Underwriting Agreement" means the Underwriting Agreement, relating to the
Equity Offering, dated    , among the Underwriters, the Partnership and other
parties providing for the purchase of Common Units by such Underwriters.

  "Unit" means a Partnership Interest of a Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Partners and Assignees and shall include Common Units (Class A Common Units and Class B Common Units after the expiration of the Subordination Period), Senior Subordinated Units, Junior Subordinated Units and General Partner Units; provided, that each Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Partners and Assignees holding Units as each other Unit. A Unit shall not include a Petro Unit.

  "Unit Majority" means, during the Subordination Period, at least (i) a majority of the Outstanding Common Units voting as a class and (ii) a majority of the Outstanding Senior Subordinated Units and Junior Subordinated Units voting as a single class, in each case excluding Units owned by the General Partner or any Affiliate, and, after the Subordination Period, at least a majority of the Outstanding Common Units.

  "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.9(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.9(d) as of such date).

  "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.9(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.9(d)).

  "Unrecovered Initial Unit Price" means, at any time, with respect to Common Units, Senior Subordinated Units, Junior Subordinated Units or General Partner Units, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 13.1(b).

  "Working Capital Borrowings" means borrowings pursuant to a facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time. It being the intent hereof, that borrowings which are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

                                  ARTICLE III

                                    PURPOSE

Section 3.1 Purpose and Business.

  The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and
(d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Operating Partnership. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 3.2 Powers.

  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 3.1 and for the protection and benefit of the Partnership.

                                   ARTICLE IV

                            CONTRIBUTIONS AND UNITS

Section 4.1 Organization Contributions and Return.

  In connection with the formation of the Partnership under the Delaware Act, the Initial General Partner made an initial Capital Contribution to the Partnership and was admitted as the general partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership and was admitted as a limited partner of the Partnership.

Section 4.2 Contributions by Initial Limited Partners.

  On the Initial Closing Date, the Initial Underwriters contributed cash to the Partnership in exchange for 2,600,000 Common Units. On the Initial Overallotment Closing Date, the Initial Underwriters contributed cash to the Partnership in exchange for 275,000 Common Units. On the Initial Closing Date, the Initial General Partner, Silgas, Inc. and Silgas of Illinois, Inc. contributed their interests in the Operating Partnership to the Partnership in exchange for 2,396,078 Old Subordinated Units. Immediately after these contributions, the interest of the Organizational Limited Partner was terminated and the Organizational Limited Partner ceased to be a Limited Partner.

Section 4.3 Contributions at the Effective time; General Partner Contributions.

  (a) At the Effective Time and pursuant to the Conveyance and Contribution
Agreements, the General Partner contributed     shares of Petro Class A Common
Stock and     shares of Petro Class C Common Stock to the Partnership in exchange for 278,985 General Partner Units representing a 1.99% General Partner
Interest and     shares of Petro Class A Common Stock and     shares of Petro
Class C Common Stock to the Operating Partnership in exchange for a 0.01% General Partner Interest in the Operating Partnership. At the Effective Time,
pursuant to the Merger and related transactions,    Senior Subordinated Units,
    Junior Subordinated Units and     Common Units will be issued to former
stockholders of Petro and the outstanding Old Subordinated Units were cancelled.

  (b) Upon the making of any Capital Contribution to the Partnership by any Person, the General Partner, in its sole discretion, may make an additional Capital Contribution only to the extent necessary such that after taking into account the additional Capital Contribution made by such Person and the General Partner pursuant to this Section 4.2(b) the General Partner will have a Capital Account equal to at least 1.99% of the total of all Capital Accounts.

Section 4.4 Issuances of Additional Partnership Securities.

  (a) Subject to Section 4.5, the General Partner is authorized to cause the Partnership to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

  (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 4.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion and, if so, the terms and conditions of such conversion; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

  (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Partnership Securities pursuant to this Section 4.4 and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

Section 4.5 Limitations on Issuance of Additional Partnership Securities.

  The issuance of Partnership Securities pursuant to Section 4.4 shall be subject to the following restrictions and limitations:

    (a) During the Subordination Period, the Partnership shall not issue an aggregate of more than 2,500,000 additional Parity Units without the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates), except as provided in Sections 4.5(b) and 4.5(c). In applying this limitation, there shall be excluded Common Units issued (i) in the Equity Offering, (ii) in accordance with Section 4.5(b) and 4.5(c) and (iii) in connection with the issuance of Senior Subordinated Units or Class B Common Units pursuant to Section 4.6.

    (b) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in

      (i) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis) over

      (ii) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four Quarters.

  The amount in clause (i) shall be determined on a pro forma basis assuming that (A) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (B) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such offering) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (C) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (D) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

    (c) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the use of proceeds from such issuance is exclusively to repay up to $20 million of indebtedness of the Partnership or the Operating Partnership.

    (d) During the Subordination Period, the Partnership shall not issue additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates).

    (e) During the Subordination Period, the Partnership shall not issue additional Partnership Securities that would reduce the percentage of distributions allocable to all Units under Sections 5.4(a)(vi)(A), 5.4(a)(vii)(A) or 5.4(a)(viii)(A), and Sections 5.4(b)(iii)(A), 5.4(b)(iv)(A) or 5.4(b)(v)(A), without the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates).

    (f) No fractional Units shall be issued by the Partnership.

Section 4.6 Special Issuance of Senior Subordinated Units and Conversion of
            Senior Subordinated Units and Junior Subordinated Units.

  (a) For each full non-overlapping four-Quarter period ending on or after the first anniversary of the Effective Time, but prior to the fifth anniversary of the Effective Time, in which the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90, the Partnership will issue (i) during the Subordination Period, 303,000 Senior Subordinated Units to the holders of the Senior Subordinated Units, Junior Subordinated Units and the General Partner Units on the Record Date in respect of the distribution for the final Quarter of such non-overlapping four Quarter period, Pro Rata, and (ii) after the Subordination Period, 303,000 Class B Common Units to the holders of the Class B Common Units and the General Partner Units on the Record Date in respect of the distribution for the final Quarter of such non-overlapping four-Quarter period, Pro Rata; provided, that the Partnership may not issue more than 909,000 Senior Subordinated Units and Class B Common Units in the aggregate pursuant to this Section 4.6; and provided, further that the Partnership may not issue more than 303,000 Senior Subordinated Units and Class B Common Units pursuant to this Section 4.6 within any 365-day period.

  (b) The Partnership shall not issue any fractional Senior Subordinated Units or Class B Common Units. Each holder who would otherwise be entitled to a fractional Senior Subordinated Unit or Class B Common Unit shall receive an amount in cash determined by multiplying such fraction by the Current Market Price of a Senior Subordinated Unit or a Class B Common Unit, as the case may be, as of the date three days prior to the date on which Senior Subordinated Units or Class B Common Units, as the case may be, are issued pursuant to this
Section 4.6.

  (c) Each Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.

Section 4.7 Limited Preemptive Rights.

  No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created, except that the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 4.8 Splits and Combinations.

  (a) Subject to Sections 4.9(d), 5.6 and 5.8 (dealing with adjustments of distribution levels), the General Partner may make a pro rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including the number of Class B Common Units issuable upon conversion of the Senior Subordinated Units and Junior Subordinated Units and the number of additional Parity Units that may be issued pursuant to Section 4.5 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

  (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions this Section 4.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher
Unit).

Section 4.9 Capital Accounts.

  (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with
Section 4.9(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.9(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

  (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i) Solely for purposes of this Section 4.9, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.9(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

    (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
  Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
  5.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

    (c) (i) Except as otherwise provided in Section 4.9(c)(ii)-(v), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

    (ii) If and when a Senior Subordinated Unit is issued pursuant to Section
  4.6 with respect to one or more Senior Subordinated Units, the Capital Accounts associated with the existing Senior Subordinated Units shall be reallocated as required to make the Capital Account associated with each Senior Subordinated Unit be the same.

    (iii) If and when a Class B Common Unit is issued pursuant to Section 4.6 with respect to one or more Class B Common Units, the Capital Accounts associated with the existing Class B Common Units shall be reallocated as required to make the Capital Account associated with each Class B Common Unit be the same.

    (iv) If and when a Senior Subordinated Unit or a Class B Common Unit is issued pursuant to Section 4.6 with respect to one or more Junior Subordinated Units or General Partner Units, the Capital Accounts associated with the existing Units shall be reallocated to the new Unit until the Capital Account of the new Unit is the same as all other Units of the same class or until the Capital Account associated with the existing Units is reduced to zero.

    (v) If at the time of conversion of a Junior Subordinated Unit, the Per Unit Capital Amount attributable to a Junior Subordinated Unit exceeds the existing Per Unit Capital Amount of Senior Subordinated Units, the amount of excess shall be reallocated to the Capital Accounts attributable to the General Partner Units through contribution of such excess to the General Partner.

    (d) (i) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 13.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1(c). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

      (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1(c). Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as Net Termination Gain or Net Termination Loss pursuant to Section 5.1(c); provided, however, that, in making any such allocation, Net Termination Gain or Net Termination Loss actually realized shall be allocated first. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to
    Section 13.3 or 13.4 or (B) in the case of a liquidating distribution pursuant to Section 14.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 4.10 Interest and Withdrawal.

  No interest shall be paid by the Partnership on Capital Contributions, and no Partner or Assignee shall be entitled to withdraw any part of its Capital Contributions or otherwise to receive any distribution from the Partnership, except as provided in Section 4.1 and Articles V, VII, XIII and XIV.

                                   ARTICLE V

                         ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations for Capital Account Purposes.

  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.9(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

    (a) Net Income. After giving effect to the special allocations set forth in Section 5.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

      (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.1(b)(iii) for all previous taxable years;

      (ii) Second, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this
    Section 5.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 5.1(b)(ii) for all previous taxable years; and

      (iii) Third, the balance, if any, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

    (b) Net Losses. After giving effect to the special allocations set forth in Section 5.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

      (i) First, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 5.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 5.1(a)(iii) for all previous taxable years;

      (ii) Second, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(ii) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

      (iii) Third, the balance, if any, 100% to the General Partner.

    (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 5.1(d), all items of income gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.4 have been made with respect to the taxable period ending on the date of the Partnership's liquidation pursuant to
  Section 14.4.

      (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.9(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated among the General Partner and the Limited Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

        (1) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

        (2) Second, 100% to all Partners holding Common Units, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Sections 5.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause
      (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

         (3) Third, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the expiration of the Subordination Period, 100% to all Partners holding Senior Subordinated Units, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Senior Subordinated Unit then Outstanding is equal to the sum of (1) the Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a)(iii) with respect to such Senior Subordinated Unit for such Quarter;

        (4) Fourth, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the expiration of the Subordination Period, 100 % to all Partners holding Junior Subordinated Units and General Partner Units, Pro Rata, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Junior Subordinated Unit then Outstanding is equal to the sum of (1) the Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a)(iv) with respect to such Junior Subordinated Unit for such Quarter;

        (5) Fifth, 100% to all Partners, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) its Unrecovered Initial Unit Price, plus (2) the Unpaid MQD, if any, for such Common Unit with respect to the Quarter during which such Net Termination Gain is recognized, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over
      (bb) the amount of any distributions of Operating Surplus that was distributed pursuant to Sections 5.4(a)(v) or 5.4 (b)(i) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

        (6) Sixth, 86.7% to all Partners, in accordance with their relative Percentage Interests, and 13.3% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 13.3% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period), until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Operating Surplus that was distributed pursuant to
      Section 5.4(a)(vi) or 5.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

        (7) Seventh, 76.5% to all Partners, in accordance with their relative Percentage Interests, and 23.5% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 23.5% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period), until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Operating Surplus that was distributed pursuant to Section 5.4(a)(vii) or 5.4(b)(iv); and

        (8) Finally, any remaining amount 51% to all Partners, in accordance with their relative Percentage Interests, and 49% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata, (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 49% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period).

      (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 4.9(d)) from Termination Capital Transactions, such Net Termination Loss shall be allocated to the Partners in the following manner:

        (1) First, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Junior Subordinated Unit, 100% to the Partners holding Junior Subordinated Units and General Partner Units, Pro Rata, until the Capital Account in respect of each Junior Subordinated Unit has been reduced to zero;

        (2) Second, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Senior Subordinated Unit, 100% to the Partners holding Senior Subordinated Units, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Senior Subordinated Unit then Outstanding has been reduced to zero;

        (3) Third, 100% to all Partners holding Common Units, the Capital Account balances attributable to which are in excess of the Capital Account balances attributable to the remainder of the Common Units then Outstanding, in accordance with their relative Percentage Interests, until the Capital Accounts in respect of each Common Unit then Outstanding are equal;

        (4) Fourth, 100% to all Partners holding Common Units, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

        (5) Fifth, the balance, if any, 100% to the General Partner.

    (d) Special Allocations. Notwithstanding any other provision of this
  Section 5.1, the following special allocations shall be made for such taxable period:

      (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii)). This Section 5.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

      (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt

    Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this
    Section 5.1(d), other than Section 5.1(d)(i) and other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii), with respect to such taxable period. This Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

      (iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 14.4) to any Limited Partner with respect to a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners (on a per Unit basis), then (1) each Limited Partner receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Limited Partner exceeds the distribution (on a per Unit basis) to the Limited Partners receiving the smallest distribution and (bb) the number of Units owned by the Limited Partner receiving the greater distribution.

      (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of
    Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d)(i) or (ii).

      (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(d)(v) were not in this Agreement.

      (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

      (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

      (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
    Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

      (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
    Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

      (x) Economic Uniformity. Upon the issuance of any Unit pursuant to
    Section 4.6 or upon the conversion of any Unit into another class after application of Section 4.9(c)(iii), gross income shall be allocated to the holder of such Unit until the Capital Account of such Unit is the same as the Capital Account per Unit of all other Units of the same class.

      (xi) Curative Allocation.

        (1) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

        (2) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of
      Section 5.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to
      Section 5.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

      (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event, the following rules shall apply:

        (1) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 4.9(d) hereof), the General Partner shall allocate additional items of gross income and gain to the Limited Partners or additional items of deduction and loss to the General Partner to the extent that the Additional Book Basis Derivative Items allocated to the Limited Partners exceeds their Share of those Additional Book Basis Derivative Items. For this purpose, the Limited Partners shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Limited Partners under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 5.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 5.1(d)(xii) were not in the Partnership Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

        (2) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event, such negative adjustment (1) shall first be allocated between the General Partner and the Limited Partners in proportion to and to the extent of their Remaining Net Positive Adjustments and (2) any remaining negative adjustment shall be allocated pursuant to Section 5.1(c) hereof. The aggregate amount so allocated to the Limited Partners in respect of each class or series of Units shall be allocated among them ratably on a per Unit basis.

        (3) In making the allocations required under this Section
      5.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 5.1(d)(xii).

      (xiii) Depreciation. Depreciation deductions of the Partnership for each period shall be allocated among the Partners in accordance with their relative Capital Account balances as they existed immediately after the most recent book adjustments pursuant to Section 4.9(d) of this Agreement that occurred prior to such period and without regard to allocations made after such adjustment.

Section 5.2 Allocations for Tax Purposes.

  (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) (1) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
  Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (2) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (ii) (1) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.9(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (2) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

  (c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

  (d) The General Partner in its sole discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

  (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) if the Overallotment Option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Effective Time occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the Overallotment Option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the closing of the Overallotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by
Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 5.3 Requirement and Characterization of Distributions.

  (a) Subject to (b), (c) and (d) below, within 45 days following the end of
(i) the period beginning on the Initial Closing Date and ending on March 31, 1996 and (ii) each Quarter commencing with the Quarter beginning on April 1, 1996 an amount equal to 100% of Available Cash with respect to such period or Quarter shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date selected by the General Partner in its reasonable discretion; provided, however, that the distribution of Available Cash to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units shall commence with respect to the Quarter beginning on April 1, 1999. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to Partners pursuant to Section 5.4 equals the Operating Surplus from the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 5.5, be deemed to be from Capital Surplus.

  (b) A distribution of Available Cash may be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to the time period beginning on the Effective Time and ending on June 30, 1999 in an amount up to the Minimum Quarterly Distribution for such period to the extent the sum of EBITDA, less interest, less taxes, and less Maintenance Capital Expenditures consolidated (combined actual from October 1, 1998 until the Effective Time) for Petro and the Partnership ("Adjusted Distributable Cash") for the period beginning October 1, 1998 and ending on June 30, 1999 exceeds the sum of

    (i) $57,172,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending December 31, 1998 exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending June 30, 1999 exceeds or is less than 10,544,000.

  (c) A distribution of Available Cash may be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, with respect to the time period beginning on July 1, 1999 and ending on September 30, 1999 in an amount up to the Minimum Quarterly Distribution for such period to the extent the Adjusted Distributable Cash for the period beginning on October 1, 1998 and ending on September 30, 1999 exceeds the sum of

    (i) $25,307,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending December 31, 1998 exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending June 30, 1999 exceeds or is less than 10,544,000, plus or minus

    (v) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending September 30, 1999 exceeds or is less than 10,544,000.

  (d) Beginning with the distribution for the Quarter ending on December 31, 1999, no distributions will be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, except for distributions from Capital Surplus, unless the aggregate amount of distributions on all Units with respect to all Quarters, beginning with the Quarter ending on December 31, 1999 shall be equal to or less than the total Operating Surplus generated by the Partnership since October 1, 1999 (which does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus).

  (e) Notwithstanding the definitions of Available Cash and Operating Surplus contained herein, disbursements (including, without limitation, contributions to the Operating Partnership or disbursements on behalf of the Operating Partnership) made or cash reserves established, increased or reduced (including, without limitation, cash reserves established, increased or reduced by the Operating Partnership) after the end of any Quarter but on or before the date on which the Partnership makes its distribution of Available Cash in respect of such Quarter pursuant to Section 5.3(a) shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash and Operating Surplus, within such Quarter if the General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Section 14.4.

  (f) Nothing in this Section 5.3 prohibits the holders of the Senior Subordinated Units, Junior Subordinated Units or General Partner Units from receiving distributions from Capital Surplus in a partial liquidation during the Subordination Period.

Section 5.4 Distributions of Operating Surplus.

  (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 5.3 or 5.5 shall, subject to Section 5.3 and subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 4.4(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 100% to the Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, 100% to the Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to any prior Quarter;

    (iii) Third, 100% to the Senior Subordinated Units, Pro Rata, until there has been distributed in respect of each Senior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (iv) Fourth, 100% to the Junior Subordinated Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Junior Subordinated Unit and General Partner Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (v) Fifth, 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (vi) Sixth, (A) 86.7% to all Units, Pro Rata, and (B) 13.3% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (vii) Seventh, (A) 76.5% to all Units, Pro Rata, and (B) 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (viii) Thereafter, (A) 51% to all Units, Pro Rata, and (B) 49% to all Senior Subordinated, Junior Subordinated and General Partner Units, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6(a), the distributions of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made in accordance with Section 5.4(a)(viii).

  (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 5.3 or 5.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by
Section 4.4(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (iii) Third, (A) 86.7% to all Units, Pro Rata, and (B) 13.3% to all Class B Common Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Class A Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (iv) Fourth, (A) 76.5% to all Units, Pro Rata, and (B) 23.5% to all Class B Common Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Class A Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (v) Thereafter, (A) 51% to all Units, Pro Rata, and (B) 49% to all Class B Common Units and General Partner Units, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6(a), the distributions of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made in accordance with Section 5.4(b)(v).

Section 5.5 Distributions of Cash from Capital Surplus.

  Available Cash that constitutes Capital Surplus shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 5.3 require otherwise, 100% to all Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Initial Closing Date has received with respect to such Common Unit, during the period since the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 5.4.

Section 5.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

  (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

  (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 5.8.

Section 5.7 Special Provisions Relating to the Senior Subordinated Units and Junior Subordinated Units.

  Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this
Article V, and except as provided in Section 6.12 and Section 17.1, the holder of a Senior Subordinated Unit or a Junior Subordinated Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder; provided, however, that immediately upon the end of the Subordination Period, the holder of a Senior Subordinated Unit or Junior Subordinated Unit shall possess all of the rights and obligations of a Limited Partner holding Class B Common Units hereunder, including, without limitation, the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this Article V (but such Senior Subordinated Units and Junior Subordinated Units shall remain subject to the provisions of Sections 4.9(c)(ii) and 5.1(d)(x)).

Section 5.8 Entity-Level Taxation.

  If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution, as the case may be, shall be equal to the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership for the taxable year of the Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

                                   ARTICLE VI

                      MANAGEMENT AND OPERATION OF BUSINESS

Section 6.1 Management.

  (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including the following:

    (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

    (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 6.3);

    (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons (including Group Members), the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership;

    (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

    (vi) the distribution of Partnership cash;

    (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

    (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

    (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time);

    (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

    (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6);

    (xiii) the purchase, sale or other acquisition or disposition of Units;
  and

    (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner.

  (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance and Contribution Agreement, the agreements and other documents filed as exhibits to the Proxy Statement and the Equity Offering Registration Statement, and the other agreements described in or filed as a part of the Proxy Statement and the Equity Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Proxy Statement and the Equity Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 6.2 Certificate of Limited Partnership.

  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

Section 6.3 Restrictions on General Partner's Authority.

  (a) The General Partner may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership;
(ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

  (b) Except as provided in Articles XIV and XVI, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of holders of at least a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of at least a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 11.2,
13.1 and 13.2, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

Section 6.4 Reimbursement of the General Partner.

  (a) Except as provided in this Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

  (c) Subject to Section 4.5, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose, adopt and amend on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Units), or issue Partnership Securities pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Units or other Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Units or other Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 6.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest (which is represented by the General Partner Units) as a general partner in the Partnership pursuant to Section 11.2.

Section 6.5 Outside Activities.

  (a) After the Effective Time, the General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner of one or more Group Members or as described in or contemplated by the Proxy Statement or (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member.

  (b) Certain Affiliates of the General Partner have entered into the Non-competition Agreement with the Partnership and the Operating Partnership, which agreement sets forth certain restrictions on the ability of such Affiliates to compete with the Partnership and the Operating Partnership. Any amendments or waivers to the Non-competition Agreement must be approved by the Audit Committee.

  (c) Except as restricted by Sections 6.5(a) or (b) and the Non-competition Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

  (d) Subject to Sections 6.5(a), (b) and (c) and the terms of the Non-competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 6.5 is hereby approved by the Partnership and all Partners and
(ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership (including, without limitation, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership).

  (e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired at the Effective Time and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities.

  (f) The term "Affiliates" when used in Section 6.5(b) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

Section 6.6 Loans from the General Partner; Contracts with Affiliates; Certain
            Restrictions on the General Partner.

  (a) The General Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms'-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Group Member" shall include any Affiliate of the Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates.

  (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate greater than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

  (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.1, 4.2 and 4.3, the Conveyance and Contribution Agreement and any other transactions described in or contemplated by the Proxy Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Units, the Audit Committee, in determining whether the appropriate number of Units are being issued, should take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.

  (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

  (g) Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Proxy Statement are hereby approved by all Partners.

Section 6.7 Indemnification.

  (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.7 shall be available to the General Partner or Petro with respect to their respective obligations incurred pursuant to the Underwriting Agreement or the Conveyance and Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

  (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.8 Liability of Indemnitees.

  (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees and any other Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.9 Resolution of Conflicts of Interest.

  (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee,
(ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions on the General Partner Units to exceed the General Partner's Percentage Interest of the total amount distributed or (B) hasten the expiration of the Subordination Period or the conversion of any Senior Subordinated Units or Junior Subordinated Units into Class B Common Units.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

Section 6.10 Other Matters Concerning the General Partner.

  (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 6.11 Title to Partnership Assets.

  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The General Partner covenants and agrees that at the Closing Date, the Partnership Group shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership Group.

Section 6.12 Purchase or Sale of Units.

  The General Partner may cause the Partnership to purchase or otherwise acquire Units; provided that, except as permitted pursuant to Section 11.6 and
Section 17.1(a), the General Partner may not cause the Partnership to purchase Units other than Common Units during the Subordination Period. As long as Units are held by any Group Member, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner (other than a Group Member) may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Articles XI and XII.

Section 6.13 Registration Rights.

  (a) If (i) Star Gas or any Affiliate of Star Gas (including for purposes of this Section 6.13, any Person that is an Affiliate of Star Gas at the date hereof notwithstanding that it may later cease to be an Affiliate of Star Gas) holds Units or other Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule
144) or another exemption from registration is not available to enable such holder of Units (the "Holder") to dispose of the number of Units or other securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of Star Gas or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Units or other Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Units or other securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a); and provided further, however, that if the Audit Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and
(y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Units in such states. Except as set forth in
Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some of the Holder's securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c) If underwriters are engaged in connection with any registration referred to in Section 6.13(a) or (f), the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof. For purposes of this Section 6.13(c), the term "Holder" shall also include Affiliates or former Affiliates of Petro holding Common Units and Senior Subordinated Units.

  (d) The provisions of Section 6.13(a) and 6.13(b) shall continue to be applicable with respect to Star Gas (and any of Star Gas' Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Units or other securities of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

  (e) Any request to register Partnership Securities pursuant to this Section
6.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

  (f) Prior to the Effective Time, the Partnership shall have filed with the Commission a registration statement (the "Shelf Registration Statement") on an appropriate form under the Securities Act relating to the resale of Common Units and Senior Subordinated Units issued to Affiliates of Petro. The Partnership shall use all reasonable efforts to cause the Shelf Registration Statement to become effective and remain effective for a period of not less than one year from the Effective Time or such shorter period as shall terminate when all Common Units and Senior Subordinated Units covered by the Shelf Registration Statement have been sold pursuant to such registration statement; provided, however, that if the Audit Committee determines in its good faith judgment that the sale or distribution of Common Units or Senior Subordinated Units pursuant to the Shelf Registration Statement would not be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the Audit Committee may elect that the Shelf Registration Statement may not be used for a reasonable period of time, not to exceed 120 days in any 365-day period.

Section 6.14 Reliance by Third Parties.

  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the Partnership authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Limitation of Liability.

  The Limited Partners, the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 7.2 Management of Business.

  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 7.3 Outside Activities.

  Subject to the provisions of Section 6.5 and the Non-competition Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 7.4 Return of Capital.

  No Limited Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of
Section 17-502(b) of the Delaware Act.

Section 7.5 Rights of Limited Partners to the Partnership.

  (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

    (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

    (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.5).

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 8.2 Fiscal Year.

  The fiscal year of the Partnership shall be October 1 to September 30.

Section 8.3 Reports.

  (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  TAX MATTERS

Section 9.1 Tax Returns and Information.

  The General Partner shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

  (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. For the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted closing price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

  (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

  (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash pursuant to Section 5.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                                  CERTIFICATES

Section 10.1 Certificates.

  Upon the Partnership's issuance of Common Units, Senior Subordinated Units, Junior Subordinated Units or General Partner Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. The Partners holding Certificates evidencing Senior Subordinated Units or Junior Subordinated Units may exchange such Certificates for Certificates evidencing Class B Common Units on or after the expiration of the Subordination Period.

Section 10.2 Registration, Registration of Transfer and Exchange.

  (a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless such transfers are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

  (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

Section 10.3 Mutilated, Destroyed, Lost or Stolen Certificates.

  (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

  (b) The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the
Certificate:

    (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 10.4 Record Holder.

  In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons, on the other, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

                                   ARTICLE XI

                             TRANSFER OF INTERESTS

Section 11.1 Transfer.

  (a) The term "transfer," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

  (c) Nothing contained in this Article XI shall be construed to prevent a disposition by the members of the General Partner of any or all of the issued and outstanding member interests in the General Partner.

  (d) Nothing contained in this Article XI, or elsewhere in this Partnership Agreement, shall preclude the settlement of any transactions involving Units entered into through the facilities of any National Securities Exchange on which the Units listed for trading.

Section 11.2 Transfer of a General Partner's Partnership Interest.

  Except for a transfer by the General Partner of all, but not less than all, of its General Partner Interest to (a) an Affiliate of the General Partner or
(b) another Person in connection with the merger or consolidation of the General Partner with or into another Person, which in either case, shall only be limited by the provisions of this Section 11.2, the transfer by the General Partner of all or any part of its General Partner Interest to a Person prior to December 31, 2005 shall be subject to the prior approval of holders of at least a Unit Majority. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each Group Member. In the case of a transfer pursuant to and in compliance with this Section 11.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 12.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 11.3 Transfer of Units.

  (a) Units may be transferred only in the manner described in Article X. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

  (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

  (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

  (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner,
(ii) agreed to comply with and be bound by and to have executed this Agreement,
(iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement,
(iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

Section 11.4 Restrictions on Transfers.

  Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) affect any Group Member's existence or qualification as a limited partnership under the laws of the jurisdiction of its formation, or (c) result in entity-level taxation for federal income tax purposes of the Partnership or the Operating Partnership.

Section 11.5 Citizenship Certificates; Non-citizen Assignees.

  (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section
11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

  (b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

Section 11.6 Redemption of Interests.

  (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

  (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

  (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                  ARTICLE XII

                             ADMISSION OF PARTNERS

Section 12.1 Admission of Initial Limited Partners.

  Upon the issuance by the Partnership of the Old Subordinated Units to the Initial General Partner in connection with the Initial Offering, the Initial General Partner was admitted to the Partnership as a Limited Partner. Upon the issuance by the Partnership of Common Units to the Initial Underwriters in connection with the Initial Offering and the execution by the Initial Underwriters of a Transfer Application, the Initial Underwriters were admitted to the Partnership as Initial Limited Partners.

Section 12.2 Admission of Substituted Limited Partners.

  By transfer of a Unit representing a Limited Partner Interest in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit representing a Limited Partner Interest (including any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 12.3 Admission of Successor General Partner.

  A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all the General Partner Interest pursuant to
Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or 13.2 or the transfer of the General Partner Interest pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 11.2 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership and Operating Partnership without dissolution.

Section 12.4 Admission of Additional Limited Partners.

  (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 12.5 Amendment of Agreement and Certificate of Limited Partnership.

  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

                                  ARTICLE XIII

                       WITHDRAWAL OR REMOVAL OF PARTNERS

Section 13.1 Withdrawal of the General Partner.

  (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

    (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.1(a)(i) if the General Partner voluntarily withdraws as general partner of the Operating Partnership);

    (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

    (iii) the General Partner is removed pursuant to Section 13.2;

    (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

    (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation or formation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2005, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, provided that prior to the effective date of such withdrawal, the withdrawal is approved by Limited Partners holding at least a Unit Majority and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2005, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 14.1. Any successor General Partner elected in accordance with the terms of this Section 13.1 shall be subject to the provisions of Section 12.3.

Section 13.2 Removal of the General Partner.

  The General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units voting together as a single class (excluding those Units held by the General Partner and its Affiliates). Any such action by such Limited Partners for removal of the General Partner must also provide for the election of a successor General Partner by Limited Partners holding at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General

Partner pursuant to Article XII. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members. If a person is elected as a successor General Partner in accordance with the terms of this Section 13.2, such person shall, upon admission pursuant to Article XII, automatically become the successor general partner of the other Group Members. The right of the Limited Partners holding Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of Section 12.3.

Section 13.3 Interest of Departing Partner and Successor General Partner.

  (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership (which is represented by the General Partner Units) and its partnership interest as the general partner in the other Group Members (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this agreement, and if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

  For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not purchased in the manner set forth in
Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Combined Interest to Common Units will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units. For purposes of this Section 13.3(b), in the event that the Subordination Period has expired, the Combined Interest shall be converted into Class A Common Units.

  (c) If a successor General Partner is elected in accordance with the terms of
Section 13.1 or 13.2 and the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in an amount equal to the fair market value of the General Partner Units on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled.

Section 13.4 Withdrawal of Limited Partners.

  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

                                  ARTICLE XIV

                          DISSOLUTION AND LIQUIDATION

Section 14.1 Dissolution.

  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 13.1 or 13.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs shall be wound up, upon:

    (a) the expiration of its term as provided in Section 1.5;

    (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to Section 12.3;

    (c) an election to dissolve the Partnership by the General Partner that is approved by holders of at least a Unit Majority;

    (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 14.2 Continuation of the Business of the Partnership After Dissolution.

  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 13.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 13.1 or 13.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or
(vi), then within 180 days thereafter, holders of at least a majority of the Outstanding Units (excluding for purposes of such determination any Units held by the General Partner or its Affiliates) may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by holders of at least a majority of the Outstanding Units (excluding for purposes of such determination any Units held by the General Partner or its Affiliates).

Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

    (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be dealt with in the manner provided in Section 13.3(b); and

    (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of holders of at least a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 14.3 Liquidator.

  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 14.2, the General Partner, or in the event the dissolution is the result of an Event of Withdrawal, a liquidator or liquidating committee approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 14.4 Liquidation.

  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to the following:

    (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 14.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. For purposes of computing Net Termination Gain, gain or loss on distributed property shall be recognized as if such property had been sold for its fair market value.

    (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise in respect of their distribution rights under Article V. With respect to any liability that is contingent or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

    (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 14.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of this clause) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 14.5 Cancellation of Certificate of Limited Partnership.

  Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 14.6 Return of Contributions.

  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 14.7 Waiver of Partition.

  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 14.8 Capital Account Restoration.

  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                   ARTICLE XV

                 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS;
                                  RECORD DATE

Section 15.1 Amendment to be Adopted Solely by General Partner.

  Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of

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this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

    (d) a change that, in the sole discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect,
  (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or
  (B) facilitate the trading of the Units (including the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 4.8, or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the sole discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

    (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (g) subject to the terms of Section 4.4, an amendment that, in the sole discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 4.4;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3;

    (j) an amendment that, in the sole discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

    (k) any other amendments substantially similar to the foregoing.

Section 15.2 Amendment Procedures.

  Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. A proposed amendment shall be effective upon its approval by the holders of at least a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 15.3 Amendment Requirements.

  (a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have either (i) the effect of reducing such voting percentage or (ii) more than an immaterial effect on a Unitholder unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 15.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner without its consent, which may be given or withheld in its sole discretion, (iii) change Section 14.1(a) or (c), or (iv) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

  (c) Except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in
Section 15.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than a majority of the Outstanding Units of the class affected (excluding, during the Subordination Period, Common Units owned by the General Partner and its Affiliates).

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1 and except as otherwise provided by
Section 16.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner or any limited partner of the other Group Members under applicable law.

  (e) This Section 15.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 15.4 Meetings.

  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

Section 15.5 Notice of a Meeting.

  Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 15.6 Record Date.

  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 15.7 Adjournment.

  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

Section 15.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 15.9 Quorum.

  The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage (excluding, in either case, if such are to be excluded from the vote, Outstanding Units owned by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding

Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in
Section 15.7.

Section 15.10 Conduct of Meeting.

  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with the applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 15.11 Action Without a Meeting.

  Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and
(ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 15.12 Voting and Other Rights.

  (a) Only those Record Holders of the Units on the Record Date set pursuant to
Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI

                                     MERGER

Section 16.1 Authority.

  The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership, limited partnership or limited liability company, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XVI.

Section 16.2 Procedure for Merger or Consolidation.

  Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 16.3 Approval by Limited Partners of Merger or Consolidation.

  (a) The General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

  (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

  (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

Section 16.4 Certificate of Merger.

  Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 16.5 Effect of Merger.

  (a) At the effective time of the certificate of merger:

    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

    (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.


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

                                  ARTICLE XVII

                             RIGHT TO ACQUIRE UNITS

Section 17.1 Right to Acquire Units.

  (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Units of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17.1(c) is mailed, and (y) the highest cash price paid by the General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17.1(c) is mailed.

  (b) Notwithstanding any other provision of this Agreement, if at any time after the expiration of the Subordination Period, the Partnership acquires, through purchase or exchange, in a twelve-month period, 66 2/3% or more of the total Class B Common Units, the Partnership shall then have the right, which it may not assign or transfer, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining Class B Common Units then Outstanding during the following twelve-month period, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17(c) is mailed, and (y) the highest cash price paid by the Partnership for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17(c) is mailed.

  (c) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to
Section 17.1(a) or the Partnership elects to exercise the right granted pursuant to Section 17(b) to purchase Class B Common Units, the General Partner or the Partnership, as the case may be, shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of such Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a)) at which Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the

Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including all rights as owner of such Units pursuant to Articles IV, V and XIV).

  (d) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

                                 ARTICLE XVIII

                               GENERAL PROVISIONS

Section 18.1 Addresses and Notices.

  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 18.2 References.

  Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

Section 18.3 Pronouns and Plurals.

  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 18.4 Further Action.

  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 18.5 Binding Effect.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 18.6 Integration.

  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 18.7 Creditors.

  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 18.8 Waiver.

  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 18.9 Counterparts.

  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 18.10 Applicable Law.

  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 18.11 Invalidity of Provisions.

  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 18.12 Consent of Partners.

  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          Star Gas LLC

                                          By: _________________________________
                                              Name:
                                              Title:

                                          LIMITED PARTNERS:

                                          All Limited Partners now and
                                          hereafter admitted as limited
                                          partners of the Partnership,
                                          pursuant to the Powers of Attorney
                                          now and hereafter executed in favor
                                          of, and granted and delivered to,
                                          the General Partner.

                                          By: Star Gas LLC

                                          General Partner, as attorney-in-fact
                                          for all Limited Partners pursuant to
                                          the Powers of Attorney granted
                                          pursuant to Section 1.4

                                          By: _________________________________
                                              Name:
                                              Title:

                                   EXHIBIT A
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

                      CERTIFICATE EVIDENCING COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            STAR GAS PARTNERS, L.P.

No.   Common Units

  STAR GAS, LLC., a Delaware limited liability company, as the General Partner of STAR GAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that     (the "Holder") is the registered owner of    Common
Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of STAR GAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: __________________________         STAR GAS, LLC.,
                                          as General Partner


Countersigned and Registered by:          By: _________________________________
                                                         President

________________________________,         By: _________________________________
as Transfer Agent and Registrar                          Secretary

By: _____________________________
       Authorized Signature






                                    Ex. A-1

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-       as tenants in common           UNIF GIFT MIN ACT-
TEN ENT-       as tenants by the
               entireties                                 Custodian
JT TEN-        as joint tenants with          _________________________________
               right of survivorship          (Cust)                    (Minor)
               and not as tenants in
               common                         under Uniform Gifts to Minors
                                              Act
                                              _________________________________
                                                            State

   Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                            STAR GAS PARTNERS, L.P.

              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES DUE TO TAX SHELTER STATUS OF STAR GAS PARTNERS, L.P.

  You have acquired an interest in Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, Connecticut 06912-0011, whose taxpayer identification number is 06-1437793. The Internal Revenue Service has issued Star Gas Partners, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN Star Gas PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of Star Gas Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN STAR GAS PARTNERS, L.P.

  If you transfer your interest in Star Gas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Star Gas Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

                                    Ex. A-2

  FOR VALUE RECEIVED,        hereby assigns, conveys, sells and

transfers unto

_____________________________________     _____________________________________
   (Please print or typewrite name          (Please insert Social Security or
      and address of Assignee)                  other identifying number of
                                                      Assignee)

        Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably
constitute and appoint        as its attorney-in-fact with full power of
substitution to transfer the same on the books of Star Gas Partners, L.P.

Date: _______________________________     NOTE: The signature to any
                                          endorsement hereon must correspond
                                          with the name as written upon the
                                          face of this Certificate in every
                                          particular, without alteration,
                                          enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A      _____________________________________
MEMBER FIRM OF THE NATIONAL                            (Signature)
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY                             _____________________________________
                                                       (Signature)

SIGNATURE(S) GUARANTEED

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                                    Ex. A-3

                                   APPENDIX A

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________

_____________________________________
Signature of Assignee

_____________________________________
Social Security or other identifying
 number of Assignee

_____________________________________
Name and Address of Assignee

_____________________________________
Purchase Price including commissions, if any

Type of Entity (check one):

[_] Individual[_] Partnership[_] Corporation
[_] Trust     [_] Other (specify) ______

Nationality (check one):

[_] U.S. Citizen, Resident or        [_] Non-resident Alien
Domestic Entity
[_] Foreign Corporation

                                    Ex. A-4

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is

3. My home address is

B. Partnership, Corporation or Other Interestholder

1. _______________________________________
  (Name of Interestholder)
  is not a foreign corporation, foreign
  partnership, foreign trust or foreign
  estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder's U.S. employer identification number is

3. The interestholder's office address and place of incorporation (if applicable) is

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person. The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          _____________________________________
                                          (Name of Interestholder)

                                          _____________________________________
                                          Signature and Date

                                          _____________________________________
                                          Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                    Ex. A-5

                                   EXHIBIT B
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

                CERTIFICATE EVIDENCING SENIOR SUBORDINATED UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            STAR GAS PARTNERS, L.P.

No.   Senior Subordinated Units

  STAR GAS, LLC., a Delaware limited liability company, as the General Partner of STAR GAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that       (the "Holder") is the registered owner of   Senior
Subordinated Units representing limited partner interests in the Partnership (the "Senior Subordinated Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Senior Subordinated Units represented by this Certificate. The rights, preferences and limitations of the Senior Subordinated Units are set forth in, and this Certificate and the Senior Subordinated Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of STAR GAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: __________________________         STAR GAS, LLC.,
                                          as General Partner


Countersigned and Registered by:          By: _________________________________
                                                         President

________________________________,         By: _________________________________
as Transfer Agent and Registrar                          Secretary

By: _____________________________
       Authorized Signature


                                    Ex. B-1

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-       as tenants in common           UNIF GIFT MIN ACT-
TEN ENT-       as tenants by the
JT TEN-        entireties                                 Custodian
               as joint tenants with          _________________________________
               right of                       (Cust)                    (Minor)
               survivorship and not as
               tenants in                     under Uniform Gifts to Minors
               common
                                                             Act
                                              _________________________________
                                                            State

   Additional abbreviations, though not in the above list, may also be used.

                    ASSIGNMENT OF SENIOR SUBORDINATED UNITS
                                       IN
                            STAR GAS PARTNERS, L.P.

              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES DUE TO TAX SHELTER STATUS OF STAR GAS PARTNERS, L.P.

  You have acquired an interest in Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, Connecticut 06912-0011, whose taxpayer identification number is 06-1437793. The Internal Revenue Service has issued Star Gas Partners, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN Star Gas PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of Star Gas Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN STAR GAS PARTNERS, L.P.

  If you transfer your interest in Star Gas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Star Gas Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

                                    Ex. B-2

  FOR VALUE RECEIVED,        hereby assigns, conveys, sells and

transfers unto

_____________________________________     _____________________________________
   (Please print or typewrite name          (Please insert Social Security or
      and address of Assignee)                  other identifying number of
                                                          Assignee)

        Senior Subordinated Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does
hereby irrevocably constitute and appoint        as its attorney-in-fact with
full power of substitution to transfer the same on the books of Star Gas Partners, L.P.

Date: _______________________________     NOTE: The signature to any
                                          endorsement hereon must correspond
                                          with the name as written upon the
                                          face of this Certificate in every
                                          particular, without alteration,
                                          enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A      _____________________________________
MEMBER FIRM OF THE NATIONAL                            (Signature)
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY                             _____________________________________
                                                       (Signature)

SIGNATURE(S) GUARANTEED

  No transfer of the Senior Subordinated Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Senior Subordinated Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Senior Subordinated Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Senior Subordinated Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Senior Subordinated Units.

                                    Ex. B-3

                                   APPENDIX A

  No transfer of the Senior Subordinated Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Senior Subordinated Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Senior Subordinated Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Senior Subordinated Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Senior Subordinated Units.

             APPLICATION FOR TRANSFER OF SENIOR SUBORDINATED UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Senior Subordinated Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and
(e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________

_____________________________________
Signature of Assignee

_____________________________________
Social Security or other identifying
 number of Assignee

_____________________________________
Name and Address of Assignee

_____________________________________
Purchase Price including commissions, if any

Type of Entity (check one):

[_] Individual[_] Partnership[_] Corporation
[_] Trust     [_] Other (specify) ______

Nationality (check one):

[_] U.S. Citizen, Resident or        [_] Non-resident Alien
Domestic Entity
[_] Foreign Corporation

                                    Ex. B-4

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is

3. My home address is

B. Partnership, Corporation or Other Interestholder

1. __________________is not a foreign
  (Name of Interestholder)

corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder's U.S. employer identification number is

3. The interestholder's office address and place of incorporation (if applicable) is

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person. The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          _____________________________________
                                          (Name of Interestholder)

                                          _____________________________________
                                          Signature and Date

                                          _____________________________________
                                          Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Senior Subordinated Units shall be made to the best of the Assignee's knowledge.

                                    Ex. B-5

            ANNEX D--PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

  The following table shows the calculation of pro forma Available Cash from Operating Surplus and should be read only in conjunction with "Cash Available for Distribution," and the Partnership's unaudited pro forma condensed consolidated financial information.

                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
Pro forma net loss...........................................      $ (3,657)
Add (deduct):
  Loss (gain) on sale of assets(a)...........................       (11,236)
  Depreciation and amortization..............................        38,070
  Provision for supplemental benefits .......................           409
  Corporate identity expenses(b).............................         1,100
  Restructuring charges(b)...................................         2,085
  Transaction expenses(c)....................................         1,029
  Maintenance capital expenditures...........................        (4,874)
                                                                   --------
                                                                   $ 22,926
                                                                   ========

--------
(a)Reflects the gain recorded by Petro associated with the disposal of certain assets in November 1997.
(b)Represents non-recurring charges associated with Petro's branding, corporate identity and restructuring programs.
(c)Represents expenses associated with the Transaction.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY COMMON UNITS IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE SUCH INFORMATION IS GIVEN.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Forward-Looking Statements...............................................   3
Prospectus Summary.......................................................   7
Risk Factors.............................................................  33
The Transaction..........................................................  45
Use of Funds from this Offering and the Debt Offering....................  47
Capitalization...........................................................  48
Partnership Structure and Management Following the Transaction...........  49
Price Range of Common Units and Distributions............................  52
Cash Distribution Policy.................................................  53
Business.................................................................  63
Management...............................................................  76
Conflicts of Interest and Fiduciary Responsibility.......................  81
Description of the Common Units..........................................  85
The Partnership Agreement................................................  87
Description of Certain Indebtedness......................................  97
Units Eligible for Future Sale........................................... 100
Certain Federal Income Tax Considerations................................ 102
Investment in the Partnership by Employee Benefit Plans and Individual
 Retirement Accounts..................................................... 118
Underwriting............................................................. 119
Validity of Common Units................................................. 120
Experts.................................................................. 120
Where You Can Find More Information...................................... 121
Incorporation of Certain Documents by Reference.......................... 121
Unaudited Pro Forma Condensed Consolidated Financial Information......... 122
Annex A -- Application for Transfer of Common Units...................... A-1
Annex B -- Glossary of Terms............................................. B-1
Annex C -- Partnership Agreement......................................... C-1
Annex D -- Pro Forma Available Cash from Operating Surplus............... D-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                                   6,800,000
                                 COMMON UNITS

                            STAR GAS PARTNERS, L.P.

                    REPRESENTING LIMITED PARTNER INTERESTS

                                ---------------

                                  PROSPECTUS

                                ---------------

                           PAINEWEBBER INCORPORATED

                               CIBC OPPENHEIMER

                         DONALDSON, LUFKIN & JENRETTE

                           A.G. EDWARDS & SONS, INC.

                                LEHMAN BROTHERS

                      PRUDENTIAL SECURITIES INCORPORATED

                             DAIN RAUSCHER WESSELS
                   a division of Dain Rauscher Incorporated

                                ---------------

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

   SEC Registration Fee.................  $42,121
   NASD Fee.............................   15,652
   Printing and Engraving Expenses......       .
   New York Stock Exchange Listing Fee..       .
   Accounting Fees and Expenses.........        *
   Legal Fees and Expenses..............        *
   Transfer Agent and Registrar Fees....        *
   Miscellaneous........................        *
                                          -------
     Total..............................  $     *
                                          =======

--------
  (1) The amounts set forth above, except for the SEC, NASD and New York Stock Exchange fees, are in each case estimated.
   *  To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Partnership Agreement and the Operating Partnership Agreement provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner, any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement. Star Gas Corporation maintains a policy of directors' and officers' liability insurance on behalf of its officers and directors.

  Reference is made to Section  .  of the Underwriting Agreement filed as
Exhibit 1.1 hereto.

ITEM 16. EXHIBITS

  The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

EXHIBIT                      DESCRIPTION
-------  ----------------------------------------------------
  1.1    Form of Underwriting Agreement.*
  2.1    Merger Agreement dated as of October 22, 1998 by and
         among Petroleum Heat and Power Co. Inc., Star Gas
         Partners, L.P. and Star Gas Propane, L.P.+
  2.2    Exchange Agreement dated October 17, 1998.+

EXHIBIT                           DESCRIPTION
-------  --------------------------------------------------------------
 4.2     Form of Agreement of Limited Partnership of Star Gas Partners,
         L.P. (included as Annex C to the Prospectus).
 4.3     Form of Agreement of Limited Partnership of Star Gas
         Propane, L.P.+
 5.1     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
         as to the validity of the securities being registered.
 8.1     Opinion of Andrews & Kurth L.L.P. as to certain federal
         income tax matters.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Phillips Nizer Benjamin Krim & Ballon LLP
         (included in their opinion filed as Exhibit 5.1).
 23.3    Consent of Andrews & Kurth L.L.P. (included in their
         opinion filed as Exhibit 8.1).
 24.1    Powers of Attorney (included on signature page of the
         Registration Statement).

--------
*  To be filed by amendment.
+ Incorporated by reference to an exhibit to the Registrant's Registration Statement on Form S-4, File No. 333-66005, filed with the Commission on October 22, 1998.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on December 3, 1998.

                                          STAR GAS PARTNERS, L.P.

                                          By:  STAR GAS CORPORATION, as
                                               General Partner

                                          By: /s/ Joseph P. Cavanaugh
                                             --------------------------
                                             Joseph P. Cavanaugh
                                             President

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Irik Sevin, Richard F. Ambury and Joseph P. Cavanaugh and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

       /s/ Joseph P. Cavanaugh         President (Principal        December 2, 1998
______________________________________ Executive Officer)
         JOSEPH P. CAVANAUGH

        /s/ Richard F. Ambury          Vice President--Finance     December 2, 1998
______________________________________ (Principal Financial and
          RICHARD F. AMBURY            Accounting Officer)

          /s/ Irik P. Sevin            Director                    December 2, 1998
______________________________________
            IRIK P. SEVIN

         /s/ Audrey L. Sevin           Director                    December 2, 1998
______________________________________
           AUDREY L. SEVIN

        /s/ William Nicoletti          Director                    December 2, 1998
______________________________________
          WILLIAM NICOLETTI

       /s/ Elizabeth K. Lanier         Director                    December 2, 1998
______________________________________
         ELIZABETH K. LANIER

          /s/ Paul Biddelman           Director                    December 2, 1998
______________________________________
            PAUL BIDDELMAN

        /s/ Thomas J. Edelman          Director                    December 2, 1998
______________________________________
          THOMAS J. EDELMAN

                                       Director
______________________________________
           WOLFGANG TRABER

      /s/ William G. Powers, Jr.       Director                    December 2, 1998
______________________________________
        WILLIAM G. POWERS, JR.

                                 EXHIBIT INDEX

EXHIBIT                          DESCRIPTION
-------  -----------------------------------------------------------
 1.1     Form of Underwriting Agreement.*
 2.1     Merger Agreement dated as of October 22, 1998 by and
         among Petroleum Heat and Power Co. Inc., Star Gas Partners,
         L.P. and Star Gas Propane, L.P.+
 2.2     Exchange Agreement dated October 17, 1998.+
 4.2     Form of Agreement of Limited Partnership of Star Gas
         Partners, L.P. (included as Annex C to the Prospectus).
 4.3     Form of Agreement of Limited Partnership of Star Gas
         Propane, L.P.+
 5.1     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
         as to the validity of the securities being registered.
 8.1     Opinion of Andrews & Kurth L.L.P. as to certain federal
         income tax matters.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Phillips Nizer Benjamin Krim & Ballon LLP
         (included in their opinion filed as Exhibit 5.1).
 23.3    Consent of Andrews & Kurth L.L.P. (included in their
         opinion filed as Exhibit 8.1).
 24.1    Powers of Attorney (included on signature page of the
         Registration Statement).

--------
*  To be filed by amendment.
+ Incorporated by reference to an exhibit to the Registrant's Registration Statement on Form S-4, File No. 333-66005, filed with the Commission on October 22, 1998.